As filed with the Securities and Exchange Commission on July 16, 2026.

Registration Number 333-295210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

AMENDMENT NO. 5

TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

Tarsier Pharma Ltd.
(Exact Name of Registrant as Specified in its Charter)

______________________

State of Israel	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 HaMa’apilim St.
Zichron Yaacov, Israel 3093765
Tel: +972-4-639-8050

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

______________________

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel: (302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

______________________

with copies to:

Barry I. Grossman, Esq. Justin Grossman, Esq. Nahal A. Nellis, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Yael Shimon-Many, Adv. Benjamin Waltuch, Adv., Yuval Mor, Adv., Pearl Cohen Zedek Latzer Baratz, 121 Menachem Begin Rd., 53rd Floor Tel Aviv-Jaffa, Israel 6701203 +972-3-303-9000	Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Sebastian A. Bacon, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 (732) 395-4400

______________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Immediately following the effective date but prior to the closing of the offering, the Company will effect an 10-for-1 forward stock split of its issued and outstanding ordinary shares (the “Forward Stock Split”). As a result of the Forward Stock Split, each issued and outstanding ordinary share immediately prior to the effective time of the Forward Stock Split will be converted into ten ordinary shares.

Throughout this prospectus, all share and per share amounts have been adjusted to give effect to the Forward Stock Split, unless otherwise indicated. The financial statements have been prepared on a pre-split basis.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 16, 2026

PRELIMINARY PROSPECTUS

5,555,555 Ordinary Shares

This is an initial public offering by Tarsier Pharma Ltd. of its ordinary shares, par value NIS 0.001 per share (the “ordinary shares”). We anticipate that the initial public offering price of our ordinary shares will be between $8.00 and $10.00, and the number of our ordinary shares offered hereby is based upon an assumed offering price of $9.00 per share, the midpoint of such estimated price range.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the New York Stock Exchange (the “NYSE”) under the symbol “TARX”. This offering is contingent upon our ordinary shares being listed on the NYSE, and no assurance can be given that our application will be approved or that a trading market will develop.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “foreign private issuer” as defined under the U.S. federal securities laws and have elected to comply with certain reduced public company reporting requirements. In addition, as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. Additionally, following the offering, we plan to rely on available exemptions from certain corporate governance requirements. See “Risks Related to Investing in a Foreign Private Issuer or Israeli Company” — “As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable Securities and Exchange Commission (“SEC”) and NYSE requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.”

Certain of our officers, directors and greater than five percent (5%) shareholders have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if such officers, directors and greater than five percent (5%) shareholders will participate in this offering.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option to buy up to an additional 833,333 ordinary shares to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus.

	No Exercise of Over-Allotment		Full Exercise of Over-Allotment
	Per Share	Total	Per Share	Total
Initial public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

____________

(1)      In addition, we agreed to reimburse the underwriter for its expenses. We have also agreed to issue to the underwriter certain warrant compensation in connection with this offering. Please see “Underwriting” beginning on page 139 for additional information regarding underwriter’s compensation.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus including the risks and uncertainties described under “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ordinary shares to purchasers on or about            , 2026.

Konik Capital Partners
a division of T.R. Winston & Co.

The date of this prospectus is            , 2026

i

Letter from the Chief Executive Officer

For many patients, uveitis begins early in life, marked by acute episodes of blurred vision and eye pain. Today, of the approximately 615,000 patients living with anterior non-infectious uveitis in the United States, an estimated 160,000 have progressed to uveitic glaucoma, a condition associated with one of the highest prevalences of blindness among non-genetic ocular diseases. The current standard of care in chronic and recurring uveitis, and specifically in uveitic glaucoma, can be part of the problem.

Before founding Tarsier, I spent my career as an executive, venture capitalist, and board member in the biotech and medtech sectors. Yet Tarsier is different for me. I was diagnosed with uveitis as a child and have lived with uveitic glaucoma ever since-a personal journey that profoundly shapes our mission today.

Tarsier Pharma is developing TRS01 and TRS02, novel product candidates based on dazdotuftide, a new molecule with a new mechanism of action for uveitis and uveitic glaucoma. We are attempting to address a significant, underserved market opportunity and have engaged closely with the FDA on our clinical development strategy, including a Special Protocol Assessment agreement for our planned pivotal trial.

Our progress reflects the dedication of our management team, Board of Directors, Scientific Advisory Board, and investors. We are preparing to initiate a pivotal Phase 3 trial for TRS01 in uveitis and uveitic glaucoma under our SPA Agreement with the FDA. In parallel, we are advancing TRS02, a slow-release injectable formulation, toward clinical trials in retinal blinding diseases.

Although we are still early in this journey, I believe we have the technology, the team, the discipline, and the persistence required to build an enduring company. For me, this mission is deeply personal, driven by the hope that we can one day offer meaningful relief to patients suffering from this debilitating disease.

Thank you for taking the time to learn about Tarsier and for considering joining us on this journey.

Sincerely,

Daphne Haim-Langford, Ph.D

Founder, CEO, Chair

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in this prospectus (including any amendment or supplement to this prospectus) or any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriter are offering to sell our ordinary shares and are seeking offers to purchase our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Tarsier” refer to Tarsier Pharma Ltd.

We are incorporated under the laws of the State of Israel. Under the rules of the Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, or Exchange Act. We will also be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act.

This offering is being made in the United States (the “U.S.”) and elsewhere based solely on the information contained in this prospectus.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Presentation of Financial Information

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to “Euro” or “€” mean the currency of the European Union and references to “dollars” or “$” mean U.S. dollars. Unless otherwise noted, all translations from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.19 for $1.00, the exchange rate as of December 31, 2025, published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in the preparation of the consolidated financial statements included in this prospectus and other financial data appearing in this prospectus.

We report our financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications, epidemiology articles, and our own estimates and research. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

We own or have rights to trademarks or trade names that we use in connection with the operation of our businesses, including our major trademarks, our corporate name, logos and website names. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our ordinary shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our ordinary shares, you should read the entire prospectus carefully, including the sections “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the financial statements and related notes included in this prospectus.

Immediately following the effective date but prior to the closing of the offering, the Company will effect the Forward Stock Split. As a result of the Forward Stock Split, each issued and outstanding ordinary share immediately prior to the effective time of the Forward Stock Split will be converted into ten ordinary shares.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company,” the “Company” and “Tarsier” refer to Tarsier Pharma Ltd.

Our Company

We are a late clinical stage biopharmaceutical company, focused on the development and commercialization of novel pharmaceutical therapies to address unmet need in blinding diseases of the eye with underlying inflammatory pathologies. Our dazdotuftide platform technology is a bio-inspired immunomodulator, designed to treat blinding inflammatory ocular diseases, and is currently being developed as both eye drops (TRS01) and intravitreal injections (TRS02).

For the last seven decades, the standard of care for active non-infectious anterior uveitis (“NIAU”) has remained unchanged: topical steroids. While steroids effectively resolve inflammation, they are directly associated with a critical, sight-threatening side effect known as elevated intraocular pressure (“IOP”). This steroid-induced IOP elevation may promptly progress to glaucoma. Uveitis with co-morbid glaucoma — uveitic glaucoma (“UG”) — is a condition considered the end-stage of the disease. The clinical reality is severe. Vision loss in patients with uveitic glaucoma is nearly three-fold higher than in uveitis patients without glaucoma. Clinicians are forced to treat the inflammation that causes blindness with a drug that increases the risk for blindness via glaucoma. In the United States alone, there are approximately 160,000 patients with uveitic glaucoma who are trapped in this treatment cycle.

U.S. Patients with NIAU
NIAU + OHT or Glaucoma
NIAU + Glaucoma
~615K
~283K
~160K

Based on the literature covering epidemiology data and disease course combined with a third-party payer survey that we commissioned, and subject to such epidemiology data’s and survey’s analysis and assumptions, the potential U.S. market for the treatment of non-infectious anterior uveitis in patients with uveitic glaucoma is estimated to be over $5 billion per year. The U.S. uveitis specialist community, comprising approximately 450 physicians who treat this patient population, represents a concentrated target prescriber base for TRS01 and also TRS02. This concentration we believe provides an opportunity to execute an efficient go-to-market strategy and capture significant commercial opportunities in a multi-billion-dollar market.

Despite the known risks of steroid-induced glaucoma, there is currently no FDA-approved non-steroid alternative for treating active NIAU. Patients and physicians face an impossible choice: leave the inflammation untreated and risk vision loss, or use steroids and risk vision loss due to glaucoma. Current steroid-sparing agents, such as systemic immunosuppressants, are slow-acting, often taking two to twelve weeks to work, and are used for maintenance rather than for treating active flares. Consequently, for acute flares, which are ophthalmic emergencies, steroids remain the only option, perpetuating the cycle of ocular damage.

Awareness of the consequences of current standard of care for NIAU patients is increasing, which may lead to a shift in prescriber treatment practices once a safer drug will be available. A panel of ophthalmologists specializing in uveitis and glaucoma, the Uveitic Glaucoma Interest Group, recently presented recommendations to lower the IOP threshold in uveitis to a more stringent threshold, to safeguard vision. This stringent threshold presents a clinical challenge when using steroids given their associated IOP elevation side effect. Hence, we anticipate a potential decline in the use of steroids and a potential increase in demand for safer, yet effective treatments, once available.

Our lead product candidate, TRS01, is designed to break the cycle of ocular damage due to inflammation and steroid use. It is a steroid-free eye drop formulation of dazdotuftide, a new chemical entity. TRS01 is developed to be the first safer, effective alternative to steroids for active NIAU including patients with uveitic glaucoma. Our completed Phase 3 trial, the TRS4Vision trial, was a head to head trial with steroids, and while the primary endpoint (Anterior Chamber Cell (“ACC”); ACC=0) was not met, a majority of TRS01-treated patients (64%) reached clinically meaningful improvement, of zero or trace ACC (i.e., ≤5 cells) on Day 28 with a median time of 9 days. Ocular pain, changed from baseline, was found equivalent in TRS01 and steroid treatment arms. Importantly, TRS01-treated patients experienced meaningfully fewer IOP spikes compared to steroid-treated patients (with a p-value (as described below) of less than 0.05; post hoc). These observations are based on post hoc analyses and are exploratory in nature. We have secured a Special Protocol Assessment agreement with the FDA for our upcoming pivotal Phase 3 trial, Tarsier-04, which we refer to as the SPA Agreement (the “SPA Agreement”). The FDA has agreed to a primary endpoint of IOP safety (superiority to steroids) with inflammation resolution as a secondary endpoint, acknowledging that a safer drug constitutes a major clinical benefit.

TRS01 does not rely on broad immunosuppression like steroids. Instead, it utilizes dazdotuftide, a bio-inspired immunomodulator that promotes immune tolerance. Dazdotuftide is a conjugate of two molecules, tuftsin and phosphorylcholine, and is designed to modulate the immune system rather than suppressing it. Specifically, it shifts macrophages from an inflammatory state (“M1”) to an anti-inflammatory, healing state, or M2. Crucially, dazdotuftide is designed to act without binding to glucocorticoid receptors in the eye, a mechanism that could reduce the risk of trabecular meshwork obstruction and associated IOP increases observed with corticosteroids.

In addition to our lead product candidate, TRS01, we are developing our second product candidate, TRS02, which is a slow-release intravitreal injection formulation of dazdotuftide for the treatment of back-of-the-eye ocular diseases.

Phase 3

Preclinical

TRS01 Eye Drops
Anterior Uveitis and Uveitic Glaucoma

TRS02 IVT
Blinding Retinal Diseases

We plan to evaluate TRS02 in posterior uveitis, as well as in other blinding ocular diseases in the back of the eye, such as diabetic macular edema (“DME”), non-proliferative diabetic retinopathy (“NPDR”), and dry age-related macular degeneration (“dry-AMD”), all of which have underlying inflammatory pathologies. It is estimated that in the U.S. there are approximately 200,000 people with non-infectious intermediate posterior, or panuveitis, that account together for 20-25% of patients with non-infectious uveitis. Diabetic retinopathy (“DR”) and dry-AMD are estimated to affect 9.6 million and 18.3 million people in the U.S., respectively, and these numbers were projected to rise.

Regulatory Status

We reached an SPA Agreement (“SPA”) with the FDA, providing their written agreement that the proposed pivotal clinical trial’s design and clinical endpoints are adequate to support a potential marketing application submission, providing guidance for ensuring that the upcoming pivotal trial under the SPA can be considered an adequate and well-controlled study that can support marketing approval. Once finalized, an SPA is intended to be binding on the FDA and the sponsor, provided the sponsor follows the agreed-upon protocol and relevant scientific standards, and unless a substantial scientific issue essential to product safety or efficacy is identified after the agreement is reached or if there’s a paradigm shift in disease diagnosis or management. Even when a trial is conducted under an SPA, the resulting data remain subject to the FDA’s standard NDA review procedures, including an assessment of the totality of the clinical evidence to determine whether the benefits outweigh the risks. Accordingly, an SPA does not guarantee approval by the FDA. The SPA Agreement followed a formal Type-C meeting held after completion of the TRS4Vision trial, to discuss the outcomes of the trial and seek guidance from the FDA on the adequacy of the proposed Clinical Development Plan to support an NDA submission. A key topic of discussion at the meeting was the concept of including IOP as a key study endpoint for assessing the effects of TRS01 and documenting the clinical advantages of TRS01 treatment. During the meeting discussion, FDA suggested that given the severe side effects and outcome with the standard of care, i.e. steroids treatment, approval for TRS01 will be based on benefit risk assessment and therefore suggested a primary endpoint comparing IOP changes in TRS01 vs. steroids, and a secondary endpoint of ACC clearance (the standard efficacy measure for resolution of ocular inflammation). Following the SPA Agreement we have also received an Advice/Information Request Letter from the FDA, acknowledging the SPA Agreement and including questions and recommendations related to the statistical methods for the pivotal trial under the SPA.

Our Market Opportunity

At this stage, our market opportunity assessment centers on our lead product candidate, TRS01, an eye drop formulation of dazdotuftide, targeting U.S. patient population with non-infectious anterior uveitis including patients with uveitic glaucoma. This represents the most advanced asset of our pipeline and the initial focus of our commercialization strategy, providing a clear view of the potential value creation in our core indication.

Based on the most recent report from the large-scale Kirupaharan et al epidemiology study of approximately 100 million lives in the US, the prevalence of uveitis (infectious + non-infectious) in the United States is 260 per 100,000 and anterior uveitis is approximately 75% of NIU cases. Non-infectious uveitis accounts for 91% of cases.

Based on the same Kirupaharan et al epidemiology study, 26.6% of patients with NIAU had uveitic glaucoma, hence, the prevalence of anterior uveitic glaucoma in the United States can be estimated to be 47.2/100,000 in adults. In addition, according to Daniel et al, approximately 20% of NIAU develop ocular hypertension (“OHT”), hence, the prevalence of anterior uveitis with OHT in the United States can be estimated to be 35.5/100,000 in adults. Based on a population of more than 347 million people in the United States, this translates to approximately 160,000 people suffering from anterior UG and 123,000 people suffering from NIAU with OHT in the United States.

	%	Prevalence	US patient population 2025 (Approximate)
Uveitis	—	260 per 100,000	900,000
Non-infectious uveitis	91%	236.6 per 100,000	820,000
Anterior uveitis	75%	177.5 per 100,000	615,000
Anterior Non-infectious uveitis with OHT	20%	35.5 per 100,000	123,000
Uveitic glaucoma (Anterior Non-infectious uveitis with comorbid glaucoma)	26.6%	47.2 per 100,000	160,000

Our Strategy

Our mission is to develop and commercialize novel pharmaceutical therapies to treat immune-mediated blinding diseases of the eye with high unmet need.

Seventy years after steroids were first administered to the eye, dazdotuftide represents a novel approach by promoting immune tolerance in NIAU. We intend to achieve this goal by pursuing the following key strategic objectives:

•        Completing development and obtaining approval of TRS01 for the treatment of non-infectious anterior uveitis, including in uveitis patients with comorbid glaucoma.    Based on the TRS4Vision data, we plan to initiate a pivotal clinical trial of TRS01 in the same patient population with the same active control (i.e. topical steroids) and same duration using the revised endpoints required by the FDA in the SPA Agreement. To address the need to weigh in IOP safety, IOP is the primary endpoint (safety — superiority over steroids) and inflammation resolution is the key secondary endpoint, in line with the SPA Agreement with the FDA. The study will be considered successful if the IOP primary endpoint meets statistical significance, and FDA requirement for approval is that the TRS01 benefits outweigh the risks.

•        Launching focused marketing activities to commercialize TRS01 in the U.S. using a staged commercialization approach.    There are approximately 160,000 patients with uveitic glaucoma in the U.S. and about 450 uveitis experts in the U.S., who focus on treating chronic and complicated uveitis eyes, among them patients with uveitic glaucoma. We have already begun discussions with potential prescribers of TRS01, i.e. uveitis specialists including uveitis key opinion leaders from various societies of uveitis experts. As part of our launch strategy, we plan to continue this effort and meet most of the potential prescribers before launch. As a result, we believe that at launch, less than 20 dedicated sales representatives will be able to reach a substantial number of these experts in a cost-effective manner. A third-party U.S. payer survey for TRS01, from various types of payors from different geographies, indicated that payors understand the unmet medical needs in the treatment of active non-infectious anterior uveitis in patients with uveitic glaucoma and that, if TRS01 is approved, they indicated that they may allow access to TRS01 for a premium price and minimal restrictions. We intend to leverage proceeds from initial sales to this concentrated group of prescribers to expand our commercialization to a larger group of doctors who treat patients with uveitis accompanied by OHT comorbidity, reflecting our strategy to sequentially broaden market adoption. Over time, we plan to engage general ophthalmologists and other eyecare providers to extend access to treatment for the broader population of patients with non-infectious anterior uveitis.

•        Post launch, broadening the label of TRS01.    Post-launch, additional studies are planned to support broadening of the label to maximize the benefit for patients for the first novel therapeutic in more than seventy years. Clinicians have advised the Company to design additional trials and expand the label (subject to any regulatory approval for label expansion) of TRS01, if approved, including for chronic use in an effort to extend quiescence. Lower dose of TRS01 may be beneficial as a maintenance dose for chronic use in those NIAU patients who are currently using systemic immunosuppressants in an effort to reduce frequency of uveitis flare ups. This requires a longer clinical trial.

•        Launch outside the United States.    We are in continuous dialogue with the European Medicines Agency (“EMA”) and have already received their guidelines for the Chemistry, Manufacturing, and Controls (“CMC”) requirements as part of a scientific advice process. We were granted an orphan designation in the EU for uveitis in November 2019, in which the EMA acknowledged the clinical advantages of dazdotuftide, if approved, in treating non-infectious uveitis, including significant benefit in uveitic glaucoma. An orphan designation is not a guarantee of success. Specifically, this designation may not lead to a faster development, regulatory review, or approval process, and it does not increase the likelihood that a product candidate will receive regulatory approval or marketing authorization. We see a significant commercial opportunity for our product candidates internationally. To address these markets, we may establish relationships with one or more distribution partners in Europe, with regional capabilities and infrastructure to support and potentially accelerate the commercialization of our product candidates, if approved, in such geographies.

•        Developing TRS02 for additional indications associated with uveitis and other back-of-the-eye ocular inflammatory diseases.    Based on the fundamental role of macrophages in eye inflammation, we plan to pursue development of TRS02, a slow-release intravitreal formulation, in posterior uveitis, as well as in other indications in which inflammation plays a key role in the disease. DME, NPDR and dry-AMD, are all diseases resulting in severe visual loss due to underlying ocular inflammation pathologies, afflict significant patient populations. We plan to validate our technology platform with TRS01 and move steadily towards development of our pipeline for other immune-mediated indications where dazdotuftide may provide a novel mechanism of action. We will continue to seek advice from leading clinicians in the field to guide our pipeline decisions.

Our Competitive Strengths

We believe our Company and our current product candidates have the following key competitive and distinguishing characteristics:

•        Dazdotuftide is a steroid-free new chemical entity (“NCE”) with a disruptive mechanism of action and an issued composition of matter patent issued with global coverage.    Our patents, patent applications and licensed patents cover new chemical entities, formulations, synthesis and methods of treatment. Dazdotuftide is promoting immune tolerance and our pipeline aims to address a number of diseases across eye care, with high, unmet needs.

•        TRS01 is currently in Phase 3 development targeting a field that has lacked innovation in the past 70 years.    In the TRS4Vision Phase 3 trial, the results of TRS01 together with the totality of the post hoc IOP data we believe points to a potentially favorable benefit-risk profile of TRS01 for patients with active non-infectious anterior uveitis and specifically uveitic glaucoma. The post hoc IOP data was presented to the FDA as part of a Type C meeting (a formal, non-milestone FDA meeting between agency officials and the Company) which lay the groundwork for the SPA Agreement, and designing the upcoming pivotal trial’s new primary endpoint to be a safety IOP endpoint. The planned pivotal trial is designed in line with an SPA Agreement from the FDA, in the same patient population with the same active control (i.e. topical steroids) and same duration as in the TRS4Vision trial, using the revised endpoints required by the FDA in the SPA Agreement. This upcoming pivotal trial is planned to have an IOP primary endpoint compared to the active control (p-value of less than 0.05 in the TRS4Vision post hoc analysis of the IOP endpoint). The upcoming pivotal trial, which we refer to as Tarsier-04, is expected to enroll approximately 300 patients from sites in the United States.

•        Large, underserved Non-infectious Anterior Uveitis patient population with a focus on those with comorbid glaucoma initially; a market with a significant opportunity for growth and an approachable prescriber base.    Our lead product TRS01 is being developed to serve as a steroid-free alternative treatment for the autoimmune eye disease non-infectious anterior uveitis; specifically in patients who are precluded from receiving steroids due to risks associated with that class of drugs. This includes those with comorbid glaucoma (uveitic glaucoma), those with ocular hypertension who are at risk of glaucoma due to their elevated IOP, and children with uveitis who will need a lifetime of therapy. Epidemiology studies confirm the size of the U.S. non-infectious anterior uveitis market to be more than 600,000 patients, with approximately 160,000 of those having comorbid glaucoma. Furthermore, studies indicate an increasing prevalence of vision loss in patients with uveitis, with approximately 1 in 3 patients with uveitic glaucoma reaching severe vision loss or blindness. These findings underscore the insidiousness of the disease over the long-term and the need for safer treatments to control the inflammation and ocular pain associated with active disease. Our commercial plan is based on a staged approach. Initially, we expect to target physicians who treat patients with non-infectious anterior uveitis who have already developed glaucoma. This patient population is served mainly by uveitis specialists representing approximately 450 experts in the U.S., a group that can be reached with a relatively small team.

•        Seasoned Leadership Team and Board.    Our leadership team brings deep expertise in developing and commercializing therapies for ophthalmic conditions. Both our management team and board of directors have a strong track record in advancing innovative eye-care products and have played key roles in bringing multiple leading treatments to market.

Corporate Information

We are an Israeli corporation and were incorporated in Israel on February 21, 2016 and changed our name to Tarsier Pharma Ltd., from our original name Tarsius Pharma Ltd., on February 16, 2021. Our principal executive offices are located at 10 HaMa’apilim St., Zichron Yaacov, Israel. Our telephone number is +972-4-639-8050. Our website address is www.tarsierpharma.com. The references to our website are intended to be inactive textual references only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Ave., Suite 204, Newark, DE 19711, Tel: (302) 738-6680.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (which we refer to as “the Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and

•        exemption from complying with recently enacted “pay versus performance” reporting obligations.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2031; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our ordinary shares held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Foreign Private Issuer

Upon the completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Initially, we intend to rely on the “foreign private issuer exemption” with respect to the following requirements:

•        In lieu of Section 123 of the NYSE Rules (as defined below), which provides for a quorum of at least 33(⅓)%, to follow Israeli practice, pursuant to which a company is allowed to determine in its amended and restated articles of association the required quorum for a shareholder meeting. Our amended and restated articles of association in effect prior to effectiveness of this Registration Statement. provide that the quorum for a general meeting of shareholders will consist of two or more shareholders holding at least 25% of the total voting rights in person or by proxy, or, for any adjourned shareholder general meeting, the quorum set forth in our amended and restated articles of association shall consist of at least one shareholder present in person or by proxy.

•        In lieu of Section 804 of the NYSE Rules, which provides that nominations by our board of directors may be made by a majority of independent directors or by a nominating committee of the board of directors consisting solely of independent directors, the nominations for directors, which are presented to the Company’s shareholders by the board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law.

•        The Company will not seek shareholder approval for corporate actions which are not subject to shareholder approval under Israeli law. In particular, Section 711 of the NYSE Rules requires shareholder approval for the establishment or material amendment of a stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired. Israeli law does not require shareholder approval for such plans. In addition, Section 713 of the NYSE Rules requires shareholder approval when the Company issues additional shares in a transaction that is not considered a public offering. Israeli law does not require shareholder approval for such transactions.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Summary of Risk Factors

Investing in our ordinary shares involves a high degree of risk.    Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our ordinary shares. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

Risks Related to our Financial Condition and Capital Requirements

•        We are a clinical stage pharmaceutical company and we have incurred significant losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

•        We do not believe that our current cash on hand will be sufficient to fund our projected operating requirements. This raises substantial doubt about our ability to continue as a going concern.

•        Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to complete the commercialization of TRS01, the development of TRS02 or any other product candidate. This additional financing may not be available on acceptable terms, or at all.

Risks Relating to Our Business, Strategy and Industry

•        We depend substantially on the success of our product candidates and their clinical trials. The development process is inherently uncertain, and clinical trials may fail to demonstrate safety, efficacy, or other criteria required for approval. Even if trials are completed, we cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

•        Our prior phase 3 trial did not meet its primary endpoint (ACC = 0), and future trials may also fail, even though the FDA granted us an SPA Agreement based on a formal discussion of the results of the prior trial and a new primary endpoint. The SPA Agreement indicates that the planned phase 3 trial design is adequate to demonstrate that TRS01’s benefits outweigh the risks.

•        Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If clinical trials of our product candidates are prolonged, delayed, failed or not commercially viable, we or our collaborators may be unable to obtain required regulatory approvals, and therefore may be unable to commercialize our product candidates on a timely basis or at all, which will adversely affect our business.

•        The denial of regulatory approval for TRS01 could mean that we need to delay or even cease operations, and a delay in obtaining such approval would delay commercialization of our products and adversely impact our ability to generate revenue, business and results of operations.

•        The results of pre-clinical studies, early and late-stage clinical trials, data obtained from real-world use, and published third-party studies may not be indicative of results in future clinical trials and we cannot assure you that any planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals.

•        We or others could discover that TRS01, or any product candidate, including TRS02, or others which we may pursue in the future, lacks sufficient efficacy, or that its benefit does not outweigh the risks due to undesirable side effects that were not previously identified, which could delay or prevent regulatory approval or commercialization.

•        Our pursuit of regulatory approval for TRS01 through the FDA’s traditional 505(b)(1) pathway for a New Chemical Entity (“NCE”) is inherently costly, time-consuming, and carries a high risk of failure.

•        We may seek designations for our product candidates with the FDA and other comparable regulatory authorities that are intended to confer benefits such as a faster development process or an accelerated regulatory pathway, but there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

•        Even if any of our product candidates receives marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors, pharmacists and others in the medical community necessary for commercial success.

•        We face intense competition in an environment of rapid technological change and the possibility that our competitors may develop products that are similar, more advanced, safer, or more effective than ours. As a result, we may be unable to effectively compete in our industry, which may adversely affect our financial condition and our ability to successfully market or commercialize our product candidates.

•        We rely heavily on the knowledge and expertise of our founder and Chief Executive Officer and our Chief Operating Officer, and the loss of their services could adversely affect our business.

Risks Related to Our Reliance on Third Parties

•        We are dependent on manufacturers for our product API and product formulations. Any delay, price increase or unavailability of our manufacturers could materially adversely affect our ability to conduct clinical trials and, if this were to occur after we obtained commercialization and marketing approval, could materially impact our operations.

•        We rely on a limited number of suppliers or, in some cases, single suppliers, for some of our materials and may not be able to find replacements or immediately transition to alternative suppliers on a cost-effective basis, or at all.

•        We rely on third parties to conduct our pre-clinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

Risks Related to our Intellectual Property

•        We license our core technology from TPCERA LTD., and although we believe our rights are irrevocable and not subject to termination, any attempt by TPCERA LTD. to challenge or terminate the license could materially affect our business, financial condition, and operating results.

•        Our inability to adequately protect our intellectual property could limit our competitive position and could adversely affect our business, financial condition, and results of operations.

•        Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Risks Related to this Offering

•        No active trading market for our ordinary shares currently exists, and an active trading market may not develop or be sustained following this offering.

•        The trading price of our ordinary shares may be volatile, and you could lose all or part of your investment.

•        Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

•        We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

•        Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, us, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Risks Related to Investing in a Foreign Private Issuer or Israeli Company

•        As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and NYSE requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

THE OFFERING

Ordinary shares offered by us	5,555,555 shares
Ordinary shares to be outstanding after this offering	29,291,825 shares (or 30,125,158 shares if the underwriter exercises its over-allotment option in full).
Over-allotment option	We have granted the underwriter a 45-day option to purchase up to an additional 833,333 ordinary share at the initial public offering price to cover over-allotments, if any.
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $45,65 million, based on the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The net proceeds received by us from this offering will be used for (i) to advance the clinical development of TRS01 through the initiation and completion of a Phase III clinical program, (ii) to advance preparations toward our potential NDA submission for TRS01, (iii) for research and development in support of potential investigational new drug application filings for TRS02, (iv) approximately $678,000 to repay outstanding indebtedness and deferred compensation obligations owed to our Chief Executive Officer and (v) working capital, intellectual property protection and general corporate purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or additional businesses; however, we currently have no agreements or commitments to complete any such transaction. See “Use of Proceeds.”

Proposed NYSE symbol	“TARX”
Risk Factors

Investing in our ordinary shares involves a high degree of risk.    See “Risk Factors” beginning on page 12 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our ordinary shares.

Lock-Up

In connection with this offering, we, our directors, executive officers, and certain shareholders holding five percent (5.0%) or more of our ordinary shares have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of one hundred and eighty (180) days following the closing of the offering of the shares. See “Underwriting” for more information.

Underwriter’s Warrants

We will issue to Konik Capital Partners, LLC, a division of T.R. Winston, the underwriter, upon closing of this offering compensation warrants entitling the underwriter or its designees to purchase up to three and a half percent (3.5%) of the aggregate number of our ordinary shares that we issue to investors in this offering. The warrants are exercisable for five years following the commencement of sales of our ordinary shares in this offering. The warrants will have an exercise price per share equal to 115% of the public offering price of our ordinary shares offered hereby. See “Underwriting — Underwriter’s Warrants.”

Insider Participation

Certain of our officers, directors and greater than five percent (5%) shareholders have indicated interest in participating in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if such officers, directors and greater than five percent (5%) shareholders will participate in this offering.

The actual number of ordinary shares that we will offer and that will be outstanding after this offering will be determined based on the actual public offering price. The number of ordinary shares to be outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold, and is based on 23,736,270 ordinary shares outstanding as of the date of this prospectus after giving effect to the Forward Stock Split. This number excludes:

•        950,870 ordinary shares issuable upon exercise of any May 2025 SAFE Warrant or November 2025 SAFEs Warrants (in each case as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”);

•        4,008,660 ordinary shares issuable upon the exercise of options, or share options, at a weighted average exercise price of $1.20 per ordinary share, under the 2018 Plan;

•        120,350 ordinary shares reserved for future grants under the 2018 Plan;

•        2,305,630 ordinary shares reserved for future grants under the 2026 Plan; and

•        175,000 ordinary shares issuable upon exercise of the underwriter’s warrant.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•        100,020 ordinary shares issued upon the conversion of our 2024 Parity SAFEs (as defined below), between January 22, 2026, and February 2, 2026, in the aggregate amount of $300,000 at a price per share equal to $3.00;

•        913,560 ordinary shares issuable upon the conversion of the Amended 2024 SAFEs and the November 2025 SAFEs (as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”), in the aggregate amount of $3,900,000, which will automatically convert into ordinary shares upon the effectiveness of the registration statement for this offering at a price per share of $4.27 (the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis), based on an assumed public offering price of $9.00, which is the midpoint of the price range set forth on the cover page of this prospectus;

•        13,890 ordinary shares issuable upon the conversion of the May 2025 SAFE (as defined below), in the aggregate amount of $100,000, which will automatically convert into ordinary shares upon the effectiveness of the registration statement for this offering at a price per share of $7.20, being the price per share of the shares sold in the equity financing multiplied by 80%, and based on an assumed public offering price of $9.00, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•        no exercise of the underwriter’s over-allotment option and the underwriter’s warrant.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our ordinary shares could decline, and you may lose some or all of your original investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Financial Condition and Capital Requirements

We are a clinical stage pharmaceutical company and we have incurred significant losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

We are an emerging pharmaceutical company with a limited operating history. We have funded our operations to date primarily through proceeds from the private placement of securities, loans, and convertible notes. We expect to continue to incur substantial losses over the next several years during our clinical development phase. To execute our business plan of commercializing the TRS01, our expected first product, we estimate will cost between $65 million and $85 million. We will need to complete studies and certain development activities as well as manufacture the required clinical and commercial production batches in the pilot manufacturing plant. Further, our product candidates will require regulatory approval prior to commercialization, and we will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact us. Management plans to seek additional equity financing through private and public offerings or strategic partnerships and, in the longer term, by generating revenues from product sales. We have incurred losses in each year since our inception. Our net loss for the years ended December 31, 2024 and 2025 were $2,456 thousand and $5,070 thousand, respectively. As of December 31, 2024, and December 31, 2025, we had an accumulated deficit of approximately $21,859 thousand and $26,929 thousand, respectively.

Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through existing cash, debt, royalty, licensing or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products.

We expect to continue to incur significant losses until we are able to commercialize our product candidates, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

•        continue the research and development of our product candidates;

•        expand the scope of our current clinical studies for our product candidates;

•        seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

•        establish a sales, marketing, and distribution infrastructure to commercialize our product candidates;

•        seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidates;

•        expand our manufacturing capabilities;

•        seek to maintain, protect, and expand our intellectual property portfolio;

•        seek to attract and retain skilled personnel; and

•        create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts.

We do not believe that our current cash on hand will be sufficient to fund our projected operating requirements. This raises substantial doubt about our ability to continue as a going concern.

We do not believe that our current cash on hand will be sufficient to fund our projected operating requirements as set forth above until we generate significant revenue. This raises substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, our investors may lose their entire investment in our securities. Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through debt, royalty or equity financing. Even if we raise the proceeds from this offering, we do not believe that such proceeds will be sufficient to complete all research and development activities necessary to commercialize our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products.

Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to complete the commercialization of TRS01, the development of TRS02 or any other product candidate. This additional financing may not be available on acceptable terms, or at all.

Even if this offering is completed, we expect that we will require substantial additional capital to commercialize TRS01, develop our second product candidate, TRS02, and proceed with its clinical trial and other clinical trials and commercialize our product candidates. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

•        commencement and completion of our clinical trials and our clinical trial results;

•        the cost, timing and outcomes of seeking marketing approval of TRS01 for the patient population with active non-infectious anterior uveitis including patients with uveitic glaucoma, and other current or future product candidates;

•        the cost of filing and prosecuting patent applications and the cost of defending our patents;

•        the cost of prosecuting patent infringement actions against third parties;

•        development of other early-stage development product candidates;

•        the scope and costs of manufacturing development and commercial manufacturing activities and our ability to scale them up;

•        the costs associated with commercializing TRS01 or any other product candidate, if we receive marketing approval, including the cost and timing of establishing sales and marketing capabilities to market and sell such product candidates;

•        any product liability or other lawsuits related to our products;

•        the expenses needed to attract and retain skilled personnel; and

•        the costs associated with being a public company.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our ordinary shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Risks Relating to Our Business, Strategy and Industry

We depend substantially on the success of our product candidates and their clinical trials. The development process is inherently uncertain, and clinical trials may fail to demonstrate safety, efficacy, or other criteria required for approval. Even if trials are completed, we cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

We have invested almost all of our efforts and financial resources in general and administrative costs and the research and development of our product candidates. The process to develop, obtain regulatory approval for and commercialize pharmaceutical product candidates is long, complex, costly and inherently uncertain of outcome. We are not permitted to market any of our product candidates in the United States, the EU, or any other jurisdiction until we receive the requisite regulatory approvals. We cannot give any assurance that our current clinical development plan will proceed as planned, or that our product candidates will receive regulatory approval, or that such regulatory approval, if received, will be within a timeframe that allows us to effectively compete with our competitors, or be successfully marketed and commercialized.

We currently have no product candidates approved for marketing and are investing the majority of our efforts and financial resources in the development of TRS01 for the treatment of non-infectious uveitis including patients with uveitic glaucoma. Successful continued development and ultimate regulatory approval of TRS01 for our initial indication or potential additional indications is critical to the future success of our business. We will need to successfully complete our clinical development of TRS01 for the treatment of non-infectious uveitis including patients with uveitic glaucoma. We are also developing our second product candidate, TRS02, which is a slow-release intravitreal injection formulation of dazdotuftide for the treatment of back-of-the-eye blinding diseases. The future regulatory and commercial success of our product candidates is subject to a number of risks, including the following:

•        successful completion of nonclinical studies and clinical trials;

•        successful patient enrollment in clinical trials;

•        successful data from our nonclinical studies and clinical trials that support an acceptable risk-benefit profile of our product candidates in the intended populations and indications;

•        satisfaction of applicable regulatory requirements, including to satisfy applicable rules governing combination products;

•        potential unforeseen safety issues or adverse side effects;

•        receipt and maintenance of marketing approvals from applicable regulatory authorities;

•        remaining in compliance with post-marketing regulatory requirements;

•        obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•        making arrangements or maintaining existing arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

•        entry into collaborations to further the development of TRS01 or any future product candidates including TRS02;

•        establishing sales, marketing and distribution capabilities and launching commercial sales of any approved products, whether alone or in collaboration with others;

•        successfully launching commercial sales of our product candidates, if and when approved;

•        acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;

•        obtaining and maintaining third-party coverage and adequate reimbursement;

•        products, following approval, maintaining a continued acceptable safety profile;

•        effectively competing with other therapies;

•        ensuring that we promote and distribute our products consistent with all applicable healthcare laws; and

•        enforcing and defending intellectual property rights and claims.

Many of these risks and the timing of the same are beyond our control, including the risks related to clinical development, the regulatory submissions and review processes, potential threats to our intellectual property rights and the manufacturing, marketing and sales efforts of any current or future collaboration partner. If we are unable to develop, receive regulatory approval for, or successfully commercialize TRS01 for the indications we are developing it for, or if we experience delays as a result of any of these risks or otherwise, our business will be materially harmed.

Our prior phase 3 trial did not meet its primary endpoint (ACC = 0), and future trials may also fail, even though the FDA granted us an SPA Agreement based on the results of the prior trial and a new primary endpoint indicating that the planned phase 3 trial design is adequate to demonstrate that TRS01’s benefits outweigh the risks.

Our previous Phase 3 clinical trial did not meet its primary efficacy endpoint when compared to active control. Although the FDA subsequently granted us a Special Protocol Assessment (“SPA”) agreement for a new Phase 3 trial based on a revised primary endpoint focused on safety against the same active control, and efficacy as key secondary endpoint, there is no assurance that future trials will be successful. The revised endpoint addresses a key safety parameter associated with the active control. Regulatory approval depends on the outcome of ongoing and future studies, and failure to achieve the SPA-agreed endpoint or other regulatory requirements could materially impact our ability to obtain approval and commercialize our product.

An SPA is a process in which the FDA provides written agreement that a proposed pivotal clinical trial’s design, clinical endpoints, and statistical analyses are adequate to support a potential marketing application submission. Once finalized, an SPA is intended to be binding on the FDA and the sponsor, provided the sponsor follows the agreed-upon protocol and relevant scientific standards, and unless a substantial scientific issue essential to product safety or efficacy is identified after the agreement is reached or if there’s a paradigm shift in disease diagnosis or management recognized by the scientific community and FDA. While the SPA confirms FDA’s agreement on the adequacy of our Phase 3 trial design and primary endpoint, it does not limit FDA’s authority to evaluate the totality of the clinical data during the regulatory review. As a result, even if the study meets its primary endpoint, the FDA may still determine that the efficacy demonstrated is not clinically meaningful or that the overall benefit risk profile is not favorable. In addition, while an SPA reflects the FDA’s concurrence on the adequacy of the trial design, it does not guarantee that the trial will be successful or that any resulting marketing application will be approved.

We rely in part on post hoc analyses of certain data from our prior clinical trials, which are exploratory in nature and may not be indicative of future results.

Certain of our observations regarding intraocular pressure (“IOP”) are based on post hoc analyses that were not prespecified endpoints of our prior clinical trials. As a result, these findings are exploratory and subject to inherent limitations, including an increased risk of statistical bias and false positive results. Regulatory authorities, including the FDA, may place limited weight on such analyses, and these findings may not be replicated in future clinical trials. If our future trials do not confirm these observations, our ability to obtain regulatory approval for our product candidates could be adversely affected.

Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If clinical trials of our product candidates are prolonged, delayed, failed or not commercially viable, we or our collaborators may be unable to obtain required regulatory approvals, and therefore may be unable to commercialize our product candidates on a timely basis or at all, which will adversely affect our business.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, IRBs, at the sites where the IRBs are overseeing a trial, a data safety monitoring board overseeing the clinical trial at issue or by other regulatory authorities due to a number of factors, including:

•        failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•        inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•        unforeseen safety issues or lack of effectiveness; and

•        lack of adequate funding to continue the clinical trial.

Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates or result in the development of our product candidates being stopped early.

Even if we achieve the SPA-agreed primary endpoint, the FDA may determine our efficacy is insufficient for approval even though the SPA indicated that the trial design is adequate to demonstrate that TRS01’s benefits outweigh the risks.

Even if our Phase 3 trial meets the primary endpoint agreed upon under the SPA, the FDA may still conclude that our investigational drug does not demonstrate sufficient efficacy or that its overall benefit does not outweigh its risks. While the SPA confirms FDA’s agreement on the adequacy of our Phase 3 trial design and primary endpoint, it does not limit FDA’s authority to evaluate the totality of the clinical data during the regulatory review. As a result, even if the study meets its primary endpoint, the FDA may still determine that the efficacy demonstrated is not clinically meaningful or that the overall benefit risk profile is not favorable. Our current trial compares our drug to an active control rather than placebo, and there is no established placebo effect data for non-infectious uveitis. The main substantial placebo effect data in ocular inflammation comes from studies of post-cataract inflammation, where the placebo effect is generally low and may not be directly applicable to our indication. This lack of relevant placebo benchmarks makes efficacy assessment more challenging and introduces uncertainty regarding how the FDA will interpret the results. If the FDA determines that our efficacy data are inadequate or that the benefit-risk profile is unfavorable, we may be unable to obtain approval, which would materially impact our business and prospects. We have also received an Advice/Information Request Letter from the FDA, acknowledging the SPA Agreement. This letter included questions and recommendations related to the statistical methods for the pivotal trial under the SPA.

Our reliance on a safety-based primary endpoint in our planned pivotal trial may present additional regulatory and commercial risks.

Our planned pivotal Phase 3 trial is designed with a primary endpoint focused on intraocular pressure (“IOP”) safety. While this approach was agreed with the FDA in the SPA Agreement, there is uncertainty as to how regulatory authorities will evaluate the results of such a trial, including whether they will determine that the overall benefit-risk profile supports approval. In addition, even if approved, physicians, payors, or other stakeholders may place greater emphasis on efficacy outcomes, which could limit market acceptance of our product.

The denial of regulatory approval for TRS01 could mean that we need to delay or even cease operations, and a delay in obtaining such approval would delay commercialization of our products and adversely impact our ability to generate revenue, business and results of operations.

We are not permitted to market TRS01 until we receive approval or marketing authorization from the relevant regulatory authority. Of the large number of pharmaceutical products in development, only a small percentage successfully complete the FDA, the EMA or other regulatory approval processes and are commercialized. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of pharmaceutical products are subject to extensive regulation by the FDA, the EMA, and other regulatory agencies in the United States, EU and other countries, and such regulations differ from country to country. If we are not successful in commercializing TRS01, or are significantly delayed in doing so, our business will be materially harmed, and we may need to curtail or cease operations. We currently have no pharmaceutical products approved for marketing, and we may never obtain regulatory approval to market and commercialize TRS01 for any indication. Similarly, we may not be successful in obtain regulatory approval for our second product candidate, TRS02, which is a slow-release intravitreal injection formulation of dazdotuftide for the treatment of back-of-the-eye blinding diseases.

Even if we eventually complete clinical testing and receive approval of an NDA, marketing authorization application (“MAA”) or other foreign marketing authorization for TRS01, the FDA, the EMA or other applicable foreign regulatory agency may grant approval contingent on the performance of costly additional clinical trials, which may be required after approval. The FDA, the EMA or other applicable foreign regulatory agency may also approve TRS01 for a more limited indication and/or a narrower patient population than we originally requested, and the FDA, the EMA or any other applicable foreign regulatory agency may not approve the labeling that we believe is necessary or desirable for the successful commercialization of TRS01. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would delay or prevent commercialization of TRS01 and would materially adversely impact our business and prospects.

The results of pre-clinical studies, early and late-stage clinical trials, data obtained from real-world use, and published third-party studies may not be indicative of results in future clinical trials and we cannot assure you that any planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals.

The results of pre-clinical studies may not be predictive of the results of clinical trials, and the results of any completed clinical trials, including studies derived from real-world use and studies in published literature, or clinical trials we commence may not be predictive of the results of later-stage clinical trials. Additionally, interim results during a clinical trial do not necessarily predict final results. Later clinical trial results may not replicate earlier clinical trials for a variety of reasons, including differences in trial design, different trial endpoints (or lack of trial endpoints in exploratory studies), subject population, number of subjects, subject selection criteria, trial duration, drug dosage and formulation and lack of statistical power in the earlier studies.

The tolerability and release profile of TRS02 observed in pre-clinical studies, including those conducted in rabbits, may not be predictive of results in other species or in human clinical trials. Differences in ocular anatomy, physiology, and drug metabolism between animals and humans could result in variations in drug absorption, distribution, and tolerability. As a result, findings from animal studies may not accurately reflect the safety or performance of TRS02 in humans, and any differences could adversely affect the outcome of our TRS02 program.

The IOP safety profile observed in our prior Phase 3 clinical trial of TRS01 may not be replicated in future trials. Variability in patient populations could lead to different safety outcomes. If future studies fail to demonstrate an IOP safety advantage compared to the active control or show less favorable results compared to prior trials, this could negatively impact our ability to obtain regulatory approval and limit the commercial potential of TRS01.

There can be no assurance that any of our clinical trials will ultimately be successful or support further clinical development of any of our product candidates. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in our clinical development could have a negative impact on our business.

We or others could discover that TRS01, or any product candidate, including TRS02, or others which we may pursue in the future, lacks sufficient efficacy, or that its benefit does not outweigh the risks due to undesirable side effects that were not previously identified, which could delay or prevent regulatory approval or commercialization.

Even though we entered into an SPA Agreement with the FDA, we do not currently have any FDA approved products and our product candidates have been tested in relatively small patient populations and for limited durations to date. Therefore, our product candidates require additional clinical testing and it is possible that our clinical trials have or will indicate an apparent positive effect that is greater than the actual positive effect, if any, or that additional and unforeseen side effects may be observed as its development progresses. The discovery that TRS01 (or TRS02) lacks sufficient efficacy that support a positive benefit-risk assessment, or that it causes undesirable side effects (including side effects not previously identified in our completed clinical trials), could cause us or regulatory authorities to interrupt, delay or discontinue clinical trials and could result in the denial of regulatory approval by the FDA or other non-U.S. regulatory authorities for any or all targeted indications.

The discovery that TRS01, TRS02 or future product candidate, lacks sufficient efficacy or that it causes undesirable side effects that were not previously identified could prevent us from commercializing such product candidate and generating revenues from its sale. In addition, if we receive marketing approval for any of our current or future products and we or others later discover that it is less effective, or identify undesirable side effects caused by them:

•        regulatory authorities may withdraw their approval of the product;

•        we may be required to recall the product, change the way this product is administered, conduct additional clinical trials or change the labeling or distribution of the product;

•        additional restrictions may be imposed on the marketing of, or the manufacturing processes for, the product;

•        we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•        we could be sued and held liable for harm caused to patients;

•        the product may be rendered less competitive and sales may decrease; or

•        our reputation may suffer generally both among clinicians and patients.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant, or any, revenues from the sale of the product.

In this respect, in the SPA Agreement we have successfully agreed to a protocol with the FDA for the Phase 3 clinical trials before commencing this trial. However, the results of this trial or additional trials that we conduct may or may not be successful.

Even if we obtain FDA, EMA or other regulatory approval for TRS01 or any other product candidate, the approval might contain significant limitations related to use restrictions, warnings, precautions or contraindications, or may be subject to significant post-marketing studies or risk mitigation requirements. If we are unable to successfully commercialize TRS01 or other current or future product candidates, we may be forced to cease operations.

Preliminary data that we or others announce or publish from time to time with respect to our product candidates may change as more data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish or seek to publish preliminary data or top-line results from ongoing clinical trials, which are based on a preliminary analysis of then-available data. Positive preliminary data may not be predictive of such trial’s subsequent or overall results. Preliminary data are subject to the risk that one or more of the results and related findings and conclusions may materially change following a more comprehensive review of the data or as more data become available. Therefore, positive preliminary results in any ongoing clinical trial may not be predictive of such results in the completed trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all data. As a result, preliminary data that we report may differ from future results from the same clinical trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, preliminary data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to preliminary data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, in scale, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial potential or result in significant negative consequences following regulatory approval, if obtained.

During the conduct of clinical trials, patients may experience changes in their health, including illnesses, injuries or discomforts. It is possible that as we develop TRS01, TRS02 or other product candidates that we may seek to develop, in larger, longer and more extensive clinical trials as use of our product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous clinical trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in larger scale, Phase 2 and 3 clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that TRS01 or other product candidates that we seek or may seek to develop, have side effects or cause serious or life-threatening side effects, the development of the product candidate may fail or be delayed, or, if the product candidate has received regulatory approval, such approval may be revoked or limited.

Additionally, if any of our product candidates receives marketing approval, the FDA or EMA could require us to adopt a risk evaluation and mitigation strategy, which we refer to as “REMS,” to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients, a communication plan to health care practitioners, and restrictions on how or where the product can be distributed, dispensed or used. Furthermore, if we or others later identify undesirable side effects caused by TRS01 or other current or future product candidates, several potentially significant negative consequences could result, including:

•        regulatory authorities may suspend or withdraw approvals of such a product candidate;

•        regulatory authorities may require additional warnings on the label;

•        regulatory authorities may issue negative publicity regarding the affected product, including safety communications;

•        we may be required to change the way the product is distributed, dispensed or administered, or conduct additional pre-clinical studies or clinical trials;

•        we may need to voluntarily recall our products; and

•        we could be sued and held liable for harm caused to patients.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could significantly harm our business, prospects, financial condition and results of operations.

Changes in methods of TRS01 manufacturing or TRS02 formulation may result in additional costs or delay.

As product candidates proceed through pre-clinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA or EMA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

We will need to obtain FDA approval of any proposed names for our product candidates that gain marketing approval, and any failure or delay associated with such naming approval may adversely impact our business.

Any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or the U.S. PTO. The FDA typically conducts a review of proposed product names, including an evaluation of whether proposed names may be confused with the names of other drug products. The FDA may object to any product name we submit if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates, which could result in further evaluation of proposed names with the potential for additional delays and costs.

Changes in FDA regulatory requirements, policies and guidance or unanticipated events during our clinical trials may occur, which may result in additional regulatory burdens, delays in development or limit or ability to obtain approval.

The regulatory environment in the United States is subject to continual change, and the FDA regularly revises or updates its requirements, policies and guidance governing the development, approval, manufacturing and commercialization of drug products. Any such changes could require us to alter our development plans, conduct additional studies, implement new controls or otherwise incur significant additional costs. In some cases, the FDA may reinterpret or apply existing requirements in ways that are unexpected or more stringent, which can similarly create new obligations or delays.

If we are required to modify our development activities, repeat or expand clinical trials, revise our regulatory submissions, or meet new or more demanding standards, the timing of our development programs and regulatory reviews could be materially delayed. Such changes could also reduce the likelihood of obtaining regulatory approval or, if approval is obtained, impose burdensome post-approval requirements. As a result, our ability to advance our product candidates could be adversely affected.

Our pursuit of regulatory approval for TRS01 through the FDA’s traditional 505(b)(1) pathway for a New Chemical Entity (“NCE”) is inherently costly, time-consuming, and carries a high risk of failure.

We are developing dazdotuftide, the active ingredient in TRS01, as an NCE, which is defined as a drug containing an active moiety that has never been approved by the FDA. Accordingly, we are pursuing a New Drug Application (“NDA”) under Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act. This regulatory path requires us to conduct, fund, and submit full reports of new investigations of safety and effectiveness, including extensive and costly nonclinical (preclinical) and clinical trials.

Unlike the 505(b)(2) or 505(j) pathways, which allow reliance on the FDA’s prior findings of safety or effectiveness for an already-approved drug, the 505(b)(1) pathway demands that we independently generate all necessary data to establish the safety and effectiveness of TRS01.

Because dazdotuftide, the active ingredient in TRS01 is an NCE, it is subject to a potentially higher degree of regulatory scrutiny by the FDA than modified or improved versions of existing drugs. The FDA may require more extensive or non-standard studies, including additional clinical trials, to fully characterize the compound’s risk-benefit profile, which could significantly delay approval and increase our development expenses.

We rely on an NCE as the active pharmaceutical ingredient for our lead product candidate, TRS01, and we currently have no viable alternative if this NCE becomes unavailable or is not approved by the FDA.

Our development efforts are focused on a single NCE that serves as the active pharmaceutical ingredient in our lead product candidate. We do not currently have an alternative compound, formulation, or source that could replace this NCE. If the NCE becomes unavailable for any reason — including supply disruptions, manufacturing failures, intellectual property disputes, or regulatory requirements — we would be unable to continue developing or commercializing our product candidate unless and until a suitable alternative is identified and validated, which may never occur.

In addition, the FDA may ultimately determine that our NCE is not safe, effective, or otherwise appropriate for approval. If the FDA does not approve the NCE, imposes unexpected clinical or CMC requirements, requests additional studies, or delays approval for any reason, our development timelines would be significantly extended or halted. Because our pipeline and business strategy rely heavily on this single NCE, any inability to obtain, maintain, or rely on FDA approval for the NCE would materially and adversely affect our business, financial condition, and prospects.

We may seek designations for our product candidates with the FDA and other comparable regulatory authorities that are intended to confer benefits such as a faster development process or an accelerated regulatory pathway, but there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

The FDA, and other comparable regulatory authorities, offer certain designations for product candidates that are intended to encourage the research and development of pharmaceutical products addressing conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities, a potentially accelerated regulatory pathway and priority review. There can be no assurance that we will successfully obtain any such designation for our products. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if we obtain such designations for one or more of our product candidates, there can be no assurance that we will realize their intended benefits.

We previously submitted a request for Breakthrough Therapy Designation (“BTD”) for TRS01 and did not receive the designation. While the FDA acknowledged that non infectious anterior uveitis and uveitic glaucoma is considered serious for BTD purposes and that our prior safety and efficacy data were positive, this feedback does not guarantee that BTD will be granted in the future or that TRS01 will ultimately be approved. The FDA indicated that BTD could be reconsidered if results from a larger trial remain positive; however, there can be no assurance that future trials will confirm these results or that the FDA will determine our product meets the criteria for BTD. Failure to obtain BTD could delay development and/or limit potential benefits such as expedited review, and adversely affect our business. For therapies that have Breakthrough Therapy designation, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies with Breakthrough Therapy designation from the FDA are also eligible for accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify for Breakthrough Therapy designation, the FDA may later decide that such product candidates no longer meet the conditions for qualification.

We may also seek Fast Track designation from the FDA for some of our product candidates. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track Designation does not provide assurance of ultimate FDA approval. The FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program.

Even if we obtain regulatory approval for a product candidate, our products will remain subject to ongoing regulatory oversight.

Even if we obtain any regulatory approval for our product candidates, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for our product candidates also may be subject to a REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the quality, safety and efficacy of the product. The holder of an approved marketing application also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, requirements and adherence to commitments made in the NDA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements, a regulatory authority may:

•        issue an untitled letter or warning letter that we are in violation of the law;

•        seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

•        suspend or withdraw regulatory approval;

•        suspend any ongoing clinical trials;

•        refuse to approve pending applications or supplements to applications;

•        restrict the marketing or manufacturing of the product;

•        seize or detain the products or require the withdrawal of the product from the market;

•        refuse to permit the import or export of the products; or

•        refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and adversely affect our business, financial condition, results of operations and prospects.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States, Israel or the EU.

Other than our headquarters and other operations which are located in Israel, we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. If our products are approved for commercialization outside the United States, Israel, or the EU, we will likely enter into agreements with third parties to market the drugs in these additional global territories. We expect that we will be subject to additional risks related to entering into or maintaining international business relationships, including:

•        different regulatory requirements for drug approvals in foreign countries;

•        differing United States and foreign drug import and export rules, tariffs and other trade barriers;

•        reduced protection for intellectual property rights in foreign countries;

•        failure by us to obtain regulatory approvals for the use of our products in various countries;

•        different reimbursement systems;

•        economic weakness, including inflation, or political instability in particular foreign economies and markets;

•        multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•        complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations, which could result in increased operating expenses and reduced revenues;

•        workforce uncertainty in countries where labor unrest is more common than in the United States;

•        production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•        regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or FCPA, its books and records provisions or its anti-bribery provisions;

•        potential liability resulting from development work conducted by these distributors; and

•        business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Even if any of our product candidates receives marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors, pharmacists and others in the medical community necessary for commercial success.

The commercial success of our products will depend upon the acceptance of each product by the medical community, including physicians, patients and third-party payors. The degree of market acceptance of any approved product will depend on a number of factors, including:

•        the efficacy and safety of the product;

•        the potential advantages of the product compared to available therapies;

•        the convenience and ease of administration compared to alternative treatments;

•        limitations or warnings, including use restrictions contained in the product’s approved labeling;

•        distribution and use restrictions imposed by the EMA, FDA or other regulatory authority or agreed to by us as part of a mandatory or voluntary risk management plan;

•        pricing and cost effectiveness in relation to alternative treatments;

•        if the product is included under physician treatment guidelines as a first-, second,-or third-line therapy;

•        the strength of sales, marketing and distribution support;

•        the availability of third-party coverage and adequate reimbursement and the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors;

•        the strength of sales, marketing and distribution support;

•        the willingness of patients to pay for drugs out of pocket in the absence of third-party coverage; and

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies.

If our products are approved but do not achieve an adequate level of acceptance by physicians, third party payors and patients, we may not generate sufficient revenue from the product, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of the product may require significant resources and may never be successful.

In addition, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we enter into arrangements with third parties to perform sales, marketing and distribution services for our products, the resulting revenues or the profitability from these revenues to us are likely to be lower than if we had sold, marketed and distributed our products ourselves. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval. Depending on the nature of the third-party relationship, we may have little control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell, market and distribute our products effectively. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

Based on the timing our product pipeline, we currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any product revenue.

We have no experience selling and marketing our product candidates, and we currently have no marketing or sales organization. To successfully commercialize any product candidates that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization independently or by utilizing experienced third parties with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, all of which will be expensive, difficult and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact our ability to commercialize our product candidates.

Further, given our lack of prior experience in marketing and selling pharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire sales representatives and third-party distributors to adequately support the commercialization of our product candidates, or we may incur excess costs if we hire more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. We also may enter into collaborations with large pharmaceutical companies to develop and commercialize product candidates. If our future collaborators do not commit sufficient resources to develop and commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may compete with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Our efforts to educate the medical community, including physicians, hospital pharmacists and third-party payors on the benefits of our product candidates may require significant resources and may never be successful. If any of our product candidates are approved but fail to achieve market acceptance among physicians, patients or third-party payors, we will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if we are able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, any of which could harm our business.

Our ability to commercialize any product candidates successfully will depend, in part, on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and impact reimbursement levels.

Obtaining and maintaining adequate reimbursement for our products may be difficult. We cannot be certain if and when we will obtain an adequate level of reimbursement for our products by third party payors. Even if we do obtain adequate levels of reimbursement, third-party payors, such as government or private healthcare insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. We may also be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval, and the royalties resulting from the sales of those products may also be adversely impacted.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside the United States. Moreover, eligibility for reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be reimbursed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription drug pricing remains subject to continuing governmental control, including possible price reductions, even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval. There can be no assurance that our product candidates, if they are approved for sale in the United States or in other countries, will be considered medically necessary or cost-effective for a specific indication, or that coverage or an adequate level of reimbursement will be available.

If the market opportunities for any of our product candidates, if approved, are smaller than we estimate, our revenue may be adversely affected, and our business may suffer.

The precise incidence and prevalence for all the conditions we aim to address with our product candidates are unknown. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on a large epidemiology study covering approximately 100 million U.S. lives, conducted by an independent expert, rather than solely on our internal beliefs and estimates. This epidemiology study may prove to be incorrect. Based on the literature covering epidemiology data and disease course combined with a third-party payer survey that we commissioned, and subject to such epidemiology data’s and survey’s analysis and assumptions, we estimate the potential U.S. market for the treatment of non-infectious anterior uveitis in patients with uveitic glaucoma to be over $5 billion per year. Our estimates of the addressable market for our product candidates are based on a number of other assumptions, including pricing assumptions, treatment rates, and third-party payer surveys. These estimates are inherently uncertain and may not reflect actual market conditions. If the actual number of patients, pricing levels, reimbursement conditions, or treatment adoption rates differ materially from our assumptions, our future revenues and growth prospects could be adversely affected. Further, new information may change the estimated incidence or prevalence of these diseases. Even if the prevalence estimates are accurate, the number of disease exacerbations requiring treatment (flare-ups) may be lower than we expect, as our assumptions regarding flare-up frequency are based on third-party research, specifically scientific publications, which may prove to be incorrect. Moreover, the total addressable market across our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of our product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, any of which could materially adversely affect our business, financial condition and results of operations.

We face intense competition in an environment of rapid technological change and the possibility that our competitors may develop products that are similar, more advanced, safer, or more effective than ours. As a result, we may be unable to effectively compete in our industry, which may adversely affect our financial condition and our ability to successfully market or commercialize our product candidates.

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid innovation. While we believe our lead product candidate currently faces minimal direct competition, our pipeline programs are in therapeutic areas where numerous companies are developing or commercializing competing products, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, and academic institutions. We are currently aware of various existing therapies in the market and in development that may in the future compete with our product candidates, including other products that address treatment of non-infectious uveitis. Other approaches may also emerge for the prevention or treatment of non-infectious uveitis or uveitic glaucoma.

Similarly, for TRS02, other approaches may also emerge for the prevention or treatment of posterior uveitis, as well as in other blinding ocular diseases in the back of the eye.

We have competitors both in the United States and internationally, including major multinational pharmaceutical companies and specialty pharmaceutical companies. The major market players within the non-infectious uveitis market and our primary competitors in the United States and abroad include companies commercializing steroids eye drops, among others. Some of these companies hold significant market share. Their dominant market position and significant control over the market could significantly limit our ability to introduce or effectively market and generate sales and capture market share. Many of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing pharmaceutical products, obtaining and maintaining regulatory clearances, manufacturing and marketing those products and other resources, than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment. In addition, we may be unable to develop additional products in the future or to keep pace with developments and innovations in the market and lose market share to our competitors.

Smaller or early-stage companies may also prove to be significant competitors, particularly as they develop novel approaches to treating disease indications that are also focused on treating uveitic glaucoma. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel therapeutics or to in-license novel therapeutics that could make the product candidates that we develop obsolete. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors.

Our competitors may succeed in developing, acquiring or licensing on products that are more effective, safer, or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

Further, competition in the pharmaceutical industry is intense, and can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our products, as compared to other solutions currently available in the market. For example, since the currently accepted treatment for uveitic glaucoma is topical steroids (administered as eye drops), we will need to invest resources in educating the medical community and consumers, and establish strategic collaborations before we will be able to gain market acceptance for our TRS01. If our competitors offer significant discounts on certain products and solutions, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and commercialize products and solutions that are more effective or desirable than products and solutions that we may develop, we may not convince our customers to use our products and solutions. Any such changes would likely reduce our commercial opportunity and revenues potential and could materially adversely impact our operating results. See “Business — Competition.”

If product liability lawsuits are brought against us, we may incur substantial liabilities, even if we have appropriate insurance policies, and we may be required to limit commercialization of our product candidates. Product liability or similar claims that could be expensive, damage our reputation and harm our business.

We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently, we have no products that have been approved for marketing or commercialization; however, the use of our product candidates in clinical trials, and the sale of these product candidates, if approved, in the future, may expose us to liability claims. Product liability claims may be brought against us or our partners by participants enrolled in our clinical trials, patients, health care providers, pharmaceutical companies, our collaborators or others using, administering or selling any of our future approved products. If we cannot successfully defend ourselves against any such claims, we may incur substantial liabilities, even if we have product liability or such other applicable insurance policies in effect. We may not be able to maintain adequate levels of insurance for these liabilities at reasonable cost and/or reasonable terms.

Excessive insurance costs or uninsured claims would add to our future operating expenses and adversely affect our financial condition. As a result of such lawsuits and their potential results, we may be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for our product candidates;

•        termination of clinical trial sites or entire trial programs;

•        injury to our reputation and negative media attention;

•        product recalls or increased warnings on product labels;

•        withdrawal of clinical trial participants;

•        costs of to defend the related litigation;

•        diversion of management and our resources;

•        substantial monetary awards to, or costly settlements with, clinical trial participants, patients or other claimants;

•        higher insurance premiums;

•        loss of initiation of investigations by regulators or other authorities; and

•        the inability to successfully commercialize our product candidates, if approved.

Further, our business exposes us to an inherent risk of potential product liability or similar claims. The pharmaceutical industry has historically been litigious, and we face financial exposure to product liability or similar claims if the use of any of our products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to litigation for a variety of claims, including class actions, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims, including class actions and contract claims, arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial, contractual and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Further, we are unable to predict whether unknown claims and lawsuits may be brought against us that could become material. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our operating results, cash flows and our ability to raise capital.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval of our product candidates and to produce, market and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•        changes to manufacturing methods;

•        change in protocol design;

•        additional treatment arm (control);

•        recall, replacement, or discontinuance of one or more of our products; and

•        additional recordkeeping.

In addition, in the United States, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. The pharmaceutical industry in the United States, as an example, has been affected by the passage of the Patient Protection and Affordable Care Act 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the “Affordable Care Act”), which, among other things, imposed new fees on entities that manufacture or import certain branded prescription drugs and expanded pharmaceutical manufacturer obligations to provide discounts and rebates to certain government programs. There have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is possible that the Affordable Care Act will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and any potential future healthcare reform measures of the Trump administration will impact the Affordable Care Act and our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. These changes include, among others, aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in 2013 and, due to subsequent legislative amendments to the statute, will remain in effect until 2032 unless additional Congressional action is taken. Congress is considering additional health reform measures.

Further, there has been particular and increasing legislative and enforcement interest in the United States with respect to drug pricing practices in recent years, particularly with respect to drugs that have been subject to relatively large price increases over relatively short time periods. There have been several recent U.S. Presidential executive orders, Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (“SIP”) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. Any such approved importation plans, when implemented, may result in lower drug prices for products covered by those programs.

In the future, there will likely continue to be proposals relating to the reform of the U.S. healthcare system, some of which could further limit coverage and reimbursement of drug products, including our product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Our results of operations could be adversely affected by the Affordable Care Act and by other health care reforms that may be enacted or adopted in the future.

In addition, the delivery of healthcare in the EU, including the establishment and operation of health services, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay additional marketing approval of product candidates or any initial marketing approval for our current or any future product candidates, restrict or regulate post-approval activities and affect our ability to commercialize any products for which we obtain marketing approval.

We are currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on our business. The pendency or approval of such proposals or reforms could result in a decrease in the price of our Ordinary Shares or limit our ability to raise capital or to enter into collaboration agreements for the further development and potential commercialization of our products.

We may face challenges obtaining adequate reimbursement for our product candidates, which could limit their commercial success.

Even if our product candidates are approved, their commercial success will depend in part on the availability of adequate reimbursement from third-party payors, including government and private insurers. Payors may impose restrictions, require step therapy, or determine that our product candidates are not cost-effective compared to existing therapies, including low-cost generic steroids. If we are unable to obtain favorable reimbursement terms, the adoption of our products may be limited.

Inadequate funding for the FDA and other government agencies and/or potentially shifting priorities under the new administration could hinder the FDA’s and/or those other government agencies’ ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products, provide feedback on clinical trials and development programs, meet with sponsors and otherwise review regulatory submissions can be affected by a variety of factors, including government budget and funding levels; ability to hire and retain key personnel and accept the payment of user fees; and statutory, regulatory, and policy changes, among other factors. Average review times at the agency may fluctuate as a result. In addition, government funding of other government agencies on which our operations may rely is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also increase the time necessary for new drugs to be reviewed and/or approved by necessary government agencies or to otherwise respond to regulatory submissions, such as our future-planned NDA submission for TRS01, which would adversely affect our business. For example, the Trump administration has discussed several changes to the reach and oversight of the FDA, which could affect its relationship with the pharmaceutical industry, transparency in decision making and ultimately the cost and availability of prescription drugs. Additionally, over the last several years, the U.S. government has shut down multiple times, most recently in October and November 2025, and certain regulatory agencies, such as the FDA, have had to furlough critical FDA and other government employees and stop critical activities. If funding for the FDA is reduced, FDA priorities change, or a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, including our future-planned NDA submission for TRS01, which could have a material adverse effect on our business.

We rely heavily on the knowledge and expertise of our founder and Chief Executive Officer and our Chief Operating Officer, and the loss of their services could adversely affect our business.

Our success depends significantly on the continued service and expertise of our founder and Chief Executive Officer and our Chief Operating Officer. These individuals possess unique knowledge of our product candidates, development programs, and strategic vision. The loss of any such individuals could delay or impair our development programs. We have a relatively small team, and the loss of any of these key executives, whether due to resignation, illness, or other reasons, could disrupt our operations, delay our development programs, and negatively impact our ability to execute our business strategy. We do not maintain key person insurance for these individuals, and there can be no assurance that we will be able to retain their services or attract suitable replacements in a timely manner.

Risks Related to Our Reliance on Third Parties

We are dependent on manufacturers for our product API and product formulations. Any delay, price increase or unavailability of our manufacturers could materially adversely affect our ability to conduct clinical trials and, if this were to occur after we obtained commercialization and marketing approval, could materially impact our operations.

The FDA requires identification of raw material suppliers in applications for approval of drug products. If our product formulations were unavailable from a specified manufacturer, FDA approval of a new manufacturer, assuming one is found, could delay the manufacturing of the drug involved or delay any clinical trial we are then conducting or planning to conduct. Either such occurrence could have an adverse effect on our operations and reputation and could materially impact our operations.

Furthermore, there is a risk of a sole approved manufacturer significantly raising prices. If prices for raw materials were to be significantly increased, our profit margins and sales, if any, would be greatly reduced and, assuming our products were approved for commercialization or marketing, delay product launches, or delay clinical trials at earlier stages of development. Such price increase occurrences could be resolved by the successful FDA approval of an alternate supplier; however, such approval process can be lengthy and costly. There can be no guarantee that a resolution would be reached in the event of a significant price increase.

We rely on a limited number of suppliers or, in some cases, single suppliers, for some of our materials and may not be able to find replacements or immediately transition to alternative suppliers on a cost-effective basis, or at all.

We are currently engaging one third-party manufacturer to provide clinical supplies of dazdotuftide. If our manufacturer is unable to supply dazdotuftide to us in the quantities we require, or at all, or otherwise default on their supply obligations to us, we may not be able to obtain dazdotuftide from other manufacturers on acceptable terms in a timely manner. Without dazdotuftide, we will not be able to manufacture TRS01.

We are currently engaging one third-party manufacturer to provide clinical supplies of TRS01. If our manufacturer is unable to supply TRS01 to us in the quantities we require, or at all, or otherwise default on their supply obligations to us, we may not be able to obtain TRS01 from other manufacturers on acceptable terms in a timely manner.

Further, any natural or other disasters, epidemic or pandemic, acts of war or terrorism, shipping embargoes, labor unrest or political instability or similar events at our third-party suppliers’ facilities that cause a loss of manufacturing capacity or a reduction in the quality of the items manufactured would heighten the risks that we face. Changes to, failure to renew or termination of our existing agreements or our inability to enter into new agreements with other suppliers could result in the loss of access to important components of our tests and could impair, delay or suspend our commercialization efforts or clinical trials. Our failure to maintain a continued and cost-effective supply of high-quality components could materially and adversely harm our business, operating results, and financial condition.

We and our potential collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

Manufacturers and their facilities are required to comply with extensive regulatory requirements, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (“cGMPs”). These cGMP regulations cover all aspects of manufacturing relating to our product candidates. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our potential collaborators or our contract manufacturers must supply all necessary documentation in support of an NDA or MAA on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory authorities through their facilities inspection program. The facilities and quality systems of some or all of our potential and future collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the product candidates may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever. Moreover, if our contract manufacturer’s fail to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or there are substantial manufacturing errors, this could result in patient injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

We rely on third parties to conduct our pre-clinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party contract research organizations (“CROs”) to monitor and manage data for our ongoing pre-clinical and clinical programs. We rely on these parties for execution of our pre-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with current Good Clinical Practices (“GCP”) quality system requirements, (“QSR”), and Good Laboratory Practices, (“GLP”) which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with GCP regulations. In addition, our clinical studies must be conducted with product candidates which are produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and potential future product candidates.

We may seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential future product candidates. We may enter into these arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with other pharmaceutical or biotechnology companies for each product candidate, both in the United States and internationally. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we so choose to enter into such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect us financially and could harm our business reputation.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

We depend on information technology systems and third-party vendors to conduct and manage our operations, including activities related to our ongoing Phase 3 clinical trial. Our systems and those of our clinical trial sites, contract research organizations, manufacturing partners, and other service providers may be subject to cyberattacks, ransomware, phishing, data breaches, or other cybersecurity incidents. Because our Phase 3 trial will generate significant volumes of sensitive clinical data, any cybersecurity incident could compromise data integrity, disrupt trial operations, delay regulatory submissions, or adversely affect the timing and outcome of the trial.

Although we maintain cybersecurity controls and monitor the security posture of key vendors, these measures may not prevent service interruptions, unauthorized access to confidential information, or other adverse impacts. A significant cybersecurity event could result in operational delays, financial losses, reputational harm, and legal or regulatory exposure, including obligations under global data protection and privacy laws. As our reliance on third-party systems and cloud-based platforms increases, our cybersecurity risk profile may continue to expand.

Risks Related to our Intellectual Property

We license our core technology from TPCERA LTD., and although we believe our rights are irrevocable and not subject to termination, any attempt by TPCERA LTD. to challenge or terminate the license could materially affect our business, financial condition, and operating results.

The majority of our current intellectual property is licensed from TPCERA LTD. pursuant to a license agreement entered into on January 27, 2016 (the “License Agreement”). Under the License Agreement, we obtained an exclusive, worldwide, irrevocable, royalty-free, fully paid-up, transferable, sublicensable and perpetual license to the patent family related to dazdotuftide. By its terms, the License Agreement is expressly irrevocable and perpetual, and we do not believe that TPCERA LTD. would ever have any well-founded basis to terminate it. Nonetheless, there is always some amount of risk, albeit small and unlikely in our view, that TPCERA LTD. could attempt to challenge, dispute, or otherwise seek to terminate or limit our rights under the License Agreement.

Even an unfounded or unsuccessful attempt to terminate the License Agreement, or any dispute regarding its scope, validity, or enforceability, could result in significant costs, divert management’s attention, or create uncertainty regarding our rights to the licensed technology. If we were ultimately unable to continue to rely on the License Agreement for any reason, including, for example, as a result of third-party intellectual property infringement claims brought against us or TPCERA LTD., our business, financial condition, and operating results would be adversely affected. Losing rights under the License Agreement could materially limit our ability to develop, manufacture, distribute, or sell our potential products and could require us to stop commercializing such products altogether. In such a scenario, we may be forced to acquire or develop alternative technology, which may not be possible on commercially reasonable terms, if at all, and which could require us to use technology of lower quality or performance. This could, in turn, delay or disrupt our product development efforts, reduce our competitiveness, and increase our costs, any of which could adversely affect our margins, market share, business, financial condition, and operating results.

Our inability to adequately protect our intellectual property could limit our competitive position and could adversely affect our business, financial condition, and results of operations.

Our success depends to a significant degree on our ability to obtain, maintain, protect, and enforce our licensed and owned intellectual property rights, including those in our proprietary technologies, know-how, and brand. To protect our rights to our intellectual property, we rely on a combination of patent, trademark, copyright and trade secret laws, domain name registrations, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. However, the protective steps we have taken and plan to take, including any extensions relating to the patents, may be inadequate to deter misappropriation or other violation of or otherwise protect our intellectual property rights. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective patent, trademark, copyright, and trade secret protection may not be available to us or available in every jurisdiction in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary technology and content, and adversely affect our ability to compete effectively. Further, even if we are successful, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and results of operations.

If we fail to protect our intellectual property rights adequately, our competitors may gain access to our licensed intellectual property and proprietary technology and develop and commercialize substantially identical offerings or technologies. Any patents, trademarks, copyrights, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. There can be no assurance that our patent applications will result in issued patents and we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with claims sufficiently broad to provide meaningful competitive advantages or may be successfully challenged by third parties. There is also no guarantee that our pending trademark applications for any mark will proceed to registration; our pending applications may be opposed by a third party prior to registration; and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. In addition, because patent applications in the United States are currently maintained in secrecy for a period of time prior to issuance, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions. To maintain a proprietary market position in foreign countries, we may seek to protect some of our proprietary inventions through foreign counterpart patent applications. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. The diversity of patent laws may make our expenses associated with the development and maintenance of intellectual property in foreign jurisdictions more expensive than we anticipate. We probably will not be able to obtain the same patent protection in every market in which we may otherwise be able to potentially generate revenue. Further, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming. Despite our precautions, it may be possible for unauthorized third parties to copy our offerings and capabilities and use information that we regard as proprietary to create offerings that compete with ours. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution, or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.

We generally enter into confidentiality and invention assignment agreements with our employees and consultants, as well as confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or the distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings and capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.

We may be required to spend significant resources on monitoring and protecting our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property rights. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register, or enforce our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offerings and capabilities, impair the functionality of our offerings and capabilities, delay introductions of new offerings, result in our substituting inferior or more costly technologies into our offerings, or injure our reputation.

In addition to intellectual property protection, market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new product candidates. As our industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our product candidates. There may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing product candidates or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.

Third parties may assert claims against us alleging that we infringe upon, misappropriate, dilute or otherwise violate their intellectual property rights, particularly as we expand our business and the number of products we offer. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. We may be particularly vulnerable to such claims, as companies having a substantial online presence are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us.

We rely on contracts and releases for ownership of copyrighted materials and the right to use images of individuals on our webpage and marketing material, and we may be subject to claims that we did not properly obtain rights, consent, a release, or permission to use certain content or imagery. Many potential litigants have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, could require us to cease use of such intellectual property, and could create ongoing obligations if we are subject to agreements or injunctions (stipulated or imposed) preventing us from engaging in certain acts. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, or results of operations. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign or rebrand our products, license rights from third parties on potentially unfavorable terms, cease using certain brand names or other intellectual property rights altogether, make substantial payments for royalty or license fees, legal fees, settlement payments or other costs or damages, or admit liability. Such outcomes could encourage others to bring claims against us. To the extent we seek a license to continue offerings or operations found or alleged to infringe third-party intellectual property rights, such a license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. In the event we are required to develop alternative, non-infringing technology, this could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense, and may ultimately not be successful. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.

Risks Related to this Offering

No active trading market for our ordinary shares currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has not been an active trading market for our ordinary shares. If an active trading market for our ordinary shares does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling our ordinary shares and our ability to acquire other companies or technologies by using our ordinary shares as consideration may also be impaired. The initial public offering price of our ordinary shares will be determined by negotiations between us and the underwriter and may not be indicative of the market prices of our ordinary shares that will prevail in the trading market.

The trading price of our ordinary shares may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has not been a public market for our ordinary shares. The initial public offering price of our ordinary shares was determined through negotiations between us and the underwriter. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell our ordinary shares following this offering. In addition, the trading price of our ordinary shares following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our ordinary shares as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our ordinary shares include the following:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the trading prices and trading volumes of similar stocks;

•        sales of our ordinary shares by us or our shareholders;

•        failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        rumors and market speculation involving us or other companies in our industry;

•        actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•        actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in our management; and

•        general economic conditions and slow or negative growth in the markets in which we operate.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our ordinary shares shortly following this offering. If the market price of shares of our ordinary shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Sales of a substantial number of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. While the ordinary shares sold to non-affiliates in this offering will be freely tradable, without restriction, in the public market, substantially all of the ordinary shares owned prior to this offering or purchased in this offering by our existing shareholders are expected to be subject to lock-up agreements with the underwriter of this offering that restrict the ability of these shareholders’ to transfer our ordinary shares held by them for at least one hundred and eighty (180) days from the date of this prospectus. These outstanding shares that are subject to lock-up agreements are expected to become eligible for unrestricted sale upon expiration of the lockup period, as described in the section of this prospectus entitled “Shares Eligible for Future Sale.” In addition, shares issued or issuable upon exercise of share options vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of shares by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. We currently intend to use the net proceeds from this offering as described in “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our shareholders do not desire or that do not necessarily improve our operating results or enhance the value of our ordinary shares. The failure of our management to apply these proceeds effectively could, among other things, result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 5,555,555 ordinary shares in this offering at an assumed initial public offering price of $9.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting underwriting discounts and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $7.39 per share at the assumed initial public offering price. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our shareholders. Following the completion of this offering, our board of directors (the “Board”) has the authority, within any limitations prescribed by relevant laws and our charter documents, to issue all or any part of our authorized but unissued ordinary shares, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred shares. Issuances of our ordinary shares or voting preferred shares would reduce your influence over matters on which our shareholders vote and, in the case of issuances of preferred shares, would likely result in your interest in us being subject to the prior rights of holders of that preferred share. See the section entitled “Dilution.”

Future sales of our ordinary shares or securities convertible into our ordinary shares may depress our share price.

Sales of a substantial number of shares of our ordinary shares or securities convertible into our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future.

The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 30,125,158 ordinary shares outstanding immediately after this offering assuming full exercise of the underwriter’s over-allotment option, and 29,291,825 ordinary shares assuming no exercise of the underwriter’s over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and shareholders of five percent (5%) or more of our ordinary shares have agreed not to sell our ordinary shares for a period of one hundred and eighty (180) days from the date of the offering without the prior written consent of the underwriter, subject to customary exceptions. However, the underwriter may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our shares would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price and trading volume to decline.

We have never paid dividends on our capital shares, and we do not anticipate paying dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital shares, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business. Accordingly, you must rely on the sale of your ordinary shares after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally involves complex tax considerations. No taxing authority in any jurisdiction has reviewed the transactions described herein, and any taxing authority may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We may be subject to direct or indirect taxes by tax authorities in the markets in which we plan to operate, Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        allocation of expenses to and among different jurisdictions;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of share-based compensation;

•        costs related to intercompany restructurings; or

•        changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by tax authorities in different jurisdictions. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not emerging growth companies.

For as long as we remain an emerging growth company we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited condensed interim financial statements, with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” disclosure;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of: (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the closing of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We have elected to avail ourselves of this extended transition period.

When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our ordinary shares less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during their employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, us, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of securities above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding securities can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless the aggregate holdings of the shareholders who rejected or failed to respond to the tender offer is less than 2% of the Company’s outstanding securities. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the securities does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfilment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of securities of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the securities has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

Our Chief Financial Officer currently devotes only a portion of his time to our company, which may impair our financial reporting, controls, and strategic execution, and we may not be able to timely or successfully hire a full-time Chief Financial Officer.

Our Chief Financial Officer (“CFO”) currently spends approximately 50% of his professional time on our business. As a result, our financial reporting processes, internal controls, strategic financial planning, and overall finance-related functions may not receive the full level of oversight and attention typically provided by a full-time CFO. This could increase the risk of delays in financial reporting, inaccuracies in financial reporting, less effective internal controls, or reduced support for our operational and strategic initiatives.

We intend to hire a full-time CFO within six months following our consummation of our IPO; however, there can be no assurance that we will be able to identify and recruit a qualified candidate within this timeframe, or at all, on acceptable terms. Any delay or inability to hire a full-time CFO could prolong the risks associated with our current structure and could adversely affect our business, financial condition, and results of operations.

Our Chief Medical Officer currently devotes only a portion of his time to our company, which could materially and adversely affect our business, financial condition, and results of operations.

Our Chief Medical Officer, Dr. Neumann, currently provides services to the Company on a part-time basis pursuant to the terms of his engagement. As a result, he is not exclusively dedicated to our business and may have other professional commitments that compete for his time and attention. Although we believe that his current level of involvement is sufficient to meet our present operational and development needs, particularly given our stage of development and current clinical activities, the limited time he devotes to the Company may constrain our ability to respond rapidly to regulatory developments, clinical matters or other business needs. If our clinical programs expand, regulatory demands increase, or unforeseen issues arise that require significant medical oversight, we may need to increase his level of engagement or recruit additional medical leadership, which could result in increased costs and may not be achievable on a timely basis.

Risks Related to Investing in a Foreign Private Issuer or Israeli Company

As a “foreign private issuer” we are permitted to and follow certain home country corporate governance practices instead of otherwise applicable SEC and NYSE requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the NYSE, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we are not required, under the Exchange Act, to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC. Also, although the Companies Law requires us to disclose the annual compensation of our five most highly compensated directors and senior officers on an individual basis, this disclosure is not as extensive as that required of a U.S. domestic issuer. For example, the disclosure required under Israeli law would be limited to compensation paid in the immediately preceding year without any requirement to disclose option exercises and vested stock options, pension benefits or potential payments upon termination or a change of control. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

We may be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of our ordinary shares if we are or were to become a PFIC.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on quarterly average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. It is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our ordinary shares. Based on the projected composition of our income and valuation of our assets, we do not expect to be a PFIC for 2025 and we do not expect to become a PFIC in the future. However, there can be no assurance that we were not a PFIC for 2025 or that the United States Internal Revenue Service, or the IRS, will agree with any position we take regarding PFIC status for such taxable year. There can also be no assurance that we will not be a PFIC in any subsequent taxable year, as our operating results for any such years may cause us to be a PFIC.

If we are a PFIC in any taxable year during which a U.S. taxpayer holds our Equity Securities (as defined below), such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund” (“QEF”) or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of our ordinary shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for our ordinary shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held our ordinary shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold our Equity Securities if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we are a PFIC. Therefore, the QEF election would be unavailable with respect to our ordinary shares. A QEF election and mark-to-market election would be unavailable with respect to our warrants. U.S. taxpayers that hold our Equity Securities are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our ordinary shares in the event that we are a PFIC. See “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Companies” for additional information.

Potential political, economic and military instability in Israel, where our headquarters, members of our management team, and employees are located, may adversely affect our results of operations even though manufacturing of our products performed in Europe and clinical trials in the US.

Even though the Company relies solely on third party manufacturers outside of Israel, our headquarters and principal offices are located in the State of Israel. In addition, most of our key employees and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and countries in the region or groups in neighboring countries. In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise.

Political and military instability in Israel presents significant risks to our business. Following the October 7, 2023, Hamas attack, Israel has engaged in hostilities with Hamas, Hezbollah, the Houthi movement in Yemen, and Iran, leading to several uncertain ceasefires. On February 28, 2026, the State of Israel and the United States launched a joint offensive in Iran, targeting Iran’s missile systems and additional assets of the Iranian regime. In response, Iran began launching missiles and unmanned aerial vehicles toward Israel and other countries in the region. In the beginning of March 2026, the campaign was expanded to Lebanon due to fire directed at Israel by Hezbollah. While the Israeli government may cover direct damages from war, this is not guaranteed to be sufficient or maintained. The potential for renewed conflict could adversely affect our operations and financial results. Further, extensive military reserve call-ups may disrupt our personnel or our Israeli service providers. As of April 2026, our operations have not been materially impacted, but the situation remains a risk we continue to monitor.

In addition, there have been increased efforts by certain countries, activists and organizations to cause companies, research institutions and consumers to boycott Israeli goods and cooperation with Israeli-related entities based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to collaborate with other third parties. Any hostilities involving Israel, terrorist activities, political instability, violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our ordinary shares.

Additionally, political conditions within Israel may affect our operations. Many citizens and groups have responded strongly against the Israeli government’s pursuit of judicial reform. To date, these initiatives have been substantially put on hold. Actual or perceived instability in Israel or any negative changes in the political environment may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

We incur expenses in NIS, U.S. dollars, and Euros, but our functional currency is the U.S. dollar. Accordingly, we face exposure to adverse movements in currency exchange rates. Accordingly, we face exposure to adverse movements in the currency exchange rate of the U.S. dollars against these foreign currencies, which may have a negative effect on our revenue and costs. If the U.S. dollar strengthens against any of these currencies, the translation of these foreign currency denominated transactions will result in decreased revenue in U.S. dollars. Changes in currency exchange rates may have a negative effect on our financial results. If the U.S. dollar weakens against the NIS and Euro, the translation of the NIS and Euro currency denominated transactions to U.S. dollar will result in increased operating expenses. Similarly, if the U.S. dollar strengthens against NIS and Euro denominated, the translation of these NIS and Euro denominated transactions to U.S. dollars will result in decreased expenses. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. While we have not previously received any such benefits or grants, we may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions.” Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

It may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts.

We were incorporated in Israel. Substantially most of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court (see “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus).

Your rights and responsibilities as a shareholder will be governed in key respects by Israeli laws, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our securities are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. companies. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in such company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s amended and restated articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval, as well as a general duty to refrain from discriminating against other shareholders. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a vote at a meeting of the shareholders or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our securities that are not typically imposed on shareholders of U.S. companies.

Our amended and restated articles of association to be effective upon the consummation of this offering may be deemed to have an anti-takeover effect.

Certain provisions of our amended and restated articles of association to be effective upon the effectiveness of the registration statement for this offering may make a change in control of us more difficult to affect.

Our articles of association will provide for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. This classified board of directors provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board of directors provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent an attempt to change control of us, even though a change in control might be considered by our shareholders to be in their best interest.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “continue” or other similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•        our limited operating history and history of incurring significant losses and negative cash flows since our inception, which we anticipate will continue for the foreseeable future;

•        our recurring operating losses and the substantial doubt they raise regarding our ability to continue as a going concern;

•        our dependence on the success of our lead product candidate, TRS01, including our obtaining of regulatory approval to market TRS01 in the United States;

•        our limited experience in conducting clinical trials and reliance on clinical research organizations and others to conduct them;

•        our ability to advance our preclinical product candidates into clinical development and through regulatory approval and commercialization;

•        the results of our clinical trials, which may fail to adequately demonstrate the safety and efficacy of our product candidates;

•        our ability to achieve the broad degree of physician adoption and use and market acceptance necessary for commercial success;

•        our reliance on third parties in marketing, producing or distributing products and research materials for certain raw materials, compounds and components necessary to produce TRS01 and TRS02 for clinical trials and to support commercial scale production of TRS01, if approved;

•        our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

•        estimates of our expenses, revenues, capital requirements and our needs for additional financing;

•        our efforts to obtain, protect or enforce our patents and other intellectual property rights related to our product candidates and technologies; and

•        the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may obtain approvals for our products or our business.

The preceding list does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above and under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and unless otherwise required by law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our ordinary shares, you should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect. See the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the ordinary shares we are offering will be approximately $45.65 million based on an assumed offering price of $9.00 per share (which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). If the underwriter fully exercises the over-allotment option, the net proceeds of the shares we sell will be approximately $52.6 million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

We intend to use the net proceeds received by us from this offering (i) to advance the clinical development of TRS01 through the initiation and completion of a Phase III clinical program, (ii) to advance preparations toward our potential NDA submission for TRS01, (iii) for research and development in support of potential investigational new drug application filings for TRS02, (iv) approximately $678,000 to repay outstanding indebtedness and deferred compensation obligations owed to our Chief Executive Officer and (v) working capital, intellectual property protection and general corporate purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or additional businesses; however, we currently have no agreements or commitments to complete any such transaction.

We anticipate an approximate allocation of the use of net proceeds from this offering, together with our existing cash, as follows:

Use of Net Proceeds	$ (in millions)*	%
To advance the clinical development of TRS01 through the initiation and completion of a Phase III clinical program	25	55
To advance preparations toward our potential NDA submission for TRS01	8	18
Research and development in support of potential investigational new drug application filings for TRS02	6	13
Repayment of outstanding indebtedness and deferred compensation owed to our Chief Executive Officer	0.678	1
Working capital, intellectual property protection and general corporate purposes.	5.972	13
Total	45.65	100

____________

*        Assumes the over-allotment option is not exercised.

The indebtedness to be repaid was incurred pursuant to a loan made by our Chief Executive Officer in April 2022 (the “CEO Loan”). The CEO Loan is non-interest-bearing and does not have a stated maturity date. Repayment of this indebtedness constitutes a related-party transaction. The deferred compensation payable to our Chief Executive Officer arose from amounts earned but unpaid under her employment arrangement during prior periods. Payment of such deferred compensation also constitutes a related-party transaction.

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures could vary and will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from the sale of the ordinary shares offered hereby, if added to our current cash and cash equivalents and operating revenues, is anticipated to be sufficient to fund our operations for at least the next 24 months. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $4,650,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 500,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $4,185,000, assuming the initial public offering price stays the same. An increase of 500,000 in the number of shares we are offering, together with a $1.00 increase in the assumed initial public offering price of $9.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $9,300,000. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, or certificates of deposit.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our equity interests, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Under the Companies Law, repurchase of shares is considered a dividend distribution.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution, generally referred to as the Earnings Criteria. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, generally referred to as the Solvency Criteria.

However, under the exemptions applicable as of March 12, 2024, generally referred to as the Exemptions Regulations, an Israeli company whose shares are listed outside of Israel, is permitted to perform distribution in a way of repurchasing its own shares, even if the Earnings Criteria is not met, without the need for court’s approval. The exemption is subject to certain conditions, including, among others: (i) The distribution meets the Solvency Criteria; and (ii) no rejection was filed by any of the company’s creditors to the court. If any creditor objects to the distribution, the company will be required to obtain the court’s approval for the distribution.

Payment of dividends may be subject to Israeli withholding taxes (see “Taxation — Israeli Tax Considerations and Government Programs”).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2025:

•        on an actual basis;

•        on a pro forma basis to give effect to (i) the issuance of 100,020 ordinary shares issued upon the conversion of our 2024 Parity SAFEs into our ordinary shares between January 22, 2026 and February 2, 2026; and (ii) the issuance of 927,449 ordinary shares to be issued upon the conversion of the Amended 2024 SAFEs, May 2025 SAFE and November 2025 SAFEs upon the effectiveness of the registration statement for this offering; and

•        on a pro forma as adjusted basis to give effect to the sale of our ordinary shares in this offering, assuming an initial public offering price of $9.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustments based on the actual initial public offering price and other terms of this offering determined at pricing.

You should read the information in this table together with our financial statements and accompanying notes, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

U.S. dollars in thousands	As of December 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash and cash equivalents	1,999	1,999	47,652
Convertible securities		—	—
Shareholders’ equity (deficit):
100,000,000 shares (NIS 0.001 par value (authorized as of December 31, 2025; 23,736,270 (NIS 0.001 par value) issued and outstanding as of December 31, 2025 ordinary shares on a pro forma basis and 29,291,825 ordinary shares on a pro forma as adjusted basis.	6	6	6
Receivable for issuance of shares	(3)	(3)
Additional Paid-In Capital	21,935	28,439	74,119
Accumulated deficit	(26,929)	(26,929)	(26,959)
Total shareholders’ equity (deficit)	(4,991)	1,513	47,166
Total capitalization	(4,991)	1,513	47,166

____________

(1)      References on a pro forma as adjusted basis to give effect to the sale of our ordinary shares in this offering, assuming an initial public offering price of $9.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (including without limitation, $10 (in thousands) payable to each of our three independent directors upon consummation of the offering), which would be recorded in the Company’s income statement and not as issuance costs.

The number of ordinary shares issued and outstanding, actual, is based on 22,708,800 ordinary shares outstanding as of December 31, 2025 and excludes:

•        4,008,660 ordinary shares issuable upon the exercise of options, or share options, at a weighted average exercise price of $1.20 per ordinary share, under the 2018 Plan;

•        120,350 ordinary shares reserved for future grants under the 2018 Plan;

•        2,305,630 ordinary shares reserved for future grants under the 2026 Plan;

•        950,870 ordinary shares issuable upon exercise of any May 2025 SAFE Warrant or November 2025 SAFEs Warrants (in each case as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”);

•        100,020 ordinary shares issued upon the conversion of our 2024 Parity SAFEs, between January 22, 2026 and February 2, 2026, in the aggregate amount of $300,000 at a price per share equal to $3.00;

•        913,560 ordinary shares issuable upon the conversion of the Amended 2024 SAFEs and the November 2025 SAFEs (as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”), in the aggregate amount of $3,900,000, which will automatically convert into ordinary shares upon the effectiveness of the registration statement for this offering at a price per share of $4.27 (the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis), based on an assumed public offering price of $9.00, which is the midpoint of the price range set forth on the cover page of this prospectus;

•        13,890 ordinary shares issuable upon the conversion of the May 2025 SAFE, in the aggregate amount of $100,000, which will automatically convert into ordinary shares upon the effectiveness of the registration statement for this offering at a price of $7.20, being the price per share of the shares sold in the equity financing multiplied by 80%, and based on an assumed public offering price of $9.00, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•        no exercise of the underwriter’s over-allotment option and the underwriter’s warrants.

DILUTION

If you purchase our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering and the pro forma as adjusted net tangible book value per ordinary share immediately upon the consummation of this offering. As of December 31, 2025, we had a historical net tangible book value of ($4,991,000), or ($0.22) per share. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of our ordinary shares outstanding as of December 31, 2025.

Our pro forma net tangible book value as of December 31, 2025 was $1.51 million, or $0.06 per share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to (i) the issuance of 100,020 ordinary shares upon the conversion of our 2024 Parity SAFEs at a conversion price of $3.00 per share between January 22, 2026 and February 2, 2026; (ii) the issuance of 913,560 ordinary shares upon the conversion of our Amended 2024 SAFEs and the November 2025 SAFEs at a conversion price of $4.27 per share upon the effectiveness of the registration statement for this offering; and (iii) the issuance of 13,890 ordinary shares upon the conversion of our May 2025 SAFE at a conversion price of $7.20 per share upon the effectiveness of the registration statement for this offering.

After giving effect to our sale of 5,555,555 ordinary shares in this offering at an assumed public offering price of $9.00 per share (the mid-point of the range appearing on the front cover of this prospectus), and after deducting underwriter’s commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2025, would have been $47.2 million, or $1.61 per share. This represents an immediate increase in net tangible book value of $1.83 per share to existing shareholders and an immediate dilution in net tangible book value of $7.39 per share to purchasers of shares in this offering.

The following table illustrates this dilution on a per ordinary share basis assuming the underwriter does not exercise its option to purchase additional ordinary shares:

Assumed public offering price per share		$9.00
Net tangible book value per share as of December 31, 2025	$(0.22)
Pro forma net tangible book value per share as of December 31, 2025	$0.06
Pro forma as adjusted net tangible book value per share as of December 31, 2025, after giving effect to the offering	$1.61
Pro forma adjusted increase in net tangible book value per share attributable to new investors	$1.83
Dilution per share to new investors in the offering		$7.39

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 increase in the assumed initial public offering price of $9.00 per ordinary share would increase our pro forma as adjusted net tangible book value after giving effect to this offering by $5.16 million, or by $0.18 per ordinary share, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

If the underwriter exercises its option in full to purchase 833,333 additional ordinary shares in this offering at the assumed offering price of $9.00 per share, the pro forma as adjusted net tangible book value per share after this offering would be $1.80 per ordinary share, the increase in the pro forma as adjusted net tangible book value per share to existing shareholders would be $2.02 per ordinary share and the dilution to new investors purchasing securities in this offering would be $7.20 per ordinary share.

The following tables set forth, on a pro forma as adjusted basis, the number of ordinary shares that will be owned by our shareholders and to be owned by new investors purchasing ordinary shares in this offering, the total consideration paid to us, the average price per ordinary share paid by our existing shareholders and the average price per share to be paid by new investors purchasing ordinary shares in this offering. The calculation below is based on an assumed initial public offering price of $9.00 per share (the mid-point of the range appearing on the front cover of this prospectus) before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing shareholders	23,736,270	81.03%	28,439,000	36.26%	$1.20
New investors	5,555,555	18.97%	49,999,995	63.74%	$9.00
Total	29,291,825	100.0%	78,438,995	100.0%	$2.68

The number of ordinary shares outstanding before and after this offering reflected in the tables and discussion above are based on (i) ordinary shares outstanding as of the date of this prospectus after giving effect to the Forward Stock Split and (ii) ordinary shares outstanding on a pro forma as adjusted basis and exclude, as of that date, the following.

•        950,870 ordinary shares issuable upon exercise of any May 2025 SAFE Warrant or November 2025 SAFEs Warrants (in each case as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”);

•        4,008,660 ordinary shares issuable upon the exercise of options, or share options, at a weighted average exercise price of $1.20 per ordinary share, under the 2018 Plan;

•        120,350 ordinary shares reserved for future grants under the 2018 Plan;

•        2,305,630 ordinary shares reserved for future grants under the 2026 Plan; and

•        175,000 ordinary shares issuable upon exercise of the underwriter’s warrant.

The table below assumes the underwriter’s exercises its over-allotment option in full:

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing shareholders	23,736,270	78.79%	28,439,000	33.09%	$1.20
New investors	6,388,888	21.21%	57,499,992	66.91%	$9.00
Total	30,125,158	100.0%	85,938,992	100.0%	$2.85

The number of ordinary shares outstanding before and after this offering reflected in the tables and discussion above are based on (i) ordinary shares outstanding as of the date of this prospectus after giving effect to the Forward Stock Split and (ii) ordinary shares outstanding on a pro forma as adjusted basis and exclude, as of that date, the following:

•        950,870 ordinary shares issuable upon exercise of any May 2025 SAFE Warrant or November 2025 SAFEs Warrants (in each case as defined below in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”);

•        4,008,660 ordinary shares issuable upon the exercise of options, or share options, at a weighted average exercise price of $1.20 per ordinary share, under the 2018 Plan;

•        120,350 ordinary shares reserved for future grants under the 2018 Plan;

•        2,305,630 ordinary shares reserved for future grants under the 2026 Plan; and

•        201,250 ordinary shares issuable upon exercise of the underwriter’s warrant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Data for the years ended December 31, 2025 and 2024 and the selected statement of financial position data as of December 31, 2025 have been derived from our audited financial statements included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview of our Business

We are a late clinical stage biopharmaceutical company, focused on the development and commercialization of novel pharmaceutical therapies to address unmet need in ocular diseases with underlying inflammatory pathologies. Our dazdotuftide platform technology is a bio-inspired immunomodulator designed to treat blinding inflammatory ocular diseases, and is currently being developed as both eye drops and intravitreal injections.

Financial Overview

We have incurred significant net operating losses every year since our inception and expect to continue to incur significant operating expenses and increasing operating losses for the foreseeable future. Our net losses were $2,456 thousand and $5,070 thousand for the years ended December 31, 2024 and 2025, respectively. Our net losses may fluctuate significantly from quarter to quarter and year to year and could be substantial. As of December 31, 2024 and December 31, 2025, since our inception, we had an accumulated deficit of $21,859 thousand and $26,929 thousand, respectively, from research and development and general and administrative activities. We anticipate that our operating expenses will increase significantly as we:

•        conduct additional clinical trials of our lead product candidate, TRS01, for the treatment of anterior NIU and UG including our Phase 3 program, Tarsier-04;

•        advance the clinical development of TRS02, dazdotuftide slow-release formulation for the treatment of back-of-the-eye blinding diseases;

•        seek regulatory and marketing approvals for TRS01 and TRS02 upon successful completion of clinical development;

•        establish our own salesforce in the United States to commercialize our products for which we obtain regulatory approval;

•        engage with contract manufacturers to ensure sufficient supply chain capacity to provide commercial quantities of any products for which we may obtain marketing approval;

•        maintain, expand and protect our intellectual property portfolio;

•        hire additional staff, including clinical, scientific, technical, regulatory, marketing, operations, financial, and other support personnel, to execute our business plan;

•        add information systems and personnel to support our product development and potential future commercialization efforts, and to enable us to operate as a public company; and

•        to establish subsidiaries in select international jurisdictions to support our operational, clinical, and commercial activities as we advance toward regulatory approvals and future product launches.

We do not have any products approved for sale and we have not yet generated any revenue from product sales or other sources. We do not expect to generate revenues from product sales unless and until we successfully complete clinical development and obtain regulatory approval for a product candidate and commercially launch such product. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through private or public equity, royalty or debt financings, or collaborations, strategic alliances, or licensing arrangements with third parties. Our financing activities are described below under “Liquidity and Capital Resources”.

We do not believe that the net proceeds from this offering will be sufficient to fund our operations through commercialization of any product candidate. Adequate funding may not be available to us when needed on acceptable terms, or at all. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional capital or enter into such agreements as and when needed, we could be forced to significantly delay, scale back, or discontinue our product development and/or commercialization plans, which would negatively and adversely affect our financial condition.

Because of the numerous risks and uncertainties associated with drug product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels.

As of December 31, 2025, our aggregate cash and cash equivalents was $1,999 thousand. As of December 2025, we received $2.10 million in gross cash proceeds from issuance of convertible securities in the form of SAFEs. For more information, see below under “— Liquidity and Capital Resources — Sources of Liquidity — Current SAFEs.” Based on our current operating plan, we do not believe that our existing cash and cash equivalents, without giving effect to this offering, or unless we raise additional liquidity, will be sufficient to fund our operating requirements for the next 12 months, which raises substantial doubt about our ability to continue as a going concern. We believe that the net proceeds from this offering together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. However, we will need to raise additional liquidity following this offering to fund our operations through the period of commercialization of any product candidate.

In-License Agreements for dazdotuftide

In January 2016, our Chief Executive Officer executed on behalf of the Company a licensing agreement for the composition-of-matter patent covering the dazdotuftide molecule, and which we refer to as the License Agreement. Following incorporation, the Company ratified such action and assumed and retained all rights under this license. This is an exclusive, worldwide, irrevocable, royalty-free, fully paid, transferable and sub-licensable license to use, develop, make, have made, use, sell and offer for sale products in the field of local delivery of dazdotuftide for any ophthalmic indication (the “Agreed Field”). We plan to utilize these license rights in developing and marketing our TRS01 and TRS02. As consideration for this license, we issued equity to the inventors. Subsequently, the inventors established a new entity and transferred rights to the molecule to that entity, excluding the Agreed Field covered under our License Agreement. This new entity has fully adopted and assumed the License Agreement with the Company.

We believe that we have certain know-how and trade secrets relating to our technology and product candidates. We rely on trade secrets to protect certain aspects of our technology related to our current and future product candidates.

Components of our Results of Operations

Operating Expenses

Our operating expenses since inception have consisted solely of research and development expenses and general and administrative expenses.

Research and Development Expenses

Our research and development expenses consist of expenses incurred in connection with the development of our product candidates, including:

•        fees paid to third parties to conduct certain research and development activities on our behalf, including under agreements with CROs;

•        consulting costs and certain allocated payroll and employee-related expenses (including stock-based compensation and salaries) for personnel engaged in research and development functions;

•        costs related to compliance with clinical regulatory requirements; and

•        costs of procuring drug substance, drug products for use in our preclinical studies and clinical trials;

We recognize external research and development costs based on an evaluation of the progress to completion of specific tasks or patient dosing using information provided to us by our service providers.

We track our external research and development expenses on a program-by-program basis, such as fees paid to CROs, CMOs and research laboratories in connection with our pre-clinical development, process development, manufacturing and clinical development activities. However, we do not track our internal research and development expenses on a program-by-program basis as they primarily relate to compensation, early research and other costs which are deployed across multiple projects under development. For the years ended December 31, 2024 and 2025, substantially all of our research and development expenses are attributable to our TRS01 program for anterior NIU and UG.

Research and development activities are central to our business model. Product candidates in later stages of clinical development, such as TRS01, generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase substantially following this offering and in the future, as we seek to initiate and progress additional clinical trials for our product candidates, including TRS02 for the potential treatment of back-of-the-eye blinding diseases, complete our clinical programs, pursue regulatory approval of our product candidates, and if approved, prepare for the possible commercialization of TRS01 and TRS02. The successful development of our product candidates is highly uncertain. As this time, we cannot precisely estimate the aggregate costs required to complete significant portions of our clinical programs or additional costs associated with the validation of our contract manufacturers and suppliers as required by the FDA. See “Risk Factors” for a discussion of risks and uncertainties associated with our research and development projects.

General and Administrative Expenses

Our general and administrative expenses consist of personnel-related costs including payroll, benefits, and stock-based compensation for our executive, finance, and other administrative functions. Other general and administrative expenses include consulting fees, legal services, and other general operating expenses not otherwise classified as research and development expenses.

We expect that our general and administrative expenses will increase substantially in the future as a result of expanding our operations, including hiring personal, preparing for potential commercialization of our product candidates, and facility and subsidiary establishment costs, as well various incremental costs associated with being a public company (including increased legal and accounting fees, regulatory costs associated with maintaining compliance with the rules of the NYSE Stock Market and SEC regulations, investor relations activities, directors and officers liability insurance premiums, and other accompanying compliance and governance costs).

Income Tax Provision

As of December 31, 2025, we had deferred tax assets, including Israeli net operating loss carryforwards, of $5,193 thousand.

Results of Operations

Comparison of the Years Ended December 31, 2024 and 2025

The following table summarizes our results of operations for the years ended December 31, 2024 and 2025 (in thousands):

	Year Ended December 31,		Change
	2024	2025
	(in thousands)
Operating expenses:
Research and development	2,034	2,010	(24)
General and administrative	364	544	180
Total operating expenses	2,398	2,554	156
Loss from operations before other expense (income) and income taxes	2,398	2,554	156

Other expense (income):
Interest expense (income), net	(6)	53	59
Loss on extinguishment of convertible notes	64	2,463	2,399
Total expense (income), net	2,456	5,070	2,614

Provision for income taxes	—	—	—
Net loss	2,456	5,070	2,614

Research and Development Expenses

Research and development expenses decreased by $24 thousand for the year ended December 31, 2025. The decrease was primarily due to decrease in research and development expenses, salaries and other totaling $506 thousand, offset by $482 thousand increase in share based compensation. We expect our research and development expenses to increase substantially in the future as we conduct additional clinical trials of TRS01 and advance the clinical development of TRS02.

General and Administrative Expenses

General and administrative expenses increased by $180 thousand for the year ended December 31, 2025. The increase was primarily due to decrease in professional services, salaries and other totaling of $29 thousand, offset by $209 thousand from an increase in share based compensation. We expect our general and administrative expenses to increase substantially in the future as a result of expanding our operations, including hiring personal, and preparing for potential commercialization of our TRS01 and TRS02.

Interest Income (Expense), Net

During the year ended December 31, 2025 interest expense recognized was $59 thousand and was primarily due to exchange rate differences.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception in 2016 through December 31, 2025, our operations have been substantially financed by net cash proceeds of $22.381 million from private placements of ordinary shares and convertible securities in the form of Simple Agreements for Future Equity (“SAFEs”). We will continue to be dependent upon equity, royalty and debt financing, and/or other forms of capital raises at least until we are able to generate significant positive cash flows from our operations. As of December 31, 2025, we had cash and cash equivalents of $1,999 thousand.

Prior Simple Agreements for Future Equity (“SAFEs”)

In July 2022, the Company completed a financing round by issuing SAFEs in an aggregate amount of $1,600,000 to certain accredited investors (the “First 2022 SAFEs”). The First SAFE holder are entitled to in the case of an equity financing prior to the maturity of the First 2022 SAFEs, to convert such holder’s 2022 SAFE into the lower of: (i) the price per share of the shares sold in the equity financing multiplied by 80% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis. The First 2022 SAFEs also included an automatic conversion upon the Maturity Date (as defined in the First 2022 SAFEs) at a price per share reflecting a Company fully diluted pre-money valuation of US $115,000,000, multiplied by 70% (the “Maturity Conversion Terms”). In February 2023, the Company completed a financing round by issuing SAFEs on the same terms as the First 2022 SAFEs in an aggregate amount of $700,000 to certain accredited investors (the “Second 2022 SAFEs”). In September 2023, the Company completed a financing round by issuing SAFEs on the same terms as the First 2022 SAFEs in an aggregate amount of $650,000 to certain accredited investors (the “Third 2022 SAFEs”, collectively, with the First 2022 SAFEs and Second 2022 SAFEs, the “2022 SAFEs”). To date, the Company has issued an aggregate of 110,108 ordinary shares as a result of conversions of the 2022 SAFEs, all of which were issued pursuant to the Maturity Conversion Terms.

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $2,200,000 to certain accredited investors. Of these SAFEs issued in 2024, $300,000 were issued on the same terms as the 2022 SAFEs (the “2024 Parity SAFEs”). Between January 22, 2026 and February 2, 2026, the Company issued an aggregate of 100,020 ordinary shares to holders upon the maturity of these 2024 Parity SAFEs based on the Maturity Conversion Terms (which are identical to those included in the 2022 SAFEs).

Current SAFEs

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $2,200,000 to certain accredited investors. SAFEs in the amount of $300,000 consisting of the 2024 Parity SAFEs were converted into ordinary shares in January and February 2026, as described above, resulting in $1,900,000 of SAFEs issued in 2024 remaining outstanding. During November 2025 the investor of the remaining $1,900,000 of SAFEs issued in 2024 (the “2024 SAFEs”) opted to utilize the ‘Most Favored Nation’ clause included in the 2024 SAFEs, such that the 2024 SAFEs were amended and restated into the form of the November 2025 SAFE (see details below). We refer to these as the “Amended 2024 SAFEs.”

In 2025, the Company completed two financing rounds in May 2025 and November and December 2025 by issuing SAFEs in an aggregate amount of $2,100,000 to certain accredited investors (collectively, the “2025 SAFEs”).

In May 2025 the Company issued one SAFE in the amount of $100,000, which entitles its holder, in the case of an “equity financing” prior to its termination (or the termination of the November 2025 SAFEs referred to below), to conversion based on the price per share of the shares sold in the equity financing multiplied by 80%. We refer to this SAFE as the “May 2025 SAFE.” The sale of this SAFE also included, in the event of the occurrence of an equity financing, a warrant equal to one hundred percent (100%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the May 2025 SAFE, and with a term of two years from the initial public offering (or other date of such equity financing). We refer to this warrant as the “May 2025 SAFE Warrant.” The May 2025 SAFE Warrant is issued upon and subject to the occurrence of an “equity financing” (as defined in such SAFE) and its term is calculated beginning from the occurrence of such equity financing and for two years thereafter. The term “equity financing” in this SAFE includes our initial public offering, which is the offering contemplated by this prospectus.

In November and December 2025, the Company issued SAFEs in the amount of $2,000,000 which entitled their holders, in the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE based on the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis. We refer to these as the “November 2025 SAFEs.” Prior to the date of our audit report for the fiscal year ended December 31, 2024, which audit report was dated December 21, 2025 and included elsewhere in this prospectus, the amount of November 2025 SAFEs consisted of $1,850,000. Subsequent to December 21, 2025 being such date of our audit report for the fiscal year end 2024, an additional $150,000 in November 2025 SAFEs were subscribed for by an investor on December 22, 2025, and which we refer to as the “Subsequent December 2025 SAFEs” (and which are included in the aggregate principal amount of $2,000,000 of our November 2025 SAFEs referred to in this prospectus).

Additionally, the sale of the November 2025 SAFEs included, in the event of occurrence of an equity financing, a warrant for each such SAFE equal to two hundred percent (200%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the November 2025 SAFEs, and with a term of three years from the initial public offering (or other date of such equity financing). We refer to these warrants as the “November 2025 SAFEs Warrants.” Each of the November 2025 SAFEs Warrants is issued upon and subject to the occurrence of an “equity financing” (as defined in such SAFEs) and its term is calculated beginning from the occurrence of such equity financing and for three years thereafter. The term “equity financing” in these November 2025 SAFEs includes our initial public offering, which is the offering contemplated by this prospectus.

In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of 927,449 ordinary shares relating to the exercise of the Amended 2024 SAFEs, May 2025 SAFE and November 2025 SAFEs to the holders of such SAFEs.

Funding Requirements

Our primary use of cash is to fund operating expenditures, consisting of research and development expenses (including activities within our pre-clinical, clinical, regulatory, and drug manufacturing initiatives) and general and administrative expenses. Our use of cash is impacted by the timing and extent of the required payments for each of these activities.

We believe that the net proceeds from this offering, in combination with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. We have based these estimates on our current assumptions that may require future adjustments based on our ongoing business decisions. Accordingly, we may require additional capital resources earlier than we currently expect.

To date, we have not generated any revenue. We do not expect to generate any product revenue unless and until we (1) successfully complete development of any of our product candidates; (2) obtain applicable regulatory approvals; and (3) successfully commercialize or enter into collaborative agreements for our product candidates. We do not know with certainty when, or if, any of these items will ultimately occur. We expect to incur continuing significant losses for the foreseeable future and our losses to increase as we ramp up our clinical development programs and begin activities related to commercial launch readiness. We may encounter unforeseen expenses, difficulties, complications, delays and other currently unknown factors that could adversely affect our business. Moreover, following the completion of this offering, we will incur material incremental costs in operating as a publicly traded company.

We will require additional capital to develop our product candidates and fund our operations until commercialization of our lead product. We anticipate that we will eventually need to raise substantial additional capital, the requirements for which will depend on many factors, including:

•        the scope, timing, rate of progress and costs of our drug discovery efforts, preclinical development activities, laboratory testing and clinical trials for our product candidates;

•        the number and scope of clinical programs we decide to pursue;

•        the cost, timing and outcome of preparing for and undergoing regulatory review of our product candidates;

•        the scope and costs of development and commercial manufacturing activities;

•        the cost and timing associated with commercializing our product candidates, if they receive marketing approval;

•        the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

•        the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we might have at such time;

•        the extent to which we acquire or in-license other product candidates and technologies;

•        the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•        our ability to establish and maintain collaborations on favorable terms, if at all;

•        our ability establish subsidiaries in select international jurisdictions to support our operational, clinical, and commercial activities as we advance toward regulatory approvals and future product launches;

•        our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates and, ultimately, the sale of our products, following FDA approval;

•        our implementation of various computerized information systems; and

•        the costs associated with being a public company

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans. If we raise additional funds by issuing equity securities, our stockholders may experience dilution.

Summary Statement of Cash Flows

The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for each of the periods presented below:

	Year Ended December 31,
	2024	2025
	(in thousands)
Net cash (used in) provided by:
Operating activities	(1,913)	(1,318)
Investing activities	(1)	(1)
Financing activities	2,200	2,100
Net increase (decrease) in cash, cash equivalents and restricted cash	(286)	(781)

Net Cash Used in Operating Activities

Net cash used in operating activities was $1.9 million for the year ended December 31, 2024, which was primarily due to our net loss of $2.5 million and increase in non-cash items totaling $124 thousand, offset by $64 thousand from revaluation of financial instrument convertible to shares, and $603 thousand share-based compensation.

Net cash used in operating activities was $1.3 million for the year ended December 31, 2025, which was primarily due to our net loss of $5.0 million and offset by non-cash items totaling $3.8 million: $2.5 million from revaluation of financial instrument convertible to shares, and 1.3 share based compensation.

Cash Used in Investing Activities

We had no net cash used in investing activities during the years ended December 31, 2024 and 2025.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $2.2 million for the year ended December 31, 2024, due to issuance of convertible securities in the form of SAFE.

Net cash provided by financing activities was $2.1 million for the year ended December 31, 2025, due to issuance of convertible securities in the form of SAFE.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2025:

Payments Due by Period
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
(in thousands)
Operating obligations	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—

____________

(1)      We enter into contracts in the normal course of business with (i) clinical research organizations and clinical sites, (ii) contract manufacturers for pre-clinical and clinical drug supply, (iii) regulatory consultants and (iv) various other vendors in operating our business. These contracts generally provide for termination provisions with notice, and therefore we believe that our non-cancelable obligations under these agreements were not material as of December 31, 2025.

The Company owes a total of $678,000 consisting of a non-interest-bearing $117,000 shareholder loan without maturity date from our Chief Executive Officer received in April 2022 and approximately $561,000 in deferred compensation representing earned but unpaid salary and/or bonus amounts, each of which remains outstanding obligations to our Chief Executive Officer.

Critical Accounting Policies, Significant Judgments and Use of Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in the notes to our financial statements also included in this registration statement, we believe these critical accounting policies are the most important to understanding and evaluating our reported financial results.

Fair Value Measurements

Critical accounting estimates include the valuation of our convertible securities, including SAFEs, which are measured at fair value on a recurring basis with changes in fair value reported in the consolidated statements of operations. We elected the fair value option in accordance with ASC 825, Financial Instruments. As of December 31, 2025 the SAFE were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario in which the total consideration will be distributed in accordance with the SAFE terms to the SAFE investors and the other shareholders. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value and discounted the equity value by the Company’s WACC of 28.0%. For the M&A scenario, the Company estimates the Fair Value of the SAFE and the ordinary shares using the Income Approach, specifically the discounted cash flow (“DCF”) model, which reflects the present value of the expected future cash flows. The projected cash flows are derived from the

Company’s long term financial projections, including, inter alia, the planned market penetration and the prevalence rates in the population, pricing assumptions, operating cost structure, and regulatory approval milestones which are based on market research and industry benchmarks. The DCF model incorporates a discount rate (WACC) of 28% for 2025, in addition to considering the success probabilities of drug candidates at this stage of development. As of December 31, 2024 the Company estimates the Fair Value of the SAFE and the ordinary shares using the Income Approach, specifically the discounted cash flow (“DCF”) model, which reflects the present value of the expected future cash flows. The projected cash flows are derived from the Company’s long-term financial projections, including, inter alia, the planned market penetration and the prevalence rates in the population, pricing assumptions, operating cost structure, and regulatory approval milestones which are based on market research and industry benchmarks. The DCF model incorporates a discount rate (WACC) of 31.0% for 2024, in addition to considering the success probabilities of drug candidates at this stage of development.

Warrants and SAFEs Accounting

We account for warrants or SAFEs as either equity-classified or liability-classified instruments based on an assessment of the warrants’ or SAFEs’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”).

SAFE Warrants

The 2025 SAFE Warrant (in each case as defined above in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Current SAFEs”) are issued upon and subject to the occurrence of an “Equity Financing”, as defined in the agreements for the 2025 SAFEs.

The 2025 SAFE Warrants derive their exercise price from the conversion price of the 2025 SAFEs, and are exercisable to purchase the same shares as those the respective SAFE is converted into (“SAFE Shares”). The number of shares for which the 2025 SAFE Warrants are exercisable into is equal to the number of shares issued to the relevant investor upon conversion of the respective SAFE.

Since the 2025 SAFE Warrants are only issued upon and subject to the occurrence of an “Equity Financing”, being an event which also converts the SAFE (see below), the 2025 SAFE Warrants are not assignable by themselves prior to the conversion of the SAFE. As such, the 2025 SAFE Warrants are not a freestanding financial instrument, but rather embedded within the SAFE agreement, since they are neither entered separately and apart from the SAFEs nor are they legally detachable and separately exercisable from the SAFEs. Thus, the classification of the 2025 SAFE Warrants and 2025 SAFE agreements is a single unit of account.

Classification of SAFE agreements issued before 2025

The number of SAFE Shares issuable upon an Equity Financing is determined by dividing the SAFEs’ purchase amount by the SAFE price. The SAFE price is the lower of (i) a Company Valuation Cap of $115 million divided by the Company’s capitalization and (ii) the Discount Price.

The “Discount Price” is determined with reference to the price per share sold in an Equity Financing, multiplied by a discount rate of 80%.

For SAFE agreements issued before 2025, if an Equity Financing does not occur until expiration of the SAFE agreement after 24 months, the SAFE price is determined with reference to a Company value of $115 million applying a discount rate of 70%.

Applying ASC 815-40-15-7E, the number of SAFE Shares to be issued varies with reference to the occurrence/non-occurrence of an Equity Financing before expiration of the SAFEs. This is because the SAFE agreement includes a different conversion formula for each scenario. The SAFEs are classified as liabilities because they fail Step 2 of ASC 815-40’s indexation guidance.

Classification of SAFEs issued in May 2025 (“2025 SAFEs”)

The SAFEs issued in May 2025 do not expire after a predetermined period. Under these agreements, SAFEs are settled, inter alia, upon a Liquidity Event (as defined therein), such as a change in control, direct listing or IPO. The settlement formula of those SAFEs is different for Liquidity Events that are change in control and other types of Liquidity Events. As such, these SAFEs are classified as liabilities because they fail Step 2 of ASC 815-40’s indexation guidance.

The fair value of the liability-classified 2025 SAFEs incorporates both the expected number of SAFE Shares to be issued and 2025 SAFE Warrants.

Stock-Based Compensation

We account for share-based compensation in accordance with ASC Topic 718, “Compensation-Stock Compensation.” We calculate the fair value of share options on the date of grant using the Black-Scholes option-pricing model, and the expense is recognized over the requisite service period for awards expected to vest using the graded vesting method. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of our share on the date of grant. The requisite service period for share options is generally four years.

As there is no public market for our ordinary shares, the fair value of our equity is being approved by our board of directors as of the date share-based awards were granted. In estimating the fair value of our ordinary shares, we used the assistance of a third-party valuation specialist and considered factors we believed are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, risks, prospects, and economic and market conditions, among other factors. We believe the combination of these factors provided an appropriate estimate of our expected fair value and reflects the best estimate of the fair value of our ordinary shares at each grant date.

The valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. The assumptions used in the valuation model are based on future expectations combined with management judgment. Our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our ordinary shares as of the date of each option grant, including the following factors:

•        independent valuations performed at periodic intervals by independent third-party valuation specialist;

•        our current business projections;

•        our stage of development;

•        the prices, rights, preferences and privileges of our convertible classes of ordinary shares;

•        current business conditions;

•        the likelihood of a liquidity event for the ordinary shares underlying these share options, such as an initial public offering or sale of our company, given prevailing market conditions;

•        any adjustments necessary due to the lack of marketability of our ordinary shares;

•        the purchase of our ordinary shares by third party investors in arms-length transactions; and

•        the market performance of comparable publicly traded companies.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates, which is discussed in detail in the following paragraph.

Foreign Currency Exchange Risk

While the majority of our expenses are denominated in U.S. dollars, we operate in Israel and utilize manufacturing resources in Europe, which results in a portion of our expenses being incurred in New Israeli Shekels (NIS) and euros. We are therefore exposed to market risk, which represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We are subject to fluctuations in foreign currency rates in connection with these arrangements.

As of December 31, 2025, we have not entered into any hedging transactions, but we may do so in the future. Even if we do enter into such hedging transactions in the future, we cannot guarantee that such measures will effectively protect us from adverse effects due to the impact of fluctuations in currency exchange rates.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in certain of our reports and provide an annual management report on the effectiveness of controls over financial reporting. We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Status as an Emerging Growth Company.”

BUSINESS

Overview

We are a late clinical stage biopharmaceutical company, focused on the development and commercialization of novel pharmaceutical therapies to address unmet need in ocular diseases with underlying inflammatory pathologies. Our dazdotuftide platform technology is a bio-inspired immunomodulator designed to treat blinding inflammatory ocular diseases, and is currently being developed as both eye drops and intravitreal injections.

Our lead product candidate, TRS01, is poised to commence a Phase 3 clinical trial (called Tarsier-04) which will assess the safety and efficacy of TRS01. TRS01 is an eye drop formulation of dazdotuftide, a new chemical entity (“NCE”), which is being developed for the treatment of non-infectious anterior uveitis (“NIAU”), including NIAU patients diagnosed with glaucoma (or so-called comorbid glaucoma). The uvea is the pigmented layer of the eye, situated between the retina and cornea. Uveitis, an autoimmune disease of the eye, characterized by acute, recurrent or chronic inflammation and is a painful condition that can lead to blindness. Uveitic glaucoma is uveitis with comorbid glaucoma, and it is considered an end-stage of uveitis, with severe vision loss and blindness. We expect to initiate the Tarsier-04 trial in the fourth quarter of 2026. According to the reported prevalence in a large epidemiology study published by Kirupaharan et al. in the American Journal of Ophthalmology in March 2025, in the U.S. alone, prevalence of vision loss associated with uveitis has increased 2.7-fold in the last decade, and it is estimated that there are approximately 615,000 patients with NIAU, out of which approximately 160,000 have progressed to uveitic glaucoma. In addition, according to the SITE study as reported by Daniel et al, approximately 20% of NIAU patients develop OHT which translate to approximately 120,000 patients in the U.S. OHT is a precursor to glaucoma without documented vision loss, and these patients are at higher risk for glaucoma. According to the study published in the American Journal of Ophthalmology, an increase in prevalence of uveitis in the last decade was reported. According to the Chu 2024 epidemiology study, vision loss in uveitic glaucoma is nearly 3-fold higher than in uveitis without glaucoma, despite multiple treatment options for glaucoma, both surgical and medical.

Despite available treatment options, prolonged vision loss occurs in two thirds of patients with NIAU according to Durrani et al. 2004. The standard of care for acute/active NIAU has not changed in the last seven decades. It consists of topical steroids (administered as eye drops) which are effective in treating inflammation but are directly associated with a risk of intraocular pressure (“IOP”) elevation and glaucoma, a critical driver of long-term morbidity and high risk for blindness. This risk is also reflected in the warnings included in the product labeling of topical steroids. Currently there is no alternative to steroids for patients with an active disease. Clinicians and patients must balance controlling inflammation with the risk of steroid-induced ocular complications, which can contribute to a cycle of progressive vision loss.

Our goal for TRS01 is therefore to provide a safer and effective treatment. It is an eye drop formulation of dazdotuftide, a peptide conjugate that promotes immune tolerance. TRS01 is aimed to serve as a steroid-free alternative to treat active NIAU. Based on the data from our clinical trials of TRS01 in active non-infectious anterior uveitis, including in patients with uveitic glaucoma, TRS01 has the potential, if approved, to become first-line treatment for active uveitis in patients with uveitic glaucoma, and a better treatment option for those with active NIU without glaucoma, given the lack of currently available safe treatment options. Based on the amount of literature published in recent years, we believe that awareness of the consequences of current standard of care for NIAU patients is increasing, which we believe could lead to a shift in prescriber treatment practices once a safer drug becomes available. A panel of ophthalmologists specializing in uveitis and glaucoma, the Uveitic Glaucoma Interest Group, recently presented recommendations to lower the IOP threshold in uveitis to a more stringent threshold of 16 mmHg, to safeguard vision. This stringent threshold presents a clinical challenge for steroidal treatment given their associated IOP elevation side effect.

Based on the literature covering epidemiology data and disease course combined with a third-party payer survey that we commissioned, and subject to such epidemiology data’s and survey’s analysis and assumptions, the potential U.S. market for the treatment of non-infectious anterior uveitis in patients with uveitic glaucoma is estimated to be over $5 billion per year. The U.S. uveitis specialist community, comprising approximately 450 physicians who treat this patient population, represents a concentrated target prescriber base for TRS01 and also TRS02. This concentration provides an opportunity to execute an efficient go-to-market strategy and capture significant commercial opportunities in a multi-billion-dollar market.

In the three Company sponsored trials of the TRS01 program to date, we have treated a total of 133 patients with various doses of TRS01, out of them 107 patients with the intended commercial dose. After completion of the TRS4Vision Phase 3 trial, we met with the U. S. Food and Drug Administration (“FDA”). Following this meeting, based on the FDA’s guidance, we submitted a Special Protocol Assessment (“SPA”) Request, to request the FDA’s written agreement that the proposed pivotal clinical trial’s design, clinical endpoints, and statistical analyses are adequate to support a potential marketing application submission. We then received an SPA Agreement. An SPA Agreement is intended to be binding on the FDA and the sponsor, provided the sponsor follows the agreed-upon protocol and relevant scientific standards, and unless a substantial scientific issue essential to product safety or efficacy is identified after the agreement is reached or if there’s a paradigm shift in disease diagnosis or management.

We expect to initiate the Phase 3 clinical trial for TRS01 in the U.S. in the fourth quarter of 2026 and report top-line results in 2027. The trial is designed to support potential approval of TRS01 for the patient population with active non-infectious anterior uveitis including patients with uveitic glaucoma, as set forth in the SPA Agreement. If we receive FDA approval for TRS01, we plan to concentrate our initial commercial efforts on clinicians who treat uveitis patients who have progressed to uveitic glaucoma, because these patients are at the highest risk for blindness, higher risk for further glaucoma progression from the use of steroids and are being treated by a relatively small and approachable group of uveitis specialists. Subsequently, we intend to expand our commercial footprint to cover a larger group of physicians, including general ophthalmologists who treat patients with uveitis accompanied by OHT comorbidity, with eventual potential expansion to the optometry community, which will enable access to the broader NIAU population.

In addition to our lead product candidate, TRS01, we are developing our second product candidate, TRS02, which is a slow-release intravitreal injection formulation of dazdotuftide for the treatment of back-of-the-eye ocular diseases. We plan to evaluate TRS02 in posterior uveitis, as well as in other blinding ocular diseases in the back of the eye, such as diabetic macular edema (“DME”), non-proliferative diabetic retinopathy (“NPDR”), and dry age-related macular degeneration (“dry-AMD”), all of which have underlying inflammatory pathologies. It is estimated that in the U.S. there are approximately 200,000 people with non-infectious intermediate posterior, or panuveitis, that account together for 20-25% of patients with non-infectious uveitis. Diabetic retinopathy (“DR”) and dry-AMD are estimated to affect 9.6 million and 18.3 million people in the U.S., respectively, and these numbers were projected to rise.

Background on Uveitis

Non-infectious uveitis is an autoimmune eye inflammation that affects the middle layer of tissue in the eye, called the uvea. The specific types of uveitis are referred to based on their position in the eye, uveitis that occurs in the front of the eye is referred to as anterior uveitis; if the inflammation is in the middle of the eye, it is called intermediate uveitis; and if it is in the back of the eye it is called posterior uveitis. Panuveitis is when all layers of the uvea are inflamed, from the front to the back of the eye.

Types of Uveitis by Anatomical Location

Uveitis may occur at any age. According to studies, the average age of onset of the disease is approximately 40 years old, although up to 10% of cases are diagnosed in children under the age of 16.

The average cost per patient for treating uveitis is similar to, and potentially higher than, the cost for treating diabetes or hypertension, and per patient cost similar to some cancers. Additionally, uveitis has a heavy socioeconomic impact given the associated vision loss and need for lifelong management since the majority of uveitis patients are professionally active when diagnosed.

Autoimmune diseases including non-infectious uveitis are characterized by recurrent flare-ups of inflammation interspersed with remission, or quiescent periods. An active uveitis flare is an ophthalmic emergency leading to vision loss and pain and requiring urgent treatment. The goal of non-infectious uveitis treatment is to rapidly suppress active inflammation and pain. Following the acute phase, the treatment goal is to achieve long-lasting remission and to prevent complications and cumulative ocular damage. There is currently no way to cure the underlying autoimmune mechanism or to prevent flare-ups.

Local administration of steroids as eye drops is the current standard of care for active anterior non-infectious uveitis. For back of the eye non-infectious uveitis, steroids are administered as eye drops and via periocular injection, intravitreal injection, or sustained release drug implants. In more severe cases, treatment may be administered systemically, with either oral or intravenous steroids.

Steroids’ use in the eye has well-documented concerns regarding side effects. Side effects possibly resulting from use of topical steroids in the eye, include possible glaucoma. As a result, systemic immunosuppressive agents may be additionally given to a patient on such steroid regimen in an effort to prolong the remission or quiescent period and to reduce steroid exposure. These immunosuppressive agents do not treat the active disease stage, as they require 2-12 weeks to take effect. Immunosuppressive agents, used with close monitoring, include systemic steroids, T-cell inhibitors (e.g. sirolimus, cyclosporine, tacrolimus), antimetabolites (e.g. azathioprine, methotrexate, mycophenolate mofetil, leflunomide), alkylating agents (e.g. cyclophosphamide, chlorambucil), and biologic drugs (e.g. adalimumab). Despite these possibly side effects and risks, topical steroids has remained the only available treatment for non-infectious anterior uveitis flares.

Our Lead Indication — Uveitic Glaucoma

Uveitis with comorbid glaucoma (i.e. uveitic glaucoma) is a condition in which ocular inflammation and/or its treatment, namely topical steroids, causes a prolonged, persistent, or recurrent IOP elevation with development of characteristic glaucomatous optic nerve damage and visual field loss.

Estimated Number of Patients in U.S.

In contrast to primary glaucoma without uveitis, uveitic glaucoma patients exhibit significantly higher IOP levels and a more variable response to IOP-lowering medications, all of which contribute to a nearly twofold faster rate of glaucoma progression compared to glaucoma without uveitis.

Importantly, many patients who develop uveitic glaucoma are already receiving multiple IOP-lowering medications and, in many cases, have undergone one or more glaucoma surgeries. As a result, their ability to further tolerate or respond to additional anti-glaucoma therapy is limited. Therefore, the management of IOP elevation in these patients cannot be adequately addressed simply by intensifying conventional glaucoma treatments, underscoring the need for an anti-inflammatory drug that does not increase IOP.

A recent epidemiology study of approximately 90 million lives in the US found that uveitis with co-morbid glaucoma has the 3rd highest prevalence of severe vision loss and blindness, a higher rate of blindness than any non-genetic ocular disease. Importantly, the same study showed the prevalence of severe vision loss and blindness in uveitic glaucoma is approximately three times higher than in uveitis patients without glaucoma (12.63% vs. 33.23%). This corresponds to an estimated 70,000 NIAU patients experiencing severe vision loss or blindness, the majority of whom have uveitic glaucoma.

Drawbacks of the Current Standard of Care of Uveitis

Steroid eye drops have been the cornerstone therapy for active NIAU for over seven decades. No alternatives to steroids are currently approved for active NIAU. While topical steroids effectively control inflammation and relieve pain, potential complications include cataracts and increased risk of ocular infection. Of particular concern, the most common and sight-threatening side effect of steroids is elevated IOP, which can be irreversible and may ultimately progress to glaucoma, a key driver of long-term morbidity. A study from the British journal of ophthalmology found in patients with uveitis, progression from uveitis-related OHT to glaucoma, an irreversible damage to the optic nerve leading to progressive loss of vision (i.e. glaucomatous optic neuropathy) occurred with a median time of 1.2 years. A large study from 2025 found cumulative incidence of new glaucoma or OHT after uveitis with a mean time of 16 months. In eyes already with glaucoma, steroid-induced IOP elevation occurs in 90% of eyes.

Steroids induce IOP elevation through Glucocorticoid Receptors (“GR”) in the trabecular meshwork, which is the ocular primary location of aqueous humor outflow. According to recent studies, steroids have been shown in animal models to increase the resistance in the trabecular meshwork, creating irreversible structural changes and mechanical obstruction.

A substantial body of clinical data and numerous publications have firmly established the link between ocular steroid use and significant adverse effects, most notably elevated IOP and cataract formation. IOP is a risk factor for glaucoma and blindness, similar to blood pressure being a risk factor for stroke, or cholesterol for cardiovascular disease. Indeed, OHT is regarded as the primary risk factor for glaucoma; therefore, IOP control remains the main strategy to prevent glaucoma in at-risk individuals and to slow disease progression in patients with established glaucoma. Topical steroids carry a class label warning for IOP elevation, e.g., the labels of Pred Forte and Lotemax, include warnings related to IOP elevation and use of steroids with caution in the presence of glaucoma. Nevertheless, there is presently no alternative to steroid for active inflammation associated with non-infectious anterior uveitis.

The IOP side effect of steroids is of special importance in NIAU since NIAU is a chronic lifelong disease with recurrent flare-ups requiring recurrent treatment courses with steroids, thereby increasing the long-term risk for glaucoma. Steroid-induced OHT can worsen over time, persist after the steroids have been discontinued and become refractory to topical IOP-lowering agents. A 25-year follow-up National Eye Institute (“NEI”) study on >7,000 uveitis patients showed that any daily use of topical steroids increased the risk for OHT when compared with eyes that were not receiving any topical steroids. In pediatric patients with uveitis, even one or two drops per day can increase the risk of IOP elevation, and this effect tends to be dose-dependent. The Multicenter Uveitis Steroid Treatment (“MUST”) study, concluded that an increase in IOP is a prime driver of glaucoma in uveitis patients, and that even a modest rise in IOP between 16 and 20 mmHg was associated with a higher incidence of glaucoma.

Patients with active non-infectious uveitis receive steroids in the United States today, because it is the only FDA approved treatment alternative for this condition and therefore we believe these patients may have no treatment alternative. Management of the inflammation and pain caused by the uveitis, while preserving long-term vision is notoriously challenging. In patients who have already progressed to comorbid glaucoma, the lack of alternatives is even more dire as continued treatment with steroids could exacerbate glaucoma or even lead to vision loss or blindness.

Because of the risk of steroids, and based on our discussions with certain clinicians and published literature, we believe that clinicians may in some cases prefer choose undertreatment of the disease. Based on our discussions with some clinicians, we believe that clinicians often prefer the presence of trace inflammatory cells without an associated increase in IOP rather than eliminating cells at the cost of elevated IOP with steroid treatment. That is because long-term or repeated episodes of increased IOP are generally considered more likely to contribute to vision loss, than leaving a patient with trace inflammatory cells. This tendency to minimize steroid use, even at the expense of leaving trace inflammation is a common clinical approach to balance the risk of steroid-induced IOP elevation against the potential harm of persistent inflammation.

Overall, despite treatment, prolonged visual loss occurs in two thirds of patients with NIAU, and the incidence and prevalence of vision loss and blindness from uveitis-related conditions continue to rise. A recent epidemiology study from authors at Johns-Hopkins University based on medical claims data of approximately 100 million lives in the US over 10 years (2013-2023), reported that prevalence of vision loss associated with uveitis has increased 2.7-fold in the last decade. Elevated IOP and glaucoma are one of the leading causes of vision loss in uveitis patients with the prevalence of severe vision loss and blindness in uveitic glaucoma nearly 3-fold higher than in uveitis without glaucoma.

From Inflammation to Blindness

Vision loss and eye disorders significantly impact health-related quality of life. Based on a 2022 study, the estimated economic burden of visual impairment was approximately $61.6 billion for people younger than 65 years old. In a 2013 study, the economic burden was approximately $27.5 billion in the U.S. population younger than 40 years old.

Given the preponderance of evidence, to safeguard vision in uveitis, an international panel of ophthalmologists specializing in uveitis and glaucoma, the Uveitic Glaucoma Interest Group, recently published a consensus paper recommending clinicians to maintain an IOP threshold in uveitis patients beneath 16 mmHg. This threshold is lower than that typically applied to glaucoma patients without uveitis and is particularly challenging to maintain in uveitic eyes, which often require repeated courses of steroid treatment, with their associated side effect of IOP elevation. This challenge has also been confirmed in the TRS4Vision Phase 3 data, as will be discussed below.

Most uveitic glaucoma patients are managed by ophthalmologists with special training in uveitis. There are about 450 such specialists in the U.S.; the vast majority of whom are affiliated with two key national societies — the American Uveitis Society (“AUS”) or the Foster Ocular Inflammation Society (“FOIS”)–and two major international organizations, the International Uveitis Study Group (“IUSG”) and the International Ocular Inflammation Society (“IOIS”). These specialist clinicians represent a highly approachable and well-defined prescriber base.

In a survey conducted by the IUSG during the summer of 2020, 34 global key opinion leaders in uveitis, all from tertiary centers, confirmed that uveitic glaucoma is a complex disease with a lack of available treatments and a much worse prognosis than uveitis alone. According to this Tarsier sponsored survey, the burden of care for uveitic glaucoma patients is substantially higher than for uveitis patients without glaucoma.

Results of International Uveitis Study Group (IUSG) Survey

Adequacy of Current Treatment
9
3
22
25
9
YES
FOR MOST PATIENTS
NO
Uveitic Glaucoma
Uveitis

Treatments for increased IOP like beta-blockers and carbonic anhydrase, which are typically used to treat glaucoma, are prescribed to manage the IOP in uveitic glaucoma patients. If patients are refractory to IOP-lowering medications, surgeries may be considered (as done in “glaucoma-only” patients); however, in patients with uveitic glaucoma, such surgeries are prone to more complications and, according to the IUSG survey 79% of experts indicated that glaucoma surgeries in the uveitic eye have higher chance to fail because of the uveitis. Only one expert responded that uveitis patients’ response to surgery is the same as for other glaucoma patients, and 79% agreed that surgery in uveitis patients also has higher rate of complications than for other glaucoma patients.

Results of International Uveitis Study Group (IUSG) Survey — Poor response to glaucoma surgery in patients with uveitic glaucoma compared to glaucoma without uveitis

Experts who indicated surgery is more likely to fail and/or require revisions

21%
79%
Yes
No

In summary, non-infectious anterior uveitis is a chronic autoimmune disease. The only treatment for painful vision-impairing flares is topical steroids, which when used recurrently, result in irreversible changes to the trabecular meshwork, increasing IOP and often resulting in glaucoma. Approximately 160,000 U.S. patients live with non-infectious anterior uveitis with comorbid glaucoma. Uveitic glaucoma patients must continue to use topical steroids to treat their uveitis flares, despite class warnings for caution in patients with glaucoma, forcing the impossible choice between vision loss from uveitis, or vision loss from repeated IOP increases that further damage the optic nerve.

We therefore believe that the need for an effective and safe treatment option for active inflammatory ocular disease is clear.

Our Approach — Promoting Immune Tolerance

Dazdotuftide, is an NCE with a novel mechanism of action. Dazdotuftide is a peptide conjugate that is the product of two potent anti-inflammatory molecules: tuftsin and phosphorylcholine (“PC”). When bound together, the molecule dazdotuftide promotes immune tolerance by shifting macrophages from an inflammatory M1 state to an anti-inflammatory M2 state, which in turn increases IL-10 secretion, and induces regulatory T cells (“Treg”), together promoting the resolution of inflammation.

Phosphorylcholine is an active moiety secreted by parasitic worms. It has been shown to attenuate the activities of the human immune system as part of the worm’s sophisticated survival strategy. PC is known to suppress the Nf-kB transcription factor, which regulates a large array of genes involved in a variety of immune and inflammatory responses.

Tuftsin, on the other hand, is a short peptide that is an immunomodulator secreted by the human spleen and has been shown to induce anti-inflammatory IL-10 secreting macrophages. When bound together, the new molecule dazdotuftide has been shown in earlier development to have a strong synergistic effect compared to either molecule on its own.

Dazdotuftide is not anticipated to bind to glucocorticoid receptors in the trabecular meshwork, which was theorized to provide a potentially benefit over steroids in patients who have comorbid glaucoma or are at risk.

Clinical Results to Date for TRS01

Presently, the evaluation of new treatments for NIAU relies predominantly on a single efficacy-related endpoint: resolution of inflammation. This does not account for the ocular safety burden associated with both short- and long-term disease management — particularly in patients at risk for uveitic glaucoma. The continued use of steroids and the resulting risk of elevated IOP underscore the need for a comprehensive benefit-risk assessment that incorporates IOP safety as part of new treatment evaluation. This need is further supported by the recent recommendation from the Uveitic Glaucoma Interest Group to adopt a more stringent IOP target of 16 mmHg in patients with uveitis, highlighting a critical gap in care. Elevated IOP and glaucoma are key drivers of vision loss in this population, and topical steroids — the current standard of care — directly contribute to IOP elevation. Consequently, evaluating both efficacy and safety parameters is essential to addressing the primary causes of irreversible vision loss. Resolution of inflammation alone is insufficient to safeguard vision in these patients.

TRS01 ophthalmic solution of dazdotuftide has been evaluated in three randomized, controlled, masked trials by the Company — two Phase 1/2 trials and one Phase 3 trial. The Phase 1/2 studies provided initial evidence that the TRS01 is well tolerated. The Phase 3 study, which had the same patient population with the same active control (i.e. topical steroids) and same duration as the planned pivotal trial agreed with the FDA under an SPA Agreement, enrolled the largest patient population of all 3 trials and provides the most robust clinical data. For these reasons, while brief summaries of all three trials are provided below, the results of the Phase 3 study are presented in detail.

The totality of the data gathered in these trials supported the revision of the primary endpoint in the planned Tarsier-04 pivotal trial as agreed upon with FDA in the SPA Agreement. The outcomes in the trials below are preliminary and do not reflect FDA conclusions regarding such trials or approval, or the approval or conclusions of any other foreign regulatory organization.

Trial and indication	Phase	Sample size	Duration	Primary endpoint	Key outcome
TARSIUS 2020 Patients with post-operative ocular inflammation following uncomplicated cataract surgery	1/2	Total: 37 TRS01 1%: 9 TRS01 medium dose: 10 TRS01 low dose: 8 Vehicle: 10	2-week treatment period	To evaluate the safety of TRS01 eye drops (incidence and severity of Adverse Events)	TRS01 eye drops were well tolerated in patients with post-surgical inflammation following cataract surgery with no related Serious Adverse Events (“SAEs”).
GADOT 20/20 Patients with active non-infectious anterior uveitis	1/2	Total: 16 TRS01 1%: 8 TRS01 low dose: 8	4-week treatment period; 6-week follow-up period	To evaluate the safety of TRS01 eye drops (incidence and severity of Adverse Events)	TRS01 eye drops were well tolerated in patients with non-infectious anterior uveitis with no related SAEs.
TRS4Vision Patients with active non-infectious anterior uveitis including with uveitic glaucoma	3	Total (Safety Analysis Set): 139 TRS01 1%: 90 Prednisolone acetate: 49	4-week treatment period; 2-week follow-up period	Resolution of inflammation (The proportion of patients with ACC Grade=0 on Day 28 in the study eye) – non-inferiority to steroids on Day 28

TRS01 eye drops were well tolerated in patients with non-infectious anterior uveitis with no related SAEs. While the primary endpoint of ACC = 0 was not met, 64% of TRS01-treated patients experienced clinically meaningful improvement (reached ACC Grade = 0 or 1, i.e., ≤5 cells) with a median time of 9 days and with fewer IOP spikes compared to topical steroids. Based on pre-specified analysis, TRS01 was nominally non-inferior to topical steroids to control flare and ocular pain.(1)

____________

(1) Note: Regarding this nominally non-inferior (or equivalent) data, ocular pain means change from baseline -1.3 in the TRS01 group and -1.2 in the steroids group on Day 28 (95.1% CI: -0.29, 0.15; p=0.52), and flare change from baseline -0.8 in the TRS01 group and -0.7 in the steroids group on Day 28 (95.1% CI: -0.12, 0.19; p=0.63).

Safety Results to Date for TRS01

Overall, in the three trials in the TRS01 program to date, 133 patients received various doses of TRS01, out of those 107 patients received the intended commercial dose. TRS01 was well tolerated. In the TRS4Vision trial, the incidence of ocular TEAEs (treatment emergent adverse events) was lower in TRS01 compared to prednisolone acetate treated patients (TRS01, 18 patients (20.0%); prednisolone acetate, 15 patients (30.6%)). In the majority of patients with an ocular TEAE, the event was unrelated to study drug. The most common ocular TEAE was dry eye, recorded for 3 (3.3%) TRS01-treated patients and 1 (2.0%) prednisolone acetate patient, all unrelated to study drug. Punctate keratitis also was recorded for 3 (3.3%) TRS01-treated patients, all with medical history of other ocular diseases. The most common non-ocular TEAE was headache, recorded for 6 (6.7%) TRS01-treated patients and 5 (10.2%) prednisolone acetate patients. In the TRS01 group 6 patients (6.7%) experienced an ocular TEAE in the study eye that was deemed possibly related or related to study drug compared to 4 (8.1%) in the prednisolone acetate group. No ocular SAE was recorded in the study eye of any patient, there were no treatment-related SAEs, and no patient discontinued the study because of an AE.

TRS4Vision, Phase 3 Trial Design and Results

TRS4Vision trial was a multinational (U.S., France, Germany) Phase 3 randomized, active-controlled, double-masked study to evaluate the safety and efficacy of TRS01 Eye Drops in the treatment of patients with active non-infectious anterior uveitis including patients with uveitic glaucoma. Adults (≤75 years of age) and pediatric patients, with anterior uveitis, with or without uveitic glaucoma, requiring steroid treatment for an active NIAU flare-up were randomized 2:1 to TRS01 1.0% or prednisolone acetate 1.0%, respectively, both administered as eye drops four times/day for 28 days. The study enrolled patients with moderate to intense inflammation (baseline ACC grade of 2 or 3) — levels of inflammation that rarely resolve without treatment.

Tarsier Grading Image Scale

ANTERIOR CHAMBER CELL GRADING SCALE

Grade = 0, No inflammation
Grade = 1, Trace inflammation
Grade = 2, Moderate inflammation
Grade = 3, Intense inflammation
Grade = 4, Severe inflammation
Cornea
Anterior Chamber
Lens

Anterior Chamber Cell count positively correlates with the severity of anterior chamber inflammation.

FDA drug approval data indicate that <20% of eyes with active ocular inflammation (post-cataract or posterior uveitis) treated with placebo achieved complete resolution of inflammation.

The TRS4Vision study was designed as a non-inferiority trial compared to active control because placebo-controlled trials in active non-infectious anterior uveitis are generally not recommended by physicians due to the risk for fast disease progression and irreversible damage. Notably, historical placebo-controlled trials in non-NIAU ocular inflammation suggest that less than 20% of patients with ocular inflammation treated with placebo will reach complete resolution of inflammation.

The primary efficacy endpoint was resolution of inflammation, defined as an anterior chamber cell (“ACC”) grade of 0. The following parameters were also assessed at various time points throughout the trial: ACC, pain, flare, and photophobia. The data for these parameters were assessed as time-to-event (e.g., time to ACC score of 0 or trace; time to pain resolution i.e., pain grade = 0), change from baseline, and/or the proportion of patients achieving a grade of 0 or for ACC grade 0 or 1. Pain was assessed using subject-rated ocular pain assessment based on a grading scale of 0-5, with 0 being absence of pain and 5 being severe pain.

In hierarchical testing procedures like those used in our statistical analysis plan, the primary endpoint must demonstrate statistical significance before any formal statistical testing of secondary endpoints is conducted. If the primary endpoint is not met, all secondary endpoints are provided for informational purposes.

Safety assessments included slit-lamp examination findings, adverse events, and, most importantly, changes in IOP. To further evaluate the risk-benefit profile of TRS01, additional post hoc analyses of IOP parameters were conducted. Moreover, to allow a benefit-risk comparison between the TRS01 and steroid arm, IOP analysis was also conducted on the subgroup of patients benefiting most from the anti-inflammatory effect, reaching ACC=0.

TRS4Vision Results

136 patients were included in the Full Analysis Set (FAS), 10.3% pediatrics and 19.1% with uveitic glaucoma. Baseline characteristics, including mean baseline IOP, were generally balanced between the treatment arms, however, the TRS01 group had higher percentage of patients with baseline ACC grade 3 (more severe NIAU) compared with the prednisolone acetate group (50.6% TRS01, 44.9% prednisolone acetate).

On Day 28, 46.3% of TRS01-treated patients (47.9% in per protocol analysis set) achieved total resolution of inflammation (ACC Grade=0) in the study eye and almost two thirds (63.4%) of patients achieved control of inflammation, i.e. zero or trace cells (≤5 cells) – a clinically relevant endpoint in uveitis recognized by clinicians. Importantly, Kaplan-Meier analysis confirmed an improvement in inflammation with a median time from baseline to clinically meaningful improvement (ACC zero or trace) in the study eye of 9 days in the TRS01 arm.

Change from baseline in ocular pain was found equivalent in both arms; the mean change from baseline was -1.3 in the TRS01 group and -1.2 in the prednisolone group on Day 28 (95.1% CI: -0.29, 0.15; p = 0.52).

Kaplan-Meier Plot of Time from Baseline to ACC Grade=0 or 1 (i.e. ≤5 cells count) and to ocular pain grade =0, through Day 28, Study Eye (FAS)

____________

Note: Each of the two graphical charts above reflects all patients in the TRS4Vision trial that received treatment and were included in the Full Analysis Set (FAS), described above. Follow-up was measured to the earliest event prior to rescue therapy for patients experiencing an event prior to rescue therapy. Otherwise, patients were censored at the earliest of the following: date of the latest completed visit up to and including Visit 5, date of study discontinuation, or date of first rescue therapy.

The totality of the IOP data, both pre-specified safety analysis and post hoc analysis, both for the FAS and for the subgroup of patients reaching ACC=0 on day 28, including the result of the analysis that is planned for the upcoming pivotal trial, supported entry into the SPA Agreement with the FDA. Since IOP results were generally consistent between the FAS and the subset of patients achieving complete resolution of inflammation (ACC = 0) on Day 28, we present here the IOP results for this subgroup. By focusing on patients who achieved resolution of inflammation, this analysis reduces potential confounding from inflammation-related effects on IOP and provides insight into the IOP profile in patients most responsive to treatment. Collectively, the IOP data from this subgroup contributes to a more comprehensive understanding of the benefit-risk profile of our approach.

In the Study Eye on Day 28, mean change from baseline in IOP showed a difference of -1.7 mmHg (LS mean; p value of less than 0.05) between TRS01 and steroids. Also, higher proportions of prednisolone-treated patients had an IOP increase from baseline at each of the thresholds evaluated (≥5 mmHg, ≥7 mmHg, ≥10 mmHg; see graph below) and, as a result, are at an increased risk for glaucoma development or worsening of existing glaucoma. Importantly, and in line with the new recommendations for an IOP<16 mmHg in uveitis, our data demonstrated that only 7.4% of TRS01-treated patients who reached ACC=0 on Day 28 had an IOP increase from <16 mmHg at baseline to ≥16 mmHg on Day 28, compared to 31.8% of prednisolone-treated patients who reached ACC=0 on Day 28. The TRS4Vision results suggest that the anti-inflammatory benefits of steroid treatment may come with a substantially greater risk for glaucoma. The term p-value is a statistical measure between 0 and 1 that indicates the probability that the reported result was achieved purely by chance (that there is no significant difference, effect, or relationship between variables or populations). Generally, a p-value of less than or equal to 0.05 indicates that there is less than or equal to 5% probability that the difference between the control group and the treatment group is purely due to chance. If the control group was a placebo/active control, this would mean that there is less than or equal to 5% probability that the difference between the placebo/active control group and the group receiving the treatment, is purely due to chance. A p-value less than or equal to 0.05 typically represents a statistically significant result.

Proportions of Patients with IOP increase from baseline on Day 28 (Subset ACC=0)

____________

*        p-value < 0.05; consistent with FAS

A, B, Bar graphs showing for the Subset with ACC=0 on Day 28 (A) Proportion of patients with IOP increase from baseline on Day 28 of ≥5, 7 or 10 mmHg (B) Proportion of Patients with IOP<16 mmHg at Baseline and ≥16 mmHg on Day 28. *P-value <0.05 versus Prednisolone acetate 1% and p-value >0.05 where no asterisk is shown. In conclusion, in the TRS4Vision trial TRS01 was shown to control inflammation in nearly two thirds of patients, that is, showing zero or trace cells (≤5 cells). TRS01 also demonstrated a change from baseline in ocular pain, which we believe is comparable to steroids. Even though TRS01 was inferior to steroids in resolution of inflammation alone, the inflammation control and pain resolution results of TRS01, together with the totality of the post hoc IOP data from the TRS4Vision study, we believe points to a potentially favorable benefit-risk profile of TRS01 for patients with active non-infectious anterior uveitis and specifically for those with uveitic glaucoma. The importance of the benefits-risk profile generally was also recently highlighted by UGIG to have the new recommendation for a more stringent IOP threshold of 16mmHg in uveitis.

Confirmatory evidence is required to support a potential marketing application as a new clinical entity. As the primary efficacy endpoint compared to active control was not met, the endpoints in the planned Phase 3 trial have been re-discussed with the FDA and the trial is prospectively designed in the same patient population with the same active control (i.e. topical steroids) and same duration as in TRS4Vision, using the revised endpoints required by the FDA in the SPA Agreement to confirm the benefit-risk profile and will be conducted pursuant to the previously finalized SPA Agreement with the FDA. In addition, the FDA has indicated to us that treatment of active non-infectious anterior uveitis including subjects with uveitic glaucoma meets the criteria for a serious or life-threatening disease or condition for the purpose of seeking eligibility as a breakthrough therapy designated product and we are hopeful to receive such designation in the future. This acknowledgment is significant for patients and will be valuable in future regulatory discussions. Based on our discussions with FDA, we believe that if results of the benefit risk profile will remain positive in the Tarsier-04 trial, breakthrough therapy designation will be considered by FDA. Breakthrough therapy designation often enables more streamlined development programs. Moreover, the FDA has recently announced plans to issue a guideline that may allow approval based on a single trial. Once published, the Company intends to discuss the applicability of this change to its SPA-agreed program. While there is no assurance the guideline will apply or that a single trial will be sufficient, the Company views this potential development as an opportunity to streamline its pathway.

Regulatory Status

We reached an SPA Agreement from the FDA, providing via written agreement that the Company’s proposed pivotal clinical trial’s design, clinical endpoints, and statistical analyses are adequate to support a potential marketing application submission. (Once finalized, an SPA Agreement is intended to be binding on the FDA and the sponsor, provided the sponsor follows the agreed-upon protocol and relevant scientific standards, and unless a substantial scientific issue essential to product safety or efficacy is identified after the agreement is reached or if there’s a paradigm shift in disease diagnosis or management). The SPA Agreement followed a formal Type-C meeting held after completion of the TRS4Vision trial, to discuss the outcomes of the trial and seek guidance from the FDA on the adequacy of the proposed Clinical Development Plan to support an NDA submission. A key topic of discussion at the meeting was the concept of including IOP as a key study endpoint for assessing the effects of TRS01 and documenting the clinical advantages of TRS01 treatment. During the meeting discussion, FDA suggested that given the severe side effects and outcome with the standard of care, i.e. steroids treatment, approval for TRS01 will be based on benefit risk assessment and therefore suggested a primary endpoint comparing IOP changes in TRS01 versus steroids, and a secondary endpoint of ACC clearance. Following the SPA Agreement, we have also received an Advice/Information Request Letter from the FDA, acknowledging the SPA Agreement and including questions and recommendations related to the statistical methods for the Phase III trial under the SPA.

Our Strategy

Our mission is to develop and commercialize novel pharmaceutical therapies to treat immune-mediated blinding diseases of the eye with high unmet need.

Seventy years after steroids were first administered to the eye, dazdotuftide represents a novel approach by promoting immune tolerance in NIAU. We intend to achieve this goal by pursuing the following key strategic objectives:

•        Completing development and obtaining approval of TRS01 for the treatment of non-infectious anterior uveitis, including in uveitis patients with comorbid glaucoma.    Based on the TRS4Vision data, we plan to initiate a pivotal clinical trial of TRS01 in the same patient population with the same active control (i.e. topical steroids) and same duration as in TRS4Vision, using the revised endpoints required by the FDA in the SPA Agreement. To address the need to weigh in IOP safety, IOP is the primary endpoint (safety — superiority over steroids) and inflammation resolution is the key secondary endpoint, in line with the SPA Agreement from the FDA. The study will be considered successful if the IOP primary endpoint meets statistical significance, and FDA requirement for approval is that the TRS01 benefits outweigh the risks.

•        Launching focused marketing activities to commercialize TRS01 in the U.S. a staged commercialization approach.    There are approximately 160,000 patients with uveitic glaucoma in the U.S. and about 450 uveitis experts in the U.S., who focus on treating chronic and complicated uveitis eyes, among them patients with uveitic glaucoma. We have already begun discussions with potential prescribers of TRS01, i.e., uveitis specialists including uveitis key opinion leaders from various societies of uveitis experts.

As part of our launch strategy, we plan to continue this effort and meet most of the potential prescribers before launch. As a result, we believe that at launch, less than 20 dedicated sales representatives will be able to reach a substantial number of these experts in a cost-effective manner. A third-party payer survey for TRS01, from various types of payors from different geographies, indicated that payors understand the unmet medical needs in the treatment of active non-infectious anterior uveitis in patients with uveitic glaucoma and that, if TRS01 is approved, they indicated that they may allow access to TRS01 for a premium price and minimal restrictions. We intend to leverage proceeds from initial sales to this concentrated group of prescribers to expand our commercialization to a larger group of doctors who treat patients with uveitis accompanied by OHT comorbidity, reflecting our strategy to sequentially broaden market adoption. Over time, we plan to engage general ophthalmologists and other eyecare providers to extend access to treatment for the broader population of patients with non-infectious anterior uveitis.

•        Post launch, broadening the label of TRS01.    Post-launch, additional studies are planned to support broadening of the label to maximize the benefit for patients for the first novel therapeutic in more than seventy years. Clinicians have advised the Company to design additional trials and expand the label of TRS01, if approved, including for chronic use in an effort to extend quiescence. Lower dose of TRS01 may be beneficial as a maintenance dose for chronic use in those NIAU patients who are currently using systemic immunosuppressants in an effort to reduce frequency of uveitis flare ups. This requires a longer clinical trial.

•        Launch outside the United States.    We are in continuous dialogue with the European Medicines Agency (EMA) and have already received their guidelines for the Chemistry, Manufacturing, and Controls (CMC) requirements as part of a scientific advice process. We were granted an orphan designation in the EU for uveitis in November 2019, in which the EMA acknowledged the clinical advantages of dazdotuftide, if approved, in treating non-infectious uveitis, including significant benefit in uveitic glaucoma. An orphan designation is not a guarantee of success. Specifically, this designation may not lead to a faster development, regulatory review, or approval process, and it does not increase the likelihood that a product candidate will receive regulatory approval or marketing authorization. We see a significant commercial opportunity for our product candidates internationally. To address these markets, we may establish relationships with one or more distribution partners in Europe, with regional capabilities and infrastructure to support and potentially accelerate the commercialization of our product candidates, if approved, in such geographies.

•        Developing TRS02 for additional indications associated with uveitis and other back-of-the-eye ocular inflammatory diseases.    Based on the fundamental role of macrophages in eye inflammation, we plan to pursue development of TRS02, a slow-release intravitreal formulation, in posterior uveitis, as well as in other indications in which inflammation plays a key role in the disease. DME, NPDR and dry-AMD, are all diseases resulting in severe visual loss due to underlying ocular inflammation pathologies, afflict significant patient populations. We plan to validate our technology platform with TRS01 and move steadily towards development of our pipeline for other immune-mediated indications where dazdotuftide may provide a novel mechanism of action. We will continue to seek advice from leading clinicians in the field to guide our pipeline decisions.

Our Competitive Strengths

We believe our Company and our current product candidates have the following key competitive and distinguishing characteristics:

•        Dazdotuftide is a steroid-free new chemical entity (NCE) with a disruptive mechanism of action and an issued composition of matter patent issued with global coverage.    Our patents, patent applications and licensed patents cover new chemical entities, formulations, synthesis and methods of treatment. Dazdotuftide is promoting immune tolerance and our pipeline aims to address a number of diseases across eye care, with high, unmet needs.

•        TRS01 is currently in Phase 3 development targeting a field that has lacked innovation in the past 70 years.    In the TRS4Vision Phase 3 trial, the results together with the totality of the post hoc IOP data we believe points to a favorable benefit-risk profile potential of TRS01 for patients with active non-infectious anterior uveitis and specifically uveitic glaucoma. The post hoc IOP data was presented to the FDA as part of a Type C meeting (a formal, non-milestone FDA meeting between agency officials and the Company) which lay the groundwork for the SPA Agreement, and designing the upcoming pivotal trial’s new primary endpoint to be a safety IOP endpoint. The planned pivotal trial is designed in line with an SPA Agreement from the FDA, in the same patient population with the same active control (i.e. topical steroids) and same duration as in TRS4Vision, using the revised endpoints required by the FDA in the SPA Agreement. This upcoming pivotal trial is planned to have an IOP primary endpoint compared to the active control (p-value of less than 0.05 in the TRS4Vision post hoc analysis of the IOP endpoint). The upcoming pivotal trial, which we refer to as Tarsier-04, is expected to enroll approximately 300 patients from sites in the United States.

•        Large, underserved Non-infectious Anterior Uveitis patient population with a focus on those with comorbid glaucoma initially; a market with a significant opportunity for growth and an approachable prescriber base.    Our lead product TRS01 is being developed to serve as a steroid-free alternative treatment for the autoimmune eye disease non-infectious anterior uveitis; specifically in patients who are precluded from receiving steroids due to risks associated with that class of drugs. This includes those with comorbid glaucoma (uveitic glaucoma), those with ocular hypertension who are at risk of glaucoma due to their elevated IOP, and children with uveitis who will need a lifetime of therapy. Epidemiology studies confirm the size of the U.S. non-infectious anterior uveitis market to be more than 600,000 patients, with approximately 160,000 of those having comorbid glaucoma. Furthermore, studies indicate an increasing prevalence of vision loss in patients with uveitis, with approximately 1 in 3 patients with uveitic glaucoma reaching severe vision loss or blindness. These findings underscore the insidiousness of the disease over the long-term and the need for safer treatments to control the inflammation and ocular pain associated with active disease. Our commercial plan is based on a staged approach. Initially, we expect to target physicians who treat patients with non-infectious anterior uveitis who have already developed glaucoma. This patient population is served mainly by uveitis specialists representing approximately 450 experts in the U.S., a group that can be reached with a relatively small team.

•        Seasoned Leadership Team and Board.    Our leadership team brings deep expertise in developing and commercializing therapies for ophthalmic conditions. Both our management team and board of directors have a strong track record in advancing innovative eye-care products and have played key roles in bringing multiple leading treatments to market.

Product Candidate Pipeline Overview

Beyond our lead product candidate TRS01, we are currently in pre-clinical development of an intravitreal slow-release injection formulation of dazdotuftide (known as TRS02) for four indications as described below.

We believe that promoting immune tolerance with dazdotuftide has the potential to treat a wide range of diseases and disorders in the eye. Building on our experience with TRS01, we plan to continue to develop the dazdotuftide platform for a number of potential indications in ocular non-infectious inflammatory diseases. Our second product candidate in development, TRS02, is a slow-release formulation to be injected into the back of the eye for treatment of back-of-the-eye retinal diseases such as DME, NPDR, dry-AMD and back-of-the-eye uveitis (intermediate, posterior, and panuveitis), all of which have underlying inflammatory pathologies. Dazdotuftide, the same active ingredient as in TRS01, promotes macrophages to shift from inflammatory to anti-inflammatory and toward immune tolerance. However, for the active ingredient to reach the back-of-the-eye and treat these retinal diseases, injection into the posterior segment of the eye is needed.

We are in the pre-clinical stage of development of this drug candidate and have already reached agreement with the FDA in a pre-IND meeting on the clinical development strategy going forward. We developed the TRS02 formulation prototype, that was found in proof-of-concept preclinical studies to be safe and its release profile to match our clinical plan. We plan to submit an IND for TRS02 for treatment of intermediate, posterior, and panuveitis and initiate a phase I/II dose escalation trial in 2027. After this initial trial, we plan to continue with a dose-ranging and duration-of-effect trial with TRS02 to evaluate the drug for multiple retinal indications simultaneously (DME, NPDR, dry-AMD) in parallel to a program in posterior uveitis.

Intermediate, posterior and panuveitis

Named according to the primary sites of inflammation, anterior uveitis is the most common type, after which follows panuveitis, intermediate uveitis and then posterior uveitis. It is estimated that in the U.S. there are approximately 200,000 people with non-infectious intermediate posterior, or panuveitis, that account together for 20-25% of patients with non-infectious uveitis.

Current treatments for posterior uveitis include topical steroids, however, their distribution to the posterior segment is limited, hence their efficacy is not sufficient, and intravitreal injections of steroids are used to reach the site of inflammation. Systemic steroids, at times, and other forms of systemic immunosuppressants are also being used, however, they lead to reduced quality of life. For example, systemic corticosteroids, especially when used at high doses, can lead to serious side effects such as osteoporosis, adrenal suppression, hyperglycemia, dyslipidemia, cardiovascular disease, Cushing’s syndrome, psychiatric disturbances, and more. Additionally, immunosuppressant drugs increase the risks of infection, malignancy, cardiovascular disease and bone marrow suppression. These significant long-term adverse effects, which require close surveillance and additional treatments and discomfort, negatively influence the day-to-day quality of life.

Diabetic Retinopathy and Macular Edema

Diabetic retinopathy (“DR”) is a common complication of diabetes and remains a leading cause of blindness among the entire diabetic population. Across all ages, an estimated 9.6 million people in the United States are living with DR, a number that is estimated to rise in correlation with the rise in diabetes. Of these, 1.84 million have vision-threatening DR. It is estimated that approximately 30% of diabetic people develop DR, and 12.63% of DR patients have severe vision loss and blindness. According to the international diabetes federation, the global population with diabetes will increase by approximately 50% between 2019 and 2045.

Diabetic retinopathy is classified into two main groups — non-proliferative diabetic retinopathy (“NPDR”) and Proliferative Diabetic Retinopathy (“PDR”). NPDR refers to the early stage of the disease, in which symptoms are mild or nonexistent, and the majority of patients are in this group. PDR is the late-stage disease, where blood vessels grow into the vitreous and retina. In NPDR, the blood vessels in the retina are weakened, and this results in tiny microaneurysms. Those may eventually leak into the retina and lead to swelling of the macula known as Diabetic Macular Edema (“DME”). Thus, DME is more likely to occur as DR progresses but can occur at any stage. Macular edema is a major cause of visual loss in the course of metabolic, vascular and inflammatory retinal diseases, and DME is one of the most widespread DR complications, at any stage of the disease, with a prevalence that ranges from 19% to 65% of the patients.

Our Market Opportunity

At this stage, our market opportunity assessment centers on our lead product candidate, TRS01, an eye drop formulation of dazdotuftide, targeting U.S. patient population with non-infectious anterior uveitis including patients with uveitic glaucoma. This represents the most advanced asset of our pipeline and the initial focus of our commercialization strategy, providing a clear view of the potential value creation in our core indication.

Based on a recent large-scale epidemiology study of approximately 100 million lives in the US, the prevalence of uveitis (infectious + non-infectious) in the United States is 260 per 100,000 and anterior uveitis is approximately 75% of NIAU cases. Non-infectious uveitis accounts for 91% of cases.

Based on the most recent report from the large-scale Kirupaharan et al epidemiology study, in which 26.6% of patients with NIAU had uveitic glaucoma, hence, the prevalence of anterior uveitic glaucoma in the United States can be estimated to be 47.2/100,000 in adults. In addition, according to Daniel et al, approximately 20% of NIAU develop OHT, hence, the prevalence of anterior uveitis with OHT in the United States can be estimated to be 35.5/100,000 in adults. Based on a population of more than 347 million people in the United States, this translates to approximately 160,000 people suffering from anterior UG and 123,000 people suffering from NIAU with OHT in the United States.

	%	Prevalence	US patient population 2025 (Approximate)
Uveitis	—	260 per 100,000	900,000
Non-infectious uveitis	91%	236.6 per 100,000	820,000
Anterior uveitis	75%	177.5 per 100,000	615,000
Anterior Non-infectious uveitis with OHT	20%	35.5 per 100,000	123,000
Uveitic glaucoma (Anterior Non-infectious uveitis with comorbid glaucoma)	26.6%	47.2 per 100,000	160,000

U.S. Sales and Marketing

Our sales strategy, if regulatory approval for TRS01 is achieved, will be based on a staged approach. Initially, we expect to target end-stage uveitis — non-infectious anterior uveitis patients who have already developed glaucoma. There are estimated to be 160,000 patients in the U.S., treated mainly by approximately 450 uveitis specialists and other experts, a small and approachable prescriber base. Consequently, a relatively capital-efficient route to market is planned with a field team estimated to include fewer than 20 sales representatives. We intend to leverage proceeds from initial prescriptions written by this expert group to expand the size of our team and enable activity across a larger group of prescribers who manage less severe patients, including those with an OHT comorbidity, and also pediatric patients, reflecting our strategy to sequentially broaden market adoption. Over time we plan to engage general ophthalmologists and other eye care providers to extend access to treatment for the broader population of patients with non-infectious anterior uveitis.

Following the U.S launch of TRS01, we plan to expand the sales and marketing effort of the TRS01 to other geographical markets such as Europe and explore various types of commercial partnerships for sales and marketing in other territories.

Our Staged Commercialization Approach

We believe that the marketing efforts for TRS01 will facilitate the commercialization of TRS02 in intermediate, posterior and panuveitis because the prescriber population is substantially the same and the patient population shares many of the same medical characteristics.

Chemistry, Manufacturing and Controls

We do not currently own or operate facilities for manufacturing, storing, distributing or testing clinical or commercial quantities of our product candidates. Because we intend to rely on third-party contract manufacturing organizations (“CMOs”) to manufacture and supply our products and expect that reliance to continue for the foreseeable future, we have recruited personnel with experience to manage the third-party contract manufacturers producing our product or product candidates.

The process for manufacturing our dazdotuftide consists of chemical synthesis, purification using liquid chromatography and freeze drying into solid form. Each of these steps involves a relatively routine chemical engineering process. We expect that the costs associated with manufacturing drug substance for our product candidates may be comparable to the current manufacturing costs for other similarly sized peptide-based components.

We are currently engaging one third-party manufacturer to provide clinical supplies of dazdotuftide, and a different third-party manufacturer to provide fill-finish services for TRS01.

Our third-party supply chain providers, their facilities and the dazdotuftide, TRS01 and future TRS02 used in clinical trials or for commercial sale are required to be in compliance with current Good Manufacturing Practices (“cGMP”). The cGMP regulations govern manufacturing processes and procedures, including requirements relating to organization of personnel, buildings and facilities, equipment, control of components and packaging containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. Product candidates used in late-stage clinical trials must be manufactured in accordance with cGMP requirements and must satisfy FDA or other authorities’ requirements before any product is approved and before we can manufacture commercial products.

Our third-party manufacturers are also subject to periodic inspections of facilities by us and by the FDA, as well as by other authorities and regulatory agencies. The parameters assessed in these inspections include procedures and operations used in the testing and manufacture of dazdotuftide, TRS01 and future TRS02, to assess compliance with applicable regulations. Our failure, or the failure of our third-party providers and supply chain providers, to comply with such statutory and regulatory requirements could subject us to possible legal or regulatory action, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, suspension of production, warning letters, the seizure or recall of products, operating restrictions and criminal prosecutions. Any of these actions could have a material impact on clinical supplies of TRS01 or our other product candidates. Contract manufacturers at times encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. We are conducting periodic audits at our CMOs and Clinical Research Organizations (“CROs”) to ensure full compliance at the highest quality.

We have the ability to change manufacturers and vendors, in case of need, as the manufacturing know-how, methods, best practices and expertise exist within our company and can be executed in different capable sites aside from our current vendors. Our headquarters is based in Israel, but we work globally. We manufacture in Europe. We believe that our existing contract manufacturers are adequate for our near-term needs but expect to need additional space as we grow. We believe that suitable additional or alternative manufacturing facilities would be available as required in the future on commercially reasonable terms. We anticipate that our current manufacturing arrangements will be sufficient to support the production of TRS01 for commercial launch and to meet projected demand during the first year following launch.

Although we are exploring the possibility of establishing our own manufacturing facility, we may continue to rely on CMOs for parts of the process, such as API manufacturing, filling and labelling of our products for commercial sale. By possibly establishing our own manufacturing facility, we expect to minimize or eliminate our reliance on CMOs. We believe that having control over the whole manufacturing process of the drug product will allow us to reduce cycle times, increase the robustness and consistency of the process and reduce cost of goods for commercial production. We also believe that having a potential dedicated manufacturing facility will allow us to optimize commercial-scale processes.

Intellectual Property

Our patent portfolio includes seven issued U.S. patents and six pending U.S. patent applications that are solely owned by us or licensed to us. It also includes certain foreign counterparts of a subset of these patents, as well as patent applications in foreign countries including Australia, Brazil, Canada, China, India, Israel, Japan, Korea, Singapore and several countries within the European Patent Convention. We also own a registered trademark for Tarsier, which is registered in the U.S., Australia, UK, Israel, European Union, and Canada.

With respect to our candidate TRS01, our patents, patent applications and licensed patents cover new chemical entities, formulations, synthesis and methods of treatment. We continue to seek to maximize the scope of our patent protection in various aspects.

With respect to our candidate TRS02, our applications cover chemical composition, synthesis and preparation, formulations, and methods of treatment. We seek to maximize the scope of our patent protection for all our programs.

In January 2016, we entered into an irrevocable licensing agreement with the inventors of the dazdotuftide molecule, for the composition of matter patent, which we refer to as the License Agreement. This composition-of-matter patent expires in 2034 in the U.S., and may be extended under applicable regulatory provisions. This License Agreement is an exclusive, worldwide, irrevocable, royalty-free, fully paid, transferable and sub-licensable license to use, develop, make, have made, use, sell and offer for sale products in the field of local delivery of dazdotuftide for any ophthalmic indication.

We believe that we have certain know-how and trade secrets relating to our technology and product candidates. We rely on trade secrets to protect certain aspects of our technology related to our current and future product candidates. However, trade secrets can be difficult to protect. We seek to protect our trade secrets, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, service providers, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Competition

Biotechnology and pharmaceutical industries are characterized by rapid technological advancement, significant competition, and an emphasis on intellectual property. We face potential competition from many different sources, including major and specialty pharmaceutical and biotechnology companies, academic research institutions, governmental agencies and public and private research institutions. Any product candidate that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future. We believe that the key competitive factors affecting the success of any of our product candidates will include efficacy, safety and intellectual property protection.

As described above, all of the currently available treatments for active NIU in the U.S. contain steroids. There is no other alternative available in the market.

We are aware of other companies developing prescription therapies for non-infectious uveitis. However, to our knowledge, no other company is currently in clinical development with an apparent similar or improved safety profile in comparison to steroids. In addition, based on publicly available information, we are not aware of any other company currently conducting clinical trials in the United States for treatment of non-infectious uveitis.

Many of the companies with which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products such as those we are developing. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority. We will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or trials or seek approval of our product candidates. The processes for obtaining regulatory approvals in the United States and other countries, as appropriate, along with subsequent compliance with appropriate federal, state, local and foreign statutes and regulations, require the expenditure of substantial time and resources.

United States Drug Regulation

In the United States, we are subject to extensive regulation by the FDA, which regulates drugs under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), and its implementing regulations. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. Drugs also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. or foreign requirements at any time during the product development process, approval process or post-marketing may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’ refusal to approve pending NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, market acceptance of our products, and our reputation.

Our product candidates are considered small molecule drugs and must be approved by the FDA through the NDA process before they may be legally marketed in the United States. The process generally involves the following:

•        completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice (“GLP”), requirements;

•        submission to the FDA of an IND, which must become effective before human clinical trials may begin in the United States and must be updated annually or when significant changes are made;

•        approval by an independent IRB or independent ethics committee at each clinical trial site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP, requirements and other clinical trial-related regulations to establish substantial evidence of the safety and efficacy of the investigational product for each proposed indication;

•        submission to the FDA of an NDA;

•        a determination by the FDA within 60 days of its receipt of an NDA to accept the submission for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements, and of selected clinical investigational sites to assess compliance with GCP;

•        potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA filing;

•        payment of user fees for FDA review of the NDA;

•        FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States; and

•        compliance with any post-approval requirements, including the potential requirement to implement a REMS and the potential requirement to conduct post-approval studies.

The data required to support an NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process can take many years and the actual time required to obtain approval, if any, may vary substantially based upon the type, complexity and novelty of the product or condition being treated.

Preclinical Studies and IND Submission

Before testing any drug product candidate in humans, the product candidate must undergo rigorous preclinical testing. The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for certain safety/toxicology studies. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin in the United States.

An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA and clinical trials may proceed under such IND at such time, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development along with any subsequent changes to the investigational plan.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries, including the website maintained by the U.S. National Institutes of Health, ClinicalTrials.gov.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may still submit data from the clinical trial to the FDA in support of an NDA. The FDA may agree to accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection, if deemed necessary, and the practice of medicine in the foreign country is consistent with the United States.

Clinical trials in the United States generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3. Although the phases are usually conducted sequentially, they may overlap or be combined.

•        Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, tolerability and safety of the drug in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness.

•        Phase 2 clinical trials generally involve studies in disease-affected patients to determine the dose and dosing schedule required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

•        Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the safety and effectiveness of the product for its intended use and to establish the overall benefit/risk relationship of the product to provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

•        We have designated TRS4Vision as Phase 3 trial as it was a multi-center trial based mainly in the United States. We have designated Tarsier-04 as Phase 3 trial as it is multi-center trial based in the United States and reviewed and approved by the FDA as part of a Special Protocol Assessment (SPA). As part of the SPA agreement, the FDA confirmed that the study design including primary and key secondary endpoints, is adequate to demonstrate the safety and efficacy of TRS01 in uveitis and uveitic glaucoma, and the study is designed to demonstrate that TRS01’s benefits outweigh the risks. The FDA further confirmed that the approval will be based on benefit/risk assessment. Under current FDA guidelines, approval of new chemical entities typically requires two adequate and well-controlled trials. The FDA has announced plans to issue a guideline that may allow approval based on a single trial. Once published, the Company intends to discuss the applicability of this change to its SPA-agreed program. While there is no assurance the guideline will apply or that a single trial will be sufficient, the Company views this potential development as an opportunity to streamline its pathway.

•        A Phase 1/2 clinical trial combines elements of both Phase 1 and Phase 2 studies. We have designated the Tarsius-2020 and GADOT 20/20 multi-center U.S. trials as Phase 1/2 trials because they extend beyond the typical safety and tolerability assessments of a Phase 1 trial to also evaluate dose ranging and include preliminary efficacy assessments.

•        Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

An SPA is a process in which the FDA provides written agreement that a proposed pivotal clinical trial’s design, clinical endpoints, and statistical analyses are adequate to support a potential marketing application submission. An SPA provides guidance for ensuring that a pivotal trial under the SPA can be considered an adequate and well-controlled study for purposes of a potential marketing application. Once finalized, an SPA is intended to be binding on the FDA and the sponsor, provided the sponsor follows the agreed-upon protocol and relevant scientific standards, and unless a substantial scientific issue essential to product safety or efficacy is identified after the agreement is reached or if there’s a paradigm shift in disease diagnosis or management. While an SPA reflects the FDA’s concurrence on the adequacy of the trial design, it does not guarantee that the trial will be successful or that any resulting marketing application will be approved. We have reached an SPA Agreement with the FDA for our Tarsier-04 trial.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the drug, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

We have an agreed initial Pediatric Study Plan (iPSP) with the FDA and have included pediatric patients across all age groups in both past and planned clinical trials. Accordingly, we do not anticipate that a separate pediatric trial will be required to support the inclusion of pediatric use in our product labeling.

NDA Review and Marketing Approval

Following completion of clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA, along with proposed labeling, chemistry and manufacturing information, and other information in a request for approval to market the drug for one or more specified indications. The application must include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA must be obtained before a drug may be marketed in the United States.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by an application user fee. FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for each marketed human drug. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a qualifying small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product NDA also includes a non-orphan indication.

The FDA reviews all submitted NDAs before it accepts them for filing to determine if they are sufficiently complete to permit a substantive review, and the FDA may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under PDUFA, the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, standard review and priority review. According to PDUFA performance goals, the FDA endeavors to review applications subject to standard review within ten months, whereas the FDA’s goal is to review priority review applications within six months, depending on whether the drug is a new molecular entity. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

In addition, under the Pediatric Research Equity Act of 2003 as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements.

The FDA generally accepts data from foreign clinical trials in support of an NDA if the trials were conducted under an IND. If a foreign clinical trial is not conducted under an IND, the FDA nevertheless may accept the data in support of an NDA if the study was conducted in accordance with GCP requirements and the FDA is able to validate the data through an on-site inspection, if deemed necessary. Although the FDA generally requests that marketing applications be supported by some data from domestic clinical studies, the FDA may accept foreign data as the sole basis for marketing approval if (1) the foreign data are applicable to the U.S. population and U.S. medical practice, (2) the studies were performed by clinical investigators with recognized competence, and (3) the data may be considered valid without the need for an on-site inspection or, if the FDA considers the inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.

Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA also closely analyzes the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process.

After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications and potentially subject to other requirements. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing changes. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Expedited Review and Approval

The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, which are intended to expedite or simplify the process for reviewing drugs and/or provide for approval on the basis of surrogate endpoints. Generally, drugs that may be eligible for these programs are those for serious or life-threatening diseases or conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments.

Post-Approval Requirements

Following approval of a new product, the product is subject to continuing regulation by the FDA, including, among other things, requirements relating to facility registration and drug listing monitoring and record keeping, periodic reporting, product sampling and distribution, advertising and promotion, and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data. The FDA strictly regulates marketing, labeling, advertising and promotion of drugs, including after they are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication.

The FDA may also place other conditions on approvals including the requirement for REMS, to assure the safe use of the product. If the FDA concludes that a REMS is needed, the NDA sponsor must submit a proposed REMS. The FDA will not approve the FDA without an approved REMS, if required. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation, and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, its manufacturer or the NDA holder, including recalls.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay drug distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market, or product recalls;

•        fines, warning letters, or holds on post-approval clinical trials;

•        refusal of the FDA to approve pending applications or supplements to approved applications;

•        suspension or revocation of product approvals;

•        product seizure or detention, or refusal to permit the import or export of products; or

•        injunctions or the imposition of civil or criminal penalties.

Other Regulatory Matters

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Manufacturing, sales, promotion and other activities following product approval are subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including Centers for Medicare & Medicaid Services (CMS), other divisions of the U.S. Department of Health and Human Services (HHS), the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments.

For example, in the United States, sales, marketing and scientific and educational programs also must comply with state and federal fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws. These laws include the following:

•        the federal Anti-Kickback Statute, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of an item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

•        the federal False Claims Act, which imposes civil penalties, sometimes pursued through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent or making a false statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government;

•        the Federal HIPAA, which imposes criminal liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense, or knowingly and willfully making false statements relating to healthcare matters;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and their implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•        the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices, including off-label or pre-approval promotion;

•        the federal Physician Payments Sunshine Act, which requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding direct or indirect payments and other transfers of value to physicians and teaching hospitals (and certain other practitioners beginning in 2022), as well as information regarding ownership and investment interests held by physicians and their immediate family members; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, state laws that require pharmaceutical manufacturers to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, state laws that require pharmaceutical manufacturers to report information on the pricing of certain drug products, and state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Additionally, California enacted legislation that has been dubbed the first “GDPR-like” law in the United States. The California Consumer Privacy Act (“CCPA”) creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA went into effect on January 1, 2020 and requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. The CCPA could impact our business activities depending on how it is interpreted and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data and protected health information.

Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, as well as state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing. In addition, we may be subject to state and local laws that require the registration of pharmaceutical sales representatives.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant civil, criminal and administrative penalties, including damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, compliance oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts.

Equivalent, and similarly detailed, obligations will apply to the conduct of clinical trials in third countries including the EU.

United States Patent-Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND or the issue date of the patent, whichever is later, and the submission date of an NDA plus the time between the submission date of an NDA or the issue date of the patent, whichever is later, and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full 505(b)(1) NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Regulation Outside the United States Generally

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. The cost of establishing a regulatory compliance system for numerous varying jurisdictions can be very significant. Although many of the issues discussed above with respect to the United States apply similarly in the context of the EU and in other jurisdictions, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial authorization application (“CTA”), must be submitted for each clinical protocol to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is accepted in accordance with a country’s requirements, the clinical trial may proceed.

The requirements and processes governing the conduct of clinical trials vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP, the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational medicinal product under EU regulatory systems, we must submit a marketing authorization application. The content of the application submitted in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements.

For other countries outside of the EU and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing product development, the conduct of clinical trials, manufacturing, distribution, marketing approval, product licensing, pricing and reimbursement vary from country to country.

Countries that are part of the EU, as well as countries outside of the EU, have their own governing bodies, requirements and processes with respect to the approval of drug products. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Additionally, to the extent that any of our product candidates, once approved, are sold in a foreign country, we may be subject to applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.

Insurance Coverage and Reimbursement

Successful commercialization of new drug products depends in part on the extent to which reimbursement for those drug products will be available from government health administration authorities, private health insurers and other organizations. In the United States, government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels.

The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on its investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for drug products, but monitor and control company profits. Accordingly, in markets outside the United States, the reimbursement for drug products may be reduced compared with the United States.

In the United States, the principal decisions about reimbursement for new drug products are typically made by CMS, an agency within HHS. CMS decides whether and to what extent a new drug product will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists among third-party payors and coverage and reimbursement levels for drug products can differ significantly from payor to payor. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a drug product is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

It is uncertain whether coverage or reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, what the level of reimbursement will be. Coverage may also be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Reimbursement may impact the demand for, or the price of, any product for which we obtain regulatory approval.

These laws and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Outside of the United States, the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular therapy to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products, but monitor and control product volumes and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.

Current and Future Healthcare Reform Legislation

In both the United States and certain foreign jurisdictions, there have been, and continue to be, a number of legislative and regulatory changes to the health care system. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In particular, in 2010, the ACA was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs and provided incentives to programs that increase the federal government’s comparative effectiveness research.

There have been judicial, administrative, executive and legislative challenges and amendments to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, on August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and through a newly established manufacturer discount program. It is possible that the ACA will be subject to additional challenges in the future. It is unclear whether the ACA will be overturned, repealed, replaced or further amended. We cannot predict what affect further changes to the ACA would have on our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, through the process created by the Budget Control Act of 2011, there are automatic reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect until 2032 unless additional Congressional action is taken.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. For example, the IRA, among other things, (1) directs the HHS, to negotiate the price of certain high-expenditure single-source drugs that have been on the market for at least seven years and biologics that have been on the market for at least 11 years covered under Medicare (the “Medicare Drug Price Negotiation Program”) and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. Further, under the IRA, orphan drugs are exempted from the Medicare Drug Price Negotiation Program, but only if they have one orphan designation and for which the only approved indication is for that disease or condition. If a product receives multiple orphan designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. These provisions began to take effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon reimbursement price of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program. In December 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

The current administration is pursuing policies to reduce regulations and expenditures across government including at HHS, the FDA, CMS and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy and personnel changes that create additional uncertainty for our business. These actions include, for example, (1) directives to reduce agency workforce program cuts, (2) rescinding a Biden administration executive order tasking the Center for Medicare and Medicaid Innovation to consider new payment and healthcare models to limit drug spending, (3) eliminating the Biden administration’s executive order that directed HHS to establish an AI task force and develop a strategic plan, (4) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives, including by improving upon the Medicare Drug Price Negotiation Program and establishing Most-Favored-Nation pricing for pharmaceutical products and (5) directing certain federal agencies to enforce existing law regarding hospital and plan price transparency and by standardizing prices across hospitals and health plans. Additionally, in its June 2024 decision in Loper Bright Enterprises v. Raimondo, the U.S. Supreme Court overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. The Loper Bright decision could result in additional legal challenges to current regulations and guidance issued by federal agencies applicable to our operations, including those issued by the FDA.

HHS has revoked the Richardson Waiver, which required HHS and its subagencies to provide notice and an opportunity to comment on certain matters relating to agency management or personnel or to public property, loans, grants, benefits or contracts. This could result in modifications to HHS policies in these areas that could adversely affect our business. In addition, the Trump administration has issued an executive order directing agencies to examine all regulations, to repeal regulations that do not comply with statutes or are otherwise burdensome and to consider repealing such regulations without notice and comment, which may result in repeal or modification of regulations without significant advance notice. Congress may introduce and ultimately pass health care related legislation that could, among others, impact the drug approval process, modify the Medicare Drug Price Negotiation Program, expand the orphan drug exclusion under the IRA and reduce Medicaid enrollment and funding.

In addition, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Legislative and regulatory proposals and enactment of laws, at the foreign federal and state levels, directed at containing or lowering the cost of healthcare, will continue into the future. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare or impose price controls may adversely affect:

•        the demand for our product candidates, if we obtain regulatory approval;

•        our ability to set a price that we believe is fair for our products;

•        our ability to obtain coverage and reimbursement approval for a product;

•        our ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that we are required to pay; and

•        the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Data Privacy and Security

In the ordinary course of business, we process personal data, and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, business plans, transactions, financial information and data we collect about trial participants in connection with clinical trials, or collectively, sensitive data. Accordingly, we may be subject to numerous data privacy and security obligations, including federal, state, and local laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations related to data privacy and security.

These data privacy and security laws are evolving and may impose potentially conflicting obligations. Such obligations may include, without limitation, the Federal Trade Commission Act, the European Union’s General Data Protection Regulation 2016/679 (the “EU GDPR”) as it forms part of the United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) and HIPAA, as amended by HITECH. In addition, in the past few years, numerous U.S. states — including California, Virginia, Colorado, Connecticut and Utah — have enacted comprehensive privacy laws that impose certain obligations on covered businesses, and similar laws are being considered in several other states, as well as at the federal and state levels. These new laws are examples of the increasingly stringent and evolving regulatory frameworks related to personal data processing that may increase our compliance obligations and exposure for any noncompliance.

Additionally, because we may collect personal data from individuals outside of the United States, through clinical trials or otherwise, we are, or may become, subject to foreign data privacy and security laws, such as the EU GDPR. Foreign data privacy and security laws impose significant and complex compliance obligations on entities that are subject to those laws. For example, the EU GDPR applies to any company established in the European Economic Area (“EEA”) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. These obligations may include limiting personal data processing to only what is necessary for specified, explicit, and legitimate purposes; requiring a legal basis for personal data processing; requiring the appointment of a data protection officer in certain circumstances; increasing transparency obligations to data subjects; requiring data protection impact assessments in certain circumstances; limiting the collection and retention of personal data; increasing rights for data subjects; formalizing a heightened and codified standard of data subject consents; requiring the implementation and maintenance of technical and organizational safeguards for personal data; mandating notice of certain personal data breaches to the relevant supervisory authority(ies) and affected individuals; and mandating the appointment of representatives in the EU in certain circumstances.

Human Capital

As of the date of this prospectus, we have seven members of senior management (including our Chief Executive Officer), of which three are full-time employees, two are part-time employees, and two are senior advisors. As of the date of this prospectus, we also have one consultant. Four of them were engaged in research and development activities. None of our employees are represented by a labor union or covered by collective bargaining agreements. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli and Industry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited by Israeli law.

We operate as a fully remote organization, with all employees working from home. This structure allows us to attract and retain highly qualified professionals regardless of location while reducing facility-related expenses.

We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

We believe that our ability to execute our growth strategy will depend on continuing to attract, develop, and retain talented personnel and, where appropriate, engaging experienced advisors and consultants across all levels of our organization. Following the completion of this offering, we expect to expand our management capabilities through a combination of internal hires and external resources in areas such as finance, regulatory compliance, technology, commercialization, and operations to support our transition to a public company and our anticipated growth. We also intend to strengthen our internal controls and reporting capabilities to meet the requirements applicable to public companies.

We had no changes in workforce in 2025.

Facilities

We do not maintain physical office facilities, as we operate on a fully remote basis. All employees work from home, which enables us to recruit top talent globally and minimize operating and facility-related costs.

Legal Proceedings

From time to time, we may become involved in or be subject to legal proceedings, claims and litigation arising from the ordinary course of business. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

Corporate Information

We are an Israeli corporation and were incorporated in Israel on February 21, 2016 and changed our name to Tarsier Pharma Ltd., from our original name Tarsius Pharma Ltd., on February 16, 2021. Our principal executive offices are located at 10 HaMa’apilim St., Zichron Yaacov, Israel. Our telephone number is +972-4-639-8050. Our website address is www.tarsierpharma.com. The references to our website are intended to be inactive textual references only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Ave., Suite 204, Newark, DE 19711, Tel: (302) 738-6680.

MANAGEMENT

Directors and Officers

The following table sets forth certain information regarding the individuals that will be our board of directors and our executive officers upon the consummation of this offering. The business address for each of our executive officers and directors is c/o Tarsier Pharma Ltd., 10 HaMa’apilim St., Zichron Yaacov, Israel.

Name	Age	Position
Daphne Haim-Langford, Ph.D.	52	Chief Executive Officer and Chairperson of the Board
Arie Ganot, CPA	65	Chief Financial Officer
Zohar Milman, M.Sc.	40	Chief Operating Officer
Ron Neumann, M.D.	71	Chief Medical Officer
Susan Benton	61	Director
Sascha Bucher	56	Director
Atul Raut	53	Director
Richard Eiswirth	57	Director Nominee

Executive Officers

Daphne Haim-Langford, Ph.D., Chief Executive Officer and Chairperson of the Board.    Dr. Haim-Langford currently serves as the Chief Executive Officer, a position she has held since our inception, and Chairperson of the Board, a position she has held since June 2020. As the founder of the Company, Dr. Haim-Langford brings over 20 years of experience in biomedical innovation, venture development, and ophthalmic drug R&D. To date, Dr. Haim-Langford has led our corporate strategy, fundraising, and clinical development programs in ophthalmic immunomodulation (dazdotuftide platform). Prior to founding the Company, from 2011 to 2018, Dr. Haim-Langford was the Vice President of Business Development at Xenia Venture Capital (TASE: XENA), an investment company engaged in early stage investments in high-tech, med-tech and biotech companies in Israel and the operator of VLX ventures (incubator) in Jerusalem, where she directed the life sciences investment practice, spearheading strategic investments and actively serving as a board member of leading medtech and biotech portfolio companies. Prior to joining XENA, Dr. Haim-Langford was the Vice President of Business Development at Medingo Ltd., where she provided leadership for the development of Medingo’s insulin pump technologies which was later acquired. Dr. Haim-Langford received a Bachelor of Science degree from The Hebrew University of Jerusalem Israel and a doctorate from the Technion, Israel Institute of Technology. We believe that Dr. Haim-Langford is qualified to serve as a director because of her extensive knowledge of our Company, as well as her extensive experience with biotech and medtech companies.

Arie Ganot, CPA, Chief Financial Officer.    Mr. Ganot currently serves as our Chief Financial Officer, a position he has held since February 2016. Mr. Ganot currently works for the Company on a part-time basis (spending approximately 50% of his time working for the Company) while also operating NatiG CPA, CFO Services, a company which operates in the accounting services industry, which he founded in 2009. Mr. Ganot has held many senior financial and executive roles in private and public companies with experience in mergers and acquisitions, initial public offering, SEC accounting, budgeting, and equity raising. Previously, from 2006-2009, he served as Chief Financial Officer of Extricom, a company that designs and manufactures Wireless LAN systems. Prior to his position at Extricom, Mr. Ganot served as the Controller and then Chief Financial Officer of Mind CTI Ltd. (Nasdaq: MNDO), a global provider of convergent BSS solutions for telecommunication and digital industries, from 1998-2006. From 1994-1998, Mr. Ganot served as the Chief Financial Officer of S.A.L Technical Equipment Ltd., a company that is involved in wholesale distribution of hydronic plumbing and heating equipment and supplies. He also held a position as a Senior Auditor at PWC from 1990-1994. Mr. Ganot is a Certified Public Accountant in Israel and holds a B.A. in Economics and Accounting from Tel-Aviv University, Israel.

Zohar Milman, M.Sc., Chief Operating Officer.    Ms. Milman currently serves as our Chief Operating Officer, a position she has held since March 2017. From 2014-2016, Ms. Milman served as Business Development Manager at VLX Ventures, a venture capital firm where she managed due diligence processes for early-stage projects, and supported portfolio companies in the medical device and pharmaceutical sectors. Prior to VLX Ventures, from 2012-2014, Ms. Milman served as a Research Associate at Neopharm Life Science Ventures, an operating subsidiary of Orphan Technologies that focused on the development of novel drugs for rare, life-threatening diseases. Orphan Technologies was subsequently acquired by Retrophin Inc., now known as Travere Therapeutics, Inc. (Nasdaq: TVTX). Ms. Milman holds an M.Sc. in Biomedical Sciences and Human Genetics from the Hebrew University of Jerusalem, Israel.

Ron Neumann, M.D., Chief Medical Officer.    Dr. Neumann currently serves as our Chief Medical Officer (spending approximately 50% of his time working for the Company), a position he has held since April 2017. Dr. Neumann is an ophthalmologist, specializing in ocular immunology and uveitis. Since 2018, Dr. Neumann has served as the Chief Medical Officer of Biolight Life Sciences Ltd. (TASE: BOLT.TA), which invests in companies engaging in advanced medical devices in the Ophthalmology space. Dr. Neumann also currently serves as the Chief Medical Officer of Orasis Pharmaceuticals, an ophthalmic pharmaceutical company, a position he has held since 2016. Previously, from 2002-2016, Dr. Neumann served as the Therapeutic Area Head, Global Clinical Development at Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), a pharmaceutical company. Prior to Teva, from 1997-2002, Dr. Neumann was the Medical Director of Clinical Research at Maccabi Healthcare Services. From 1992-1998, Dr. Neumann served as the Head of Ophthalmic Research for Pharmos Corporation, a company that supports clinical and paramedical projects. Since 1995, Dr. Neumann has served as the Founder and Co-Chairman of the International Symposium of Ocular Pharmacology and Therapeutics (ISOPT) Clinical. Dr. Neumann received his M.D. from Sackler Medical School, Tel Aviv University, Israel and completed a fellowship in Ocular Immunology at Mass Eye and Ear Infirmary, Harvard University.

Non-Executive Directors

Susan Benton, Non-Executive Director.    Ms. Benton currently serves as a member of our board of directors, a position she has held since March 2019. Ms. Benton also currently serves on the board of Opus Genetics, Inc. (Nasdaq: IRD), a company focused on developing and advancing treatments to address mutations in genes that cause loss of vision, a position she has held since 2020. Previously, from 2022-2024, Ms. Benton served as a member of the board of directors of Ripple Therapeutics, an ophthalmic clinical stage biotech company. From 2019-2024, Ms. Benton was the President of Thea Pharma Inc., a company specializing in the commercialization of eye care products. Ms. Benton also served as the Head of Global Product Strategy and New and New Ophthalmic Products at Shire plc from 2015-2019, a company that was acquired by Takeda Pharmaceutical Company Limited (NYSE: TAK) in 2019. Prior to joining Shire, from 2011-2013, Ms. Benton served as the Executive Director, Global Business Development at Bausch + Lomb Corporation (NYSE: BLCO), an eye health company. Ms. Benton co-founded and served as the Chief Commercial Officer for Sirion Therapeutics, Inc., a biopharmaceutical company that developed Durezol (a steroid for NIU) and Zirgan that were later acquired in 2010 by Alcon and Bausch + Lomb, respectively. Additionally, Ms. Benton has served as a strategic consultant for numerous ophthalmic start-up companies in the areas of clinical development, strategic marketing, and commercial and business operations. Ms. Benton holds an MBA from the University of South Floria and a B.S. in Biology from Muhlenberg College. We believe that Ms. Benton is qualified to serve as a director because of her extensive experience with medtech companies in clinical stages of development and commercialization with expertise in the eye care.

Sascha Bucher, Non-Executive Director.    Mr. Bucher currently serves as a member of our board of directors, a position he has held since 2018. Mr. Bucher is also a Co-Founder and Partner at Forty51 ventures, a Biotech VC fund in Europe, a position he has held since July 2021. Previously, from 2017-2021, Mr. Bucher was Partner and Managing Director Investments at Roivant Sciences Ltd. (Nasdaq: ROIV), a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines. Prior to Roivant, Mr. Bucher served in roles in Business and Corporate Development including a role as Deputy Head of Global M&A from 2009-2016 at Roche Holding AG (OTC: RHHBY), a global pharma and diagnostics company. Prior to Roche, Mr. Bucher served as a banker at UBS from 1992-1997. Mr. Bucher holds an MBA in Finance and Economics from the University of Basel, and is a Harvard Business School GMP alumnus and a Certified European Financial Analyst and Asset Manager (CEFA). We believe that Mr. Bucher is qualified to serve as a director because of his extensive knowledge of the biotech capital markets.

Atul Raut, Non-Executive Director.    Dr. Raut currently serves as a member of our board of directors, a position he has held since 2019. Dr. Raut also currently serves as Vice President, Global Business Development at Sun Pharmaceuticals Industries Limited, the largest Indian pharmaceutical company that focuses on manufacturing, developing and marketing a wide range of branded and generic formulations and Active Pharma Ingredients, which he joined in 2010. In his role, Dr. Raut oversees global business development activities for novel specialty branded products, including in-licensing, out-licensing, M&A, Joint Ventures, equity investments as well as investments in venture capitals. Prior to Sun Pharmaceuticals, Dr. Raut served as a Manager in Clinical Research and Development at Alcon Pharmaceuticals in the United States. Dr. Raut holds an M.D. from Government Medical College in Nagpur, India and a Ph.D. in Pharmacology and Neuroscience from the University of North Texas Health Science Center. We believe that Dr. Raut is qualified to serve as a director because of his extensive experience in the pharmaceutical industry business development and clinical strategy.

Richard Eiswirth, Non-Executive Director.    Mr. Eiswirth is expected to be appointed to the Board of Directors upon the consummation of the offering. He currently serves as Chief Executive Officer and President of Imvionix, an ophthalmology focused biotechnology company he founded in 2025. In February 2026, he also joined the board of directors of the privately held company Alora Pharmaceuticals. Previously, since joining the company in 2005, Mr. Eiswirth served from 2019-2024 as President, Chief Executive Officer, and Director of Alimera Sciences, Inc., a publicly traded ophthalmic pharmaceutical company (Nasdaq: ALIM) focused on commercializing and developing products to treat retina diseases, that was acquired by ANI Pharmaceuticals in 2024. Mr. Eiswirth has served on multiple public and private company boards, including Celtaxsys, Inc. from 2015-2020, where he was Chairman of the Board and chaired both the Audit and Compensation Committees; Jones Soda Company from 2006-2012, where he served as Chairman of the Board and chaired the Audit and Compensation Committees; Color Imaging, Inc. from 2002-2006, where he was a Director and Audit Committee Chairman; and Zingbill, Inc from 2000-2002. Mr. Eiswirth holds a Bachelor of Science in Accounting from Wake Forest University. We believe that Mr. Eiswirth is qualified to serve as a director because of his extensive experience serving as an executive and director of multiple public companies, financial acumen, and operational experience spanning global product launches, clinical trial design, manufacturing and supply chain oversight, and international market expansion.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directors and Members of Management

Our shareholder, Alkaloida Chemical Company zrt., a subsidiary Sun Pharmaceuticals Industries Limited (“Alkaloida”), which owns approximately 21% of the share capital of the Company immediately prior to this offering, has the right to appoint a director to the Company’s board of directors. The current director appointed by Alkaloida is Atul Raut. In addition, Dr. Daphne Haim-Langford, Ph.D., our CEO and Chairperson, also has the right to appoint two directors. The current directors appointed by her consist of herself and Sascha Bucher.

Upon the consummation of this offering, both Alkaloida and Dr. Haim-Langford, Ph.D. have agreed to terminate their appointment rights.

Compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2025. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

	Salary, Bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation
All directors and senior management as a group, consisting of 7 persons	$518,227	$21,254	$621,259

For so long as we qualify as a foreign private issuer, we will not be required to comply with the proxy rules applicable to U.S. domestic companies regarding disclosure of the compensation of certain executive officers on an individual basis. Pursuant to Israeli Law, we will be required, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual meeting of shareholders following the closing of this offering, which will be filed under cover of a report on Form 6-K.

Observers

Each of Oriella Limited and Van Leer Xenia G.P., shareholders in the Company, have the right to appoint a non-voting observer to our board of directors, or an Observer. The right of Van Leer Xenia G.P. to appoint an Observer is subject to the holdings of Van Leer Xenia and its inventors together holding at least seven and a half percent (7.5%) of the issued and outstanding share capital of the Company. The right of Oriella Limited to appoint an Observer is subject to them holding at least five percent (5%) of the issued and outstanding share capital of the Company. Upon the consummation of our initial public offering, the observer rights will be terminated.

Scientific Advisory Board

We have established a scientific advisory board (“SAB”) composed of internationally recognized experts in ocular immunology, uveitis, glaucoma, and retinal disease. The SAB provides the Company ongoing scientific and clinical insight as we continue to advance our therapeutic programs. Our SAB is currently comprised of the following individuals:

Jennifer Thorne, M.D., Ph.D., Dr. Thorne is the Cross Family Professor of Ophthalmology at the Wilmer Eye Institute, where she is also chief of the Division of Ocular Immunology and Uveitis. Prof. Thorne holds a joint appointment as professor of epidemiology at the Johns Hopkins Bloomberg School of Public Health. She is an internationally recognized and board-certified ophthalmologist and an expert in the evaluation and management of patients with uveitis and other related immune-mediated disorders. She has published over 200 articles and book chapters on uveitis and ocular immunology. Dr. Thorne’s research interests include white dot syndromes including birdshot chorioretinitis, multifocal choroiditis and punctate inner choroiditis. She also studies juvenile idiopathic arthritis-related uveitis and treatment outcomes of immunosuppressive drug therapy. Dr. Thorne has participated in numerous uveitis clinical trials, as a member of the Executive and Steering Committees of the Standardization of Uveitis Nomenclature (SUN) Working Group, and served advisory and editorial roles in the American Academy of Ophthalmology, Ocular Immunology and Inflammation journal. She is a member of the leadership team of the American Uveitis Society, previously serving as the President, and has also served as an advisor and consultant for ophthalmic pharma companies, including Allergan, AbbVie, and Gilead. Dr. Thorne earned her M.D. from the University of Virginia, completed her uveitis fellowship at Wilmer Eye Institute and completed her Ph.D. in epidemiology at the Johns Hopkins Bloomberg School of Public Health.

Quan Nguyen, M.D., M.Sc., Dr. Nguyen is a Professor of Ophthalmology at the Byers Eye Institute, Stanford University School of Medicine. At the Byers Eye Institute, Dr. Nguyen has an active uveitis and ocular inflammatory diseases as well as clinical and surgical retina practice while he continues his research in pharmacotherapy and ocular imaging. He has served as principal investigator on multiple clinical trials in uveitic macular edema, diabetic macular edema, neovascular age-related macular degeneration (AMD), ocular inflammatory and uveitic diseases, as well as co-investigator on numerous other clinical trials involving novel therapeutic agents. He has published over 400 articles and serves on the editorial board of several journals, including the Journal of Ophthalmic Infection and Inflammation and Ophthalmic Surgery, Laser, and Imaging — Retina. Dr. Nguyen currently serves as the Executive Vice President of the Foster Ocular Immunology Society (FOIS) and as President of the International Ocular Inflammation Society (IOIS). Dr. Nguyen earned his M.D. at the University of Pennsylvania School of Medicine, his M.Sc. in Molecular Biophysics and Biochemistry from Yale University, and fellowships in Immunology and Uveitis at the Massachusetts Eye and Ear Infirmary, Ocular Immunology at the Wilmer Eye Institute and Medical and Surgical Retina at the Schepens Eye Research Institute and the Massachusetts Eye and Ear Infirmary.

Marc de Smet, MDCM, Ph.D, FRCSC, FRCOphth, DABO, FMH, Dr. de Smet is an internationally recognized expert in medical and surgical retina, including management of complex ocular inflammatory conditions. He currently serves as the Executive Director of the MicroInvasive Ocular Surgery Clinic (MIOS) in Lausanne, Switzerland. Prof. de Smet previously served as the Former Chair, Department of Ophthalmology at the University of Amsterdam, is an Honorary Professor, University of Leiden, and Adjunct Professor, New York Eye and Ear Infirmary of Mt Sinai, Icahn School of Medicine. Dr. de Smet is the former Chief Medical Officer of Oxular Ltd and Preceyes B.V. and also worked at the National Institutes of Health Eye Institute in the field of ocular inflammation, where he led a translational research team focused on better understanding and treating eye inflammation. His research interests include retinal imaging, pharmacology as applied to retinal diseases, the use of methotrexate in eyes for the treatment of ocular lymphoma, the use of steroids for various ocular indications, and development of robotic surgical platforms for eye surgery. Prof. de Smet has published more than 200 articles, 25 books and book chapters, and given numerous lectures and named lectures. He is a member of the executive board for the International Uveitis Study Group (IUSG) and currently serves as secretary of the IUSG. Dr. de Smet trained in medicine at McGill University in Canada, in ophthalmology and ophthalmic surgery at the University of British Columbia, and completed a fellowship in surgical retina at Johns Hopkins, Wilmer Eye Institute.

Alan Palestine, M.D., Dr. Palestine is a Professor of Ophthalmology and Rheumatology at the University of Colorado Anschutz School of Medicine and is the Chief, Uveitis and Ocular Immunology Section. He also serves as the Director of the Center for Ocular Inflammation at the University of Colorado Department of Ophthalmology and Vice Chair for Clinical Research. Prof. Palestine specializes in ocular immunology and has over 40 years of experience in treating non-infectious uveitis. He is an expert in the evaluation and management of patients with uveitis and other related immune-mediated disorders. He has published over 300 articles, 12 book chapters, and co-authored two books including the 1st edition of Uveitis: Fundamentals and Clinical Practice, which served as a comprehensive, foundational text for understanding and treating uveitis. Dr. Palestine has served as an investigator in multiple clinical trials in uveitis and uveitic macular edema, as an executive committee member for the SUN working group, as Medical Officer and DSMC Chairman for the Multicenter Uveitis Steroid Treatment (MUST) trial and is a member of the leadership team of the American Uveitis Society (AUS). Dr. Palestine earned his M.D. from the University of Rochester School of Medicine and completed a fellowship in Ocular Immunology at the National Eye Institute, National Institute of Health (NIH).

Mina Pantcheva, M.D., Dr. Pantcheva is an Associate Professor of Ophthalmology in the Department of Ophthalmology at the University of Colorado Anschutz School of Medicine. She is a board-certified ophthalmologist, glaucoma specialist and leads the uveitic glaucoma clinic at the Ocular Inflammation Multidisciplinary Clinic, Sue Anschutz-Rodgers Eye Center. Dr. Pantcheva has served as a principal investigator or co-investigator on multiple clinical trials in the areas of glaucoma and ocular hypertension. She is a clinician-scientist whose research interests focus on clinical and surgical management of glaucoma and uveitis, outcomes of innovative ophthalmic procedures and devices, and translational research on trabecular meshwork disease mechanisms. Dr. Pantcheva received her M.D. from the University of Sofia, Bulgaria and completed a glaucoma research fellowship at Massachusetts Eye and Ear Infirmary, Harvard Medical School and glaucoma clinical fellowship at University of Pittsburg Medical School, Eye and Ear Institute.

Meghan Berkenstock, M.D., Dr. Berkenstock is an Associate Professor of Ophthalmology at the Johns Hopkins Wilmer Eye Institute and Medical Director of the Johns Hopkins Wilmer Eye Institute at Water’s Edge. She specializes in ocular inflammatory and infectious diseases, cataract surgery, and comprehensive ophthalmology. Dr. Berkenstock’s research centers on risk-reduction and quality-assurance initiatives in uveitis care, with expertise in ocular toxicity, and she has served as an investigator in numerous clinical trials in uveitis and uveitic macular edema. Dr. Berkenstock serves as Johns Hopkins Medicine’s ocular toxicity specialist and contributes to national guidelines for managing immunotherapy related ocular adverse events and she has published extensively on uveitis epidemiology, ocular toxicity, and uveitis-associated ocular hypertension and glaucoma. Dr. Berkenstock received her M.D. from Drexel University College of Medicine and completed a fellowship in Uveitis & External Disease at the UCLA Jules Stein Eye Institute.

Employment and Consulting Agreements

We have executed the following employment agreements with certain of our named executive officers. The material terms of each of those arrangements are summarized below. The summaries are not complete description of all provisions of the employment arrangements and are qualified in their entirety by reference to the written employment arrangements, each filed as an exhibit to the registration statement of which this prospectus is a part.

Daphne Haim-Langford, Ph.D.

Pursuant to her employment agreement (as amended, the “Haim-Langford Agreement”), Dr. Haim-Langford is paid a monthly base salary of NIS 61,600 in the aggregate. Dr. Haim-Langford will be eligible to receive an annual cash bonus and equity awards, in each case as determined at the discretion of the Compensation Committee. The agreement provides for an indefinite term of employment, subject to termination by either party with 90 days’ prior written notice. The agreement includes customary benefits, such as pension and severance contributions, education fund contributions, annual paid vacation, sick leave, recreation pay and reimbursement of business expenses. In connection with her employment agreement, Dr. Haim-Langford entered into a covenant not to disclose confidential information during her employment term and an assignment and undertaking of intellectual property rights. Subject to certain conditions, Dr. Haim-Langford is also subject to non-competition and non-solicitation provisions during her employment term and for a period of 12 months thereafter. The agreement is governed by the laws of the State of Israel and is subject to the exclusive jurisdiction of the courts of Tel Aviv.

Zohar Milman, M.Sc.

Pursuant to her employment agreement (as amended, the “Milman Agreement”), Ms. Milman is paid a monthly base salary of NIS 50,000 in the aggregate. Ms. Milman will be eligible to receive an annual cash bonus and equity awards, in each case as determined at the discretion of the Compensation Committee. The agreement provides for an indefinite term of employment, subject to termination by either party with 90 days’ prior written notice. The agreement includes customary benefits, such as pension and severance contributions, education fund contributions, annual paid vacation, sick leave, recreation pay and reimbursement of business expenses. In connection with her employment agreement, Ms. Milman entered into a covenant not to disclose confidential information during his employment term and an assignment and undertaking of intellectual property rights. Subject to certain conditions, Ms. Milman is also subject to non-competition and non-solicitation provisions during his employment term and for a period of 12 months thereafter. The agreement is governed by the laws of the State of Israel and is subject to the exclusive jurisdiction of the courts of Tel Aviv.

Arie Ganot, CPA

Based on the services agreement (“CFO Agreement”) with Natig, a professional consulting firm owned by Mr. Ganot (“Natig”) on January 1, 2026, Mr. Ganot on behalf of Natig shall provide outsourced financial, accounting, and executive financial services to the Company as requested by the Company from time to time, including, without limitation, chief financial officer services, accounting oversight, bookkeeping, financial reporting, and public-company financial compliance support (collectively, the “Services”). Mr. Ganot’s role in conducting the services will be as Chief Financial Officer of the Company and will be on a part-time basis, and Mr. Ganot will spend a minimum of ten (10) hours per month in such capacity as Chief Financial Officer providing the Services as described herein. In consideration of the Services to be performed, the Company will pay Mr. Ganot $75,000 in connection with the consummation of the offering. Additionally, upon the consummation of the offering, the Company will pay Mr. Ganot on an hourly basis in his capacity as Chief Financial Officer and will pay Natig NIS 5,000 per month for other Services, NIS 12,000 for any quarterly reports and NIS 30,000 for any annual reports. Additionally, Mr. Ganot shall be entitled to the same indemnification, advancement of expenses, and other protections afforded to similarly situated officers of the Company under its organizational documents and applicable law. The CFO Agreement may be terminated by either the Company or Natig upon ninety (90) days’ notice. The agreement is governed by the laws of the State of Israel and is subject to the exclusive jurisdiction of the courts of Tel Aviv.

Arrangements with Other Executive Officers

Our Chief Financial Officer and Chief Medical Officer are currently engaged on a part-time basis pursuant to consulting agreements. On June 1, 2026 we entered into an amended and restated consulting agreement with Ron Neumann, M.D., as Chief Medical Officer, which provides for compensation on an hourly basis in his capacity as Chief Medical Officer for NIS 1,100 per hour with such hours as specified by the Company, including applicable confidentiality and intellectual property provisions. Within six months of the consummation of the offering, we plan to hire a full-time Chief Financial Officer and will enter into an employment agreement with such individual.

Directors’ Service Contracts

Other than with respect to our directors that are also executive officers, we have written agreements with two directors of the company, Sascha Bucher and Susan Benton. Pursuant to these agreements, as amended, Mr. Bucher and Ms. Benton are entitled to a quarterly service fee of $2,500 and received a grant of options to purchase 76,000 ordinary shares of the Company at an exercise price of NIS 0.001 per share and $1.085, respectively, which grants are now fully vested.

Upon the consummation of this offering, each of our independent directors will receive a one-time cash bonus in the amount of $10,000 in recognition of their service on our board of directors. Additionally, each member of the board of directors will receive an annual cash retainer of $40,000 for service on the board, payable in quarterly installments of $10,000.

Our director nominee, Richard Eiswirth, has entered into a board member agreement with the Company, to effective upon, and subject to, the closing of the offering contemplated by this prospectus (the “Director Agreement”). This Director Agreement provides for the same annual cash retainer, described above, and reimbursement of expenses. The Director Agreement also provides a grant of options to purchase up to 120,350 of our ordinary shares to our director nominee, Richard Eiswirth, pursuant to the 2026 Plan expected to be effective as of the closing of the offering contemplated by this prospectus, for compensation for services as a director of the Company pursuant to the Director Agreement, and subject to its vesting provisions. The exercise price of such options is fair market value, under the terms of the Director Agreement. This agreement provides that twelve and a half percent (12.5%) of the shares in the option covered by the grant shall vest six (6) months following the vesting commencement date, which is the date the director commences services as director for the Company, and subject to such continued service. Thereafter, the Director Agreement provides that remaining shares of such option shall vest in fourteen (14) equal quarterly installments, each equal substantially to 6.25% of the shares subject to the option granted therein, over three and a half (3.5) years, such that on the fourth (4th) anniversary of the vesting commencement date, all the ordinary shares subject to the option shall be fully vested and exercisable, subject to the director’s continued service under the agreement with the Company through each vesting date (unless previously vested under the terms of the Director Agreement). Options under the Director Agreement which are vested shall remain exercisable until the earlier of (A) twelve (12) months following the director’s cessation of service, and (B) the ten year anniversary thereof, subject to extension as provided in the 2026 Plan (including in connection with death or disability), and subject to applicable law. Although the above referenced 120,350 of our ordinary shares are currently reserved for issuance for future grants of options under the 2026 Plan, options relating to these shares would be considered granted upon effectiveness of the Director Agreement, upon closing of the offering contemplated by this prospectus.

Incentive Executive Compensation Clawback Policy

Prior to the consummation of this offering, the compensation committee will adopt the Executive Compensation Clawback Policy (the “Recovery Policy”), which adheres to the listing standards of NYSE and the rules of the SEC. The Recovery Policy will require the compensation committee to recoup certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Recovery Policy, the compensation committee will require recoupment if it determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

Corporate Governance Practices

U.S. securities laws require foreign private issuers, such as us, to comply with various corporate governance practices. In addition, following the listing of the ordinary shares on the NYSE, we will be required to comply with NYSE rules. As a foreign private issuer whose shares will be listed on the NYSE, we will have the option to follow certain Israel corporate governance practices permitted under the Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the NYSE Listed Company Manual (“NYSE Rules”) for U.S. domestic issuers.

In accordance with Israeli law and practice and in reliance on the relief available to foreign private issuers pursuant to Section 110 of the NYSE Rules, we have elected to follow the provisions of the Companies Law as well as Israeli practice, in lieu of such NYSE Rules, with respect to the following requirements:

•        Quorum.    In lieu of Section 123 of the NYSE Rules, which provides for a quorum of at least 33⅓%, to follow Israeli practice, pursuant to which a company is allowed to determine in its amended and restated articles of association the required quorum for a shareholder meeting. Our amended and restated articles of association provide that the quorum for a general meeting of shareholders will consist of two or more shareholders holding at least 25% of the total voting rights in person or by proxy, or, for any adjourned shareholder general meeting, the quorum set forth in our amended and restated articles of association shall consist of at least one shareholder present in person or by proxy.

•        Nomination of our directors.    In lieu of Section 804 of the NYSE Rules, which provides that nominations by our board of directors may be made by a majority of independent directors or by a nominating committee of the board of directors consisting solely of independent directors, the nominations for directors, which are presented to the Company’s shareholders by the board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law.

•        Shareholder approval.    The Company will not seek shareholder approval for corporate actions which are not subject to shareholder approval under Israeli law. In particular, Section 711 of the NYSE Rules requires shareholder approval for the establishment or material amendment of a stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired.

Israeli law does not require shareholder approval for such plans. In addition, Section 713 of the NYSE Rules requires shareholder approval when the Company issues additional shares in a transaction that is not considered a public offering. Israeli law does not require shareholder approval for such transactions.

We expect to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the rules and regulations adopted by the SEC and other existing rules. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Description of Share Capital and Articles of Association” for an overview of our corporate governance principles.

Board of Directors; Number and Terms of Office of Officers and Directors

Introduction

General

Our board of directors presently consists of four members, as the Companies Law does not mandate the appointment of external directors to the board of directors prior to the offering. Immediately following the completion of this offering, our board of directors is expected to consist of five directors. Pursuant to regulations under the Companies Law, the board of directors of a company such as us is not required to have external directors if: (i) the Company does not have a controlling shareholder (as such term is defined in the Companies Law); and (ii) a majority of the directors serving on the board of directors are “independent,” as defined under NYSE Rule 303A.02. The Company meets all these requirements.

Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors of directors determined that three members of our directors following the completion of this offering, are “independent directors” as defined under the listing standards of the NYSE rules.

Our amended and restated articles of association provide that the number of board of directors’ members shall be set by the general meeting of the shareholders provided that it will consist of not less than two and not more than seven. Pursuant to the Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with her. All other executive officers are appointed by our Chief Executive Officer. Their terms of employment are subject to the approval of the board of directors’ compensation committee and of the board of directors, and are subject to the terms of any applicable employment agreements that we may enter into with them.

Our directors were elected to and currently serve on the board of directors pursuant to a voting agreement among us and our stockholders. This agreement will terminate upon the closing of this offering, after which there will be no further contractual obligations regarding the election of our directors.

In accordance with the terms of our amended and restated Article of Association that will become effective immediately prior to the closing of this offering, our board of directors will be divided into three staggered classes of directors and each will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2027 for Class I directors, 2028 for Class II directors and 2029 for Class III directors.

•        Our Class I director will be Richard Eiswirth and his term will expire at the annual meeting of stockholders to be held in 2027;

•        Our Class II directors will be Susan Benton and Atul Raut and their term will expire at the annual meeting of stockholders to be held in 2028; and

•        Our Class III directors will Daphne Haim-Langford and Sascha Bucher and their term will expire at the annual meeting of stockholders to be held in 2029.

Our amended and restated Article of Association that will become effective immediately prior to the closing of this offering will provide that the number of directors shall be fixed from time to time by a resolution of the majority of our board of directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our board of directors or a change in control.

In addition, under certain circumstances, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors or in addition to the acting directors (subject to the limitation on the number of directors), until the next annual general meeting or special general meeting in which directors may be appointed or terminated.

Nominations of Directors

Under the Companies Law, nominations for directors may be made by any shareholder holding at least one percent or a higher percent, as may be required by the Companies Law from time to time, of our outstanding voting power. Under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel (e.g., listed on NYSE), may request its company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member as an item on the agenda of a future general meeting, provided that the shareholder hold at least five percent of the voting rights of the Company, instead of the one percent required in the past.

Any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our board of directors. Any such notice must include certain information, the consent of the proposed director nominee(s) to serve as our director(s) if elected, and a declaration signed by the nominee(s) declaring that (i) there is no limitation under the Companies Law preventing their election and (ii) that all information that is required to be provided to us in connection with such election under the Companies Law and our amended and restated articles of association has been provided.

Director Independence and Committees of the Board of Directors

Independent Directors Under the Companies Law

An “independent director” is a director who meets the same non-affiliation criteria as an external director under the Companies law (except for (i) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications), as determined by the audit committee, and who has not served as a director of the company for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Regulations promulgated pursuant to the Companies Law provide that a director in a public company whose shares are listed for trading on specified exchanges outside of Israel, including NYSE, who qualifies as an independent director under the relevant non-Israeli rules and who meets certain non-affiliation criteria, which are less stringent than those applicable to independent directors as set forth above, would be deemed an “independent” director pursuant to the Companies Law provided: (i) he or she has not served as a director for more than nine consecutive years; (ii) he or she has been approved as such by the audit committee; and (iii) his or her remuneration shall be in accordance with the Companies Law and the regulations promulgated thereunder. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Furthermore, pursuant to these regulations, such company may reappoint a person as an independent director for additional terms, beyond nine years, which do not exceed three years each, if each of the audit committee and the board of directors determine, in that order, that in light of the independent director’s expertise and special contribution to the board of directors and its committees, the reappointment for an additional term is in the company’s best interest.

Our independent directors, upon the effectiveness of the registration statement for this offering, will be Sascha Bucher, Susan Benton and Richard Eiswirth.

Board Committees

Prior to the consummation of this offering, we will have three standing committees of the board of directors: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the board committees will act pursuant to a separate written charter adopted by our board of directors, each of which will be available on our website at www.tarsierpharma.com. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

Audit Committee

NYSE Requirements for Audit Committee

Under the NYSE rules, we are required to maintain an audit committee consisting of at least three members, each of whom is independent and financially literate, and at least one of whom has accounting or related financial management expertise.

As noted above, upon the effectiveness of the registration statement for this offering, the members of our audit committee will include Sascha Bucher, Susan Benton and Richard Eiswirth, each of whom is an independent director under the Companies Law and “independent,” as such term is defined in under NYSE rules. The chairman of our audit committee will be elected by the members of the audit committee following the offering. All members of our audit committee meet the requirements for financial literacy under the NYSE rules.

Our board of directors has determined that Sascha Bucher is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NYSE rules and applicable SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of our financial reports and information. In addition, the functions of the Audit Committee will include, among other things, recommending to the board of directors the engagement or discharge of independent auditors, discussing with the auditors their review of our quarterly results and the results of their audit, and reviewing our internal accounting controls.

Financial Statement Examination Committee

Under the Companies Law, the board of directors of a public company incorporated in Israel must appoint a financial statement examination committee, which consists of members with accounting and financial expertise or the ability to read and understand financial statements. The function of a financial statements examination committee is to discuss and provide recommendations to its board of directors (including the report of any deficiency found) with respect to the following issues: (1) estimations and assessments made in connection with the preparation of financial statements; (2) internal controls related to the financial statements; (3) completeness and propriety of the disclosure in the financial statements; (4) the accounting policies adopted and the accounting treatments implemented in material matters of the company; and (5) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements. Our independent registered public accounting firm and our internal auditor are invited to attend all meetings of our financial statements examination committee.

In accordance with the provisions of the Companies Law and the regulations promulgated pursuant to it and under certain conditions, an Israeli company may merge its “audit committee” and the financial statement examination committee into one committee, or the Joint Committee. As of the date hereof, the Company meets such conditions and therefore formed a Joint Committee. The members of our Joint Committee will consist of Sascha Bucher, Susan Benton and Richard Eiswirth.

Compensation Committee

The Compensation Committee will consist of Sascha Bucher and Susan Benton (Chairperson). The board of directors has determined that all of the prospective members of the Compensation Committee are “independent,” as defined by NYSE listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers, including all of the “named executive officers”. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the board of directors the compensation and benefits for members of the board of directors. The Compensation Committee has also been appointed by the board of directors to administer our Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will be comprised of Susan Benton and Sascha Bucher (Chairperson). The committee members are independent under applicable NYSE rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board of directors as to nominees for election to the board of directors, assessing the effectiveness of the board of directors and implementing our corporate governance guidelines.

Internal Auditor

Under the Companies Law, the board of directors of an Israeli public company must appoint an internal auditor nominated by the audit committee. We intend to appoint our internal auditor within 90 days following the consummation of this offering. The role of the internal auditor is to examine, among other things, whether a company’s actions comply with the law and proper business procedure. The audit committee is required to oversee the activities, and to assess the performance of the internal auditor as well as to review the internal auditor’s work plan. An internal auditor may not be an interested party or office holder, or a relative of any interested party or office holder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the outstanding shares or voting rights of a company, any person or entity that has the right to appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, if:

•        the office holder acts in good faith and the act or its approval does not cause harm to the company; and

•        the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

•        the office holder;

•        the office holder’s relatives; or

•        any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is a transaction:

•        not in the ordinary course of business;

•        not on market terms; or

•        that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our board of directors.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is not detrimental to the company’s interest. If the transaction is an extraordinary transaction, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. A director who has a personal interest in an extraordinary transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless a majority of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholder approval is generally also required.

Under the Companies Law, all arrangements as to compensation of office holders require approval of the compensation committee and board of directors, and compensation of office holders who are the Chief Executive Officer or directors must also be approved, subject to certain exceptions, by the shareholders, by a special majority, in that order.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:

•        at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

•        the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the above mentioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances. Under the Companies Law regulations, subject to certain terms, such transactions can be extended or approved after three years only by the audit committee and the board of directors.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. In certain related party transactions, a shareholder who holds 25% or more of the voting rights at the general meeting of the company will be referred to as the “controlling shareholder”, if no other shareholder holds more than 50% of the voting rights in the company.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

•        amendment of the articles of association;

•        increase in the company’s authorized share capital;

•        merger; and

the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the above-mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Code of Business Conduct and Ethics and Insider Trading Policy

Effective upon consummation of this offering, our board of directors will adopt a Code of Business Conduct and Ethics and an Insider Trading Policy. We will file a copy of each as an exhibit to the registration statement filed in connection with our initial public offering. Once filed, you can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Code of Business Conduct and Ethics will also be available on our website at www.tarsierpharma.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics or Insider Trading Policy in a Current Report on Form 6-K.

Limitation of Directors Liability and Indemnification

We will enter into indemnity agreements with our directors and named executive officers, whereby we will agree to indemnify such individuals to the fullest extent permitted by applicable Israeli law. Such indemnification will cover financial liabilities imposed on a director or officer in favor of another person by a judgment, settlement, or arbitrator’s award approved by a court, as well as reasonable litigation expenses (including reasonable attorneys’ fees) incurred as a result of investigations, proceedings, or administrative enforcement actions, all in accordance with and subject to the limitations of applicable Israeli law. Any undertaking to indemnify in advance will be limited to events that, in the opinion of our board of directors, can be foreseen based on our activities at the time the undertaking is made, and to an amount or criterion determined by the board of directors to be reasonable under the circumstances. No indemnification will be provided for any act or omission that constitutes a breach of the duty of loyalty (except if performed in good faith and with reasonable belief that it was in the best interests of the Company), a willful or reckless breach of the duty of care, an act or omission committed with intent to derive unlawful personal gain, or a fine, monetary sanction, or penalty imposed as a result of a criminal offense.

The Company may also, to the fullest extent permitted by the Israeli law, exempt any office holder, in whole or in part, from liability to the Company for damages caused as a result of a breach of the duty of care, provided that such exemption is authorized in the Company’s articles of association. Any indemnification, exemption, or insurance of office holders will be subject to the approvals required under the Companies Law.

Prior to the consummation of the offering, we will have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. The amended and restated articles of association which will be in effect upon the consummation of this offering also provide that every director or other officer of the Company will be entitled to be indemnified by the Company out of the Company’s assets against all liabilities incurred by him or her in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his or her duties, powers or office to the maximum extent permitted by applicable law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Equity Incentive Plans

2018 Plan

The following is a summary of the material features of the Company’s Global Share Incentive Plan (2018) (the “2018 Incentive Plan” or “2018 Plan”). The 2018 Incentive Plan includes appendices that provide terms and conditions for participants in particular geographic jurisdictions. This summary includes the appendices and focuses on the terms and conditions applicable to US grantees. The Company has amended the 2018 Incentive Plan to provide, as described elsewhere in this prospectus, that the 2018 Plan will be terminated as of effectiveness of the 2026 Plan and that at such termination the 2018 Plan will consist of 4,008,660 ordinary shares which have been granted under this 2018 Incentive Plan and 120,350 ordinary shares subject to grants under this plan. Accordingly, following the offering contemplated by this prospectus and effectiveness of the 2026 Plan (described below), no more Awards will be made under this 2018 Plan.

Eligibility

The Administrator may grant awards to any employee, director, office holder or consultant of the Company or its affiliates. Only employees are eligible to receive incentive stock options.

Administration

The 2018 Plan is administered by the board of directors or a compensation committee or other committee as may be appointed and maintained by the Board, in its discretion to administer the 2018 Incentive Plan, to the extent permissible under applicable law (a “Committee” and collectively, the “Administrator”). The Administrator will have the full authority to determine (i) eligible participants, (ii) the number of options, Shares, restricted share units or other equity based awards to be covered by each award, (iii) the time or times at which an award will be granted, (iv) the vesting schedule and other terms and conditions apply to awards, including acceleration provisions, (v) the form(s) of written agreements applying to awards, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of awards.

Share Reserve

Under the 2018 Incentive Plan, the Company may determine the number of ordinary shares of the Company (the “Shares”) to be reserved and accordingly has determined that 4,008,660 Shares which have been granted under the 2018 Incentive Plan since its inception to the date of this prospectus, and 120,350 Shares subject to future grants under this plan, are the only Shares reserved under the 2018 Incentive Plan as of its termination upon effectiveness of the 2026 Plan. Until the termination of the 2018 Incentive Plan, the Company will at all times reserve a sufficient number of Shares to meet the requirements of the 2018 Incentive Plan.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Types of Awards

The 2018 Incentive Plan provides for the grant of stock options, restricted shares, restricted share units, and other equity-based awards (collectively, “awards”).

Stock Options.    The 2018 Incentive Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the 2018 Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2018 Incentive Plan.

The exercise price of each option will be determined by the Administrator, provided that the price per Share is not less than the nominal value of each Share, or to the extent required by applicable law to qualify for favorable tax treatment (as determined by the Administrator), not less than 100% of the fair market value of a Share on the date of grant. For U.S. participants, such exercise price may not be less than 100% of the fair market value of one Share on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder) unless otherwise set forth in the award agreement. The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

In Israel, the Incentive Plan provides for several tracks for granting of options. Israeli service providers who are employees and officers of the Company may be granted options under Section 102 of the Israeli Income Tax Ordinance (the “ITO” and “Section 102 Awards”, respectively) so long as they are not a “controlling shareholder” within the meaning of this term under the ITO. “controlling shareholder” are generally, persons that hold 10% or more of the “means of control” of the Company; Non-employees or controlling shareholders may only be granted options other than Section 102 Awards, as described below.

Section 102 of the ITO provides two distinct tax tracks with a trustee (“Trustee Track”) and one tax track without trustee (“Non-Trustee Track”), both applicable only to employees and officers of the Company or certain Israeli affiliates of the Company. Trustee Tracks are available to companies granting Section 102 Award to employees through a trustee. These tracks are: (i) a ‘capital gains’ tax track with a trustee (“Capital Gain Track”), under which the option has to be held by the trustee for a period of at least 24 months; and (ii) an ‘ordinary income’ tax track with a trustee, under which the option has to be held by the trustee for a period of at least 12 months. The Company’s election regarding the type of Trustee Track is filed with the Israeli Tax Authority (“ITA”). Such election will remain in effect at least until the end of the year following the year during which the Company first granted option under the Trustee Track. In addition, and regardless of which tax track the Company elects, the Company may grant Section 102 Awards under the Non-Trustee Track (under the provisions of Section 102(c) of the ITO). Options under the Non-Trustee Track do not enjoy the beneficial capital gain tax treatment.

Israeli controlling shareholders and service providers of the Company or any of its affiliates (other than employees and officers) may be granted with options under Section 3(i) of the ITO (“Section 3(i)Award”).

Restricted Shares.    A restricted share award is an award of Shares that vests in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted share awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted shares may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted share awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable. In Israel, restricted share can be issued as a Trustee Track and Non-Trustee Track.

Restricted Share Units.    Restricted share units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted share units are made, the number of restricted share units to be awarded, the time or times within which awards of restricted share units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted share unit awards. The holders of restricted share units will have no voting or dividend rights. In Israel, restricted share units can be granted under the Trustee Track, Non-Trustee Track and as a Section 3(i) Award.

Other Equity-Based Awards.    Other equity-based awards (including, without limitation, performance share awards) may be granted either alone or in addition to other awards granted under the 2018 Incentive Plan to all eligible participants pursuant to such terms and conditions as the Administrator may determine, including without limitation, in one or more appendix adopted by the Administrator.

Equitable Adjustments

Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding award and the number of Shares which have been authorized for issuance under the 2018 Incentive Plan but as to which no award has been granted or which have returned to the 2018 Incentive Plan, as well as the price per Share covered by each outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

Transactions

In the event of a “Transaction” (as defined in the 2018 Incentive Plan), the outstanding (including the unexercised, vested, unvested or restricted) portion of each outstanding award will be assumed or substituted with an equivalent award or the right to receive consideration by the acquiring or successor corporation or affiliate thereof, as will be determined by such entity, subject to the terms of the 2018 Incentive Plan. In the event that the successor corporation or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding awards and/or consideration for outstanding awards, then unless determined otherwise in respect to a specific outstanding award, the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the portion of awards outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual participants: (i) all or a portion of outstanding award shall become exercisable in full on a date no later than two days prior to the consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator determines, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all awards that otherwise would not have been exercisable and/or vested in the absence of a Transaction will be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of outstanding awards will be cancelled upon the actual consummation of the Transaction and instead the holders of those awards will receive consideration in the amount and under the terms determined by the Administrator; and/or (iii) that an adjustment or interpretation of the terms of the awards will be made to facilitate the Transaction and/or otherwise as required in the context of the Transaction.

Term

The 2018 Incentive Plan became effective when it was approved by our board of directors, and, unless terminated earlier, the 2018 Incentive Plan will continue in effect for a term of ten (10) years from such date. The Company by its Administrator had determined that the 2018 Incentive Plan will be terminated upon effectiveness of the 2026 Plan.

Amendment and Termination

The Administrator may at any time, and from time to time, amend, in whole or in part, any or all of the provision of the 2018 Incentive Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however that, (a) to correct obvious drafting errors or as otherwise required by law or (b) as specifically provided herein, the rights of a participant with respect to vested awards granted prior to such amendment, suspension, or termination, may not be reduced without the consent of such participant. Accordingly, the Company by its Administrator had determined that the 2018 Incentive Plan will be terminated upon effectiveness of the 2026 Plan. The Administrator may amend the terms of any award granted, prospectively or retroactively, but except (a) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (b) as specifically provided herein, no such amendment or other action by the Committee shall reduce the rights of any participant with respect to vested awards without the participant’s consent.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2018 Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2018 Incentive Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 2018 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply, and the incentive stock option shall be exercised within 12 months from the occurrence of such event.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Restricted Shares, Restricted Share Units, and Other Equity-Based Awards.    The current federal income tax consequences of other awards authorized under the 2018 Incentive Plan generally follow certain basic patterns: (i) nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (ii) restricted share units and other equity-based awards are generally subject to tax at the time of payment. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a restricted share, restricted share unit, or other equity-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2018 Incentive Plan. In general, stock options are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying share at the time the option was granted. Restricted share awards are not generally subject to Section 409A. Restricted share units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

Material Israel Income Tax Considerations

The following is a general description of the Israeli income tax consequences of grants made under the Plan based on the ITO and regulations thereunder in effect on the date of this Prospectus. This summary does not cover any aspect of any state or local tax laws or the laws of any jurisdictions other than the State of Israel. Because the law governing the tax aspects of stock awards and incentive plans is technical and changes frequently, you should consult your tax advisor about the individual tax consequences of receiving or exercising any award granted under the plan.

Any tax advice contained herein is not intended or written to be used and cannot be used by a taxpayer for the purpose of avoiding tax penalties that may be imposed on the taxpayer.

Trustee Track.    You will not be taxed when your award is granted, vests, or is exercised. You will be taxed if the fair market value of Shares is greater than the option price when you choose to sell the award (or shares underlying the award) or when you release the award from the trust (in the case of award under the Trustee Track) (the “Benefit”). If your award is being granted under the capital gain tax track of Section 102, the Benefit will be taxed as follows: the excess of the fair market value at the time of the grant (as determined in the ITO) over the exercise or purchase price will be taxed as ordinary tax at rates of up to 47% (in 2025) social security and healthcare contribution. A 3% surplus may be applicable. The balance of the Benefit will be taxed at 25%. A surplus at a rate of 5% tax may be applicable to the component. If your award is granted under the earned income track, your Benefit will be taxed at ordinary tax rates plus social security, healthcare contribution and surplus tax, if applicable.

Non-Trustee Track.    You will not be taxed when your award is granted, vests, or is exercised. The Benefit will be taxed as ordinary income plus social security and healthcare contribution and plus surplus tax at the time of the sale of your Award (or the shares underlying the award). Exceptions apply for grant of restricted stock, that are taxed at the time of issuance as ordinary income (plus social security, healthcare contribution and surplus tax, if applicable).

For awards granted as Section 3(i) Awards, you will be taxed when you exercise your award (in case of restricted share units, when the restricted share unit is vested and converted into Shares), but not when it is granted. The Benefit will be taxable to you at ordinary tax rates plus social security and healthcare contribution and plus surplus tax, if applicable. Exceptions apply for grants of restricted stock, that are taxed at the time of issuance as ordinary income (plus social security, healthcare contribution and surplus tax, if applicable).

2026 Plan

The following is a summary of the material features of the Tarsier Pharma Ltd. Global Share Incentive Plan (2026) (the “2026 Plan”), which will go into effect upon the consummation of this offering. The 2026 Plan includes appendices that provide terms and conditions for participants in particular geographic jurisdictions. This summary includes the appendices and focuses on the terms and conditions applicable to US grantees.

The 2026 Plan provides that 2,305,630 shares, plus 120,350 shares, which were reserved but ungranted under the 2018 Incentive Plan upon its termination upon closing of the offering contemplated by this prospectus, may be issued upon the exercise of incentive stock options. The 2026 Plan by its terms will become effective upon occurrence of the closing of the offering contemplated by this prospectus.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Eligibility

The Administrator may grant awards to any employee, director, office holder or consultant of the Company or its affiliates. Only employees are eligible to receive incentive stock options.

Administration

The 2026 Plan will be administered by the board of directors or a compensation committee or other committee as may be appointed and maintained by the Board, in its discretion to administer the 2026 Plan, to the extent permissible under applicable law (a “Committee” and collectively, the “Administrator”). The Administrator will have the full authority to determine (i) eligible participants, (ii) the number of options, Shares, restricted share units or other equity based awards to be covered by each award, (iii) the time or times at which an award will be granted, (iv) the vesting schedule and other terms and conditions apply to awards, including acceleration provisions, (v) the form(s) of written agreements applying to awards, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of awards.

Share Reserve

The maximum aggregate number of shares of the Company’s ordinary shares that may be issued under the 2026 Plan is the sum of (A) 2,305,630 shares outstanding immediately following the closing of the offering contemplated by this prospectus and 120,350 shares, which were reserved but ungranted under the 2018 Incentive Plan upon its termination upon closing of the offering contemplated by this prospectus, plus (B) an increase commencing on January 1, 2027, and continuing annually on each anniversary thereof through and including January 1, 2036, equal to the lesser of (i) 2.0% of the ordinary shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of ordinary shares as determined by the board of directors or the compensation committee.

Types of Awards

The 2026 Plan provides for the grant of stock options, restricted shares, restricted share units, and other equity-based awards (collectively, “awards”).

Stock Options.    The 2026 Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2026 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2026 Plan. The exercise price of each option will be determined by the Administrator, provided that the price per Share is not less than the nominal value of each Share, or to the extent required by applicable law to qualify for favorable tax treatment (as determined by the Administrator), not less than 100% of the fair market value of a Share on the date of grant. For U.S. participants, such exercise price may not be less than 100% of the fair market value of one Share on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder) unless otherwise set forth in the award agreement. The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Restricted Shares.    A restricted share award is an award of Shares that vests in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted share awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted shares may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted share awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

Restricted Share Units.    Restricted share units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted share units are made, the number of restricted share units to be awarded, the time or times within which awards of restricted share units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted share unit awards. The holders of restricted share units will have no voting or dividend rights.

Other Equity-Based Awards.    Other equity-based awards (including, without limitation, performance share awards) may be granted either alone or in addition to other awards granted under the 2026 Plan to all eligible participants pursuant to such terms and conditions as the Administrator may determine, including without limitation, in one or more appendix adopted by the Administrator.

Equitable Adjustments

Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding award and the number of Shares which have been authorized for issuance under the 2026 Plan but as to which no award has been granted or which have returned to the 2026 Plan, as well as the price per Share covered by each outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

Transactions

In the event of a “Transaction” (as defined in the 2026 Plan), the outstanding (including the unexercised, vested, unvested or restricted) portion of each outstanding award will be assumed or substituted with an equivalent award or the right to receive consideration by the acquiring or successor corporation or affiliate thereof, as will be determined by such entity, subject to the terms of the 2026 Plan. In the event that the successor corporation or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding awards and/or consideration for outstanding awards, then unless determined otherwise in respect to a specific outstanding award, the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the portion of awards outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual participants: (i) all or a portion of outstanding award shall become exercisable in full on a date no later than two days prior to the consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator determines, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all awards that otherwise would not have been exercisable and/or vested in the absence of a Transaction will be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of outstanding awards will be cancelled upon the actual consummation of the Transaction and instead the holders of those awards will receive consideration in the amount and under the terms determined by the Administrator; and/or (iii) that an adjustment or interpretation of the terms of the awards will be made to facilitate the Transaction and/or otherwise as required in the context of the Transaction.

Term

The 2026 Plan became effective when it was approved by our Board, and, unless terminated earlier, the 2026 Plan will continue in effect for a term of ten (10) years from such date.

Amendment and Termination

The Administrator may at any time, and from time to time, amend, in whole or in part, any or all of the provision of the 2026 Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however that, (a) to correct obvious drafting errors or as otherwise required by law or (b) as specifically provided herein, the rights of a participant with respect to vested awards granted prior to such amendment, suspension, or termination, may not be reduced without the consent of such participant. The Administrator may amend the terms of any award granted, prospectively or retroactively, but except (a) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (b) as specifically provided herein, no such amendment or other action by the Committee shall reduce the rights of any participant with respect to vested awards without the participant’s consent.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2026 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2026 Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 2026 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Restricted Shares, Restricted Share Units, and Other Equity-Based Awards.    The current federal income tax consequences of other awards authorized under the 2026 Plan generally follow certain basic patterns: (i) nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (ii) restricted share units and other equity-based awards are generally subject to tax at the time of payment. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income. The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a restricted share, restricted share unit, or other equity-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2026 Plan. In general, stock options are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying share at the time the option was granted. Restricted share awards are not generally subject to Section 409A. Restricted share units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

PRINCIPAL SHAREHOLDERS

Based solely upon information made available to us, the following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our ordinary shares:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•        each of our named executive officers and directors; and

•        all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 23,736,270 ordinary shares outstanding as of the date of this prospectus. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of 5,555,555 ordinary shares in this offering assuming an initial public offering price of $9.00 per share (the mid-point of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of the underwriter’s over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The percentages of ordinary shares beneficially owned after the offering assume that the underwriter will not exercise its option to purchase additional ordinary shares in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

The address of each holder listed below, except as otherwise indicated, is c/o 10 HaMa’apilim St., Zichron Yaacov, Israel 3093765.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned Before Offering	Percent of Ordinary Shares Beneficially Owned After Offering
Named Executive Officers and Directors
Daphne Haim-Langford, Ph.D.	7,068,350	29.8%	23.5%
Arie Ganot, CPA	—	—	* %
Zohar Milman, M.Sc.(1)	570,630	2.4%	1.9%
Ron Neumann, M.D.(1)	287,720	1.2%	0.9%
Atul Raut, M.D., Ph.D.	—	—	* %
Susan Benton, MBA(1)	127,020	*	* %
Sascha Bucher, MBA	127,020	*	* %
Richard Eiswirth	—	—	* %
All directors and executive officers as a group (8 persons)	8,751,370	33.4%	26.3%
5% Shareholders
AJ Tarsier Investment LLC(2)	1,929,000	8.13%	6.4%
Oriella Ltd.(3)	2,563,700	10.8%	8.5%
Alkaloida Chemical Company zrt.(4)	4,762,840	20.06%	15.8%

____________

*        Less than 1%.

(1)      Consists of options to purchase ordinary shares.

(2)     AJ Tarsier Investment LLC is an investment holding company. Mr. Alex Jurovitsky is the controlling shareholder and manager as of the date of this prospectus and has sole voting and investment power over the shares held by AJ Tarsier Investment LLC.

(3)      Oriella Limited is an investment holding company. The entire share capital of Centaurus Investments Limited, the parent holding company of Oriella Limited, is held by Geneva Trust Company (GTC) SA (as trustee of VT Two Trust). Geneva Trust Company (GTC) SA (a subsidiary of Geneva Holding Company (GHC) SA), as trustee of VT Two Trust, has the authority to dispose of and exercise control over the disposal of the assets of the VT Two Trust. POD Sàrl, of which Mr. Rodney Hodges holds 100% of the share capital, wholly owns Geneva Holding Company (GHC) SA. Mr. Hodges does not make day-to-day voting or investment decisions with respect to the Ordinary Shares held by Oriella Limited and, therefore, disclaims beneficial ownership of them except to the extent of his pecuniary interest therein. Oriella Limited’s address is 34 Rue de l’Athénée, 1206, Geneva, Switzerland. Based on information provided to us by Oriella Limited on December 11, 2025.

(4)      Alkaloida Chemical Company Zrt. (“Alkaloida”) is a private company limited by shares. Alkaloida is organized in Hungry and Messrs. Béla Szabad, Péter Andreidesz, Sunil Ajmera, Rajesh Shah and Mrs. Katalin Szilágyi are the members of the board of directors of Alkaloida as of the date of this prospectus. The board of directors of Alkaloida has sole voting and investment power over the shares held by Alkaloida. The address of Alkaloida is Hungary, 4440 Tiszavasvári, Kabay János Street 29.

Holdings by U.S. Shareholders

As of May 31, 2026, 9 U.S. record holders held in the aggregate 15.86% of our issued and outstanding ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, there are no currently proposed transactions or transactions that we have entered into over the last two completed fiscal years in which:

•        we have been or are to be a participant;

•        the amounts involved exceed the lesser of (i) $120,000 or (ii) one percent of our average total assets at year-end for the last two completed fiscal years; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

2024 Parity SAFEs

In connection with our offering of 2024 Parity SAFEs, Dr. Haim-Langford invested $50,000 on terms identical to those provided to numerous unrelated third-party investors in the financing round. All 2024 Parity SAFEs were converted upon maturity under their terms in January and February 2026, resulting in Dr. Haim-Langford receiving 16,670 of ordinary shares from conversion in February 2026 of such investment. For further discussion of our 2024 Parity SAFE instruments, see “Description of Share Capital and Articles of Association — Simple Agreements for Future Equity.”

CEO Loan

In April 2022, the Company received a non-interest-bearing shareholder loan from Dr. Haim-Langford totaling EURO 100,000 to support company operations.

Deferred Compensation Owed to Chief Executive Officer

From time to time, we have deferred payment of certain compensation owed to our Chief Executive Officer, Dr. Haim-Langford, pursuant to her employment arrangement with the Company. As of date of this prospectus, we owed approximately $678,000 in deferred compensation to Dr. Haim-Langford, consisting of a non-interest-bearing $117,000 shareholder loan (without maturity date or conversion provisions) from our Chief Executive Officer received in April 2022 and approximately $561,000 in deferred compensation representing earned but unpaid salary and/or bonus amounts, each of which remains outstanding obligations to our Chief Executive Officer. The deferral of such compensation was undertaken to preserve the Company’s liquidity during earlier stages of development and was not made pursuant to a formal deferred compensation plan.

Policies and Procedures with Respect to Related Party Transactions

Pursuant to our Audit Committee charter, our Audit Committee will be responsible for reviewing and approving transactions with related persons. A related person includes directors, executive officers, beneficial owners of 5% or more of any class of our voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest.

If a transaction involving an amount in excess of $120,000 has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, information regarding the related person transaction will be reviewed by our Audit Committee, which will determine whether to approve the transaction.

In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•        the related person’s interest in the related person transaction;

•        the approximate dollar value of the amount involved in the related person transaction;

•        the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of business of our Company;

•        whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•        the purpose, and the potential benefits to our Company, of the transaction; and

•        any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In determining whether to approve, ratify or reject a related person transaction, the audit committee will review all relevant information available to it about such transaction, and it will approve or ratify the related person transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of our company.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in Israel and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

Upon the closing of this offering, our authorized share capital will consist of 100,000,000 ordinary shares, par value NIS 0.001 per share, of which, effective immediately prior to the closing of this offering, 29,291,825 shares will be issued and outstanding (assuming that the underwriter does not exercise its option to purchase additional ordinary shares).

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration Number and Purpose

Our registration number with the Israeli Registrar of Companies (the “IRC”) is 51-5398642. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Pre-Emptive Rights

Certain of our shareholders have pre-emptive rights which would allow them to participate in future equity sales. The investors were granted the right to purchase their pro rata portion in any such subsequent offering of our securities. The pro rata portion is calculated as of the date the financing round is approved by our board of directors. This pre-emptive right is effective until the closing of this offering. All shareholders who hold 5% of the Company’s outstanding share capital on an as-converted basis as of the date hereof have a preemptive right to purchase future issuances, so long as they maintain that ownership level. All pre-emptive rights described above, including in connection with this offering, have been waived and will no longer be in place after the consummation of this offering.

Simple Agreements for Future Equity

A SAFE (Simple Agreement for Future Equity) is an agreement to provide an investor a future equity stake in the issuing company based on the amount invested if, and only if, a triggering event occurs, such as an additional round of financing or the sale of the company.

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $2,200,000 to certain accredited investors. Of these 2024 SAFEs, $300,000 were issued SAFEs on the same terms as the 2022 SAFEs (the “2024 Parity SAFEs”) and all of the 2024 Parity SAFEs were converted in aggregate into 100,020 ordinary shares between January 22, 2026 and February 2, 2026 based on their Maturity Conversion Terms (which were identical to those included in the 2022 SAFEs). We refer to these as the “2024 Parity SAFEs.”

During November 2025 the investor of the remaining $1,900,000 of SAFEs issued in 2024 (the “2024 SAFEs”) opted to utilize the ‘Most Favored Nation’ clause included in the 2024 SAFEs, such that the 2024 SAFEs were amended and restated into the form of the November 2025 SAFE (see details below). We refer to these as the “Amended 2024 SAFEs.”

In 2025, the Company completed two financing rounds in May 2025 and November and December 2025 by issuing SAFEs in an aggregate amount of $2,100,000 to certain accredited investors (collectively, the “2025 SAFEs”).

In May 2025 the Company issued one SAFE in the amount of $100,000, which entitles its holder, in the case of an equity financing prior to its termination (or the termination of the November 2025 SAFEs referred to below), to conversion based on the price per share of the shares sold in the equity financing multiplied by 80%. We refer to this SAFE as the “May 2025 SAFE.” The sale of this SAFE also included, in the event of the occurrence of an equity financing, a warrant equal to one hundred percent (100%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the May 2025 SAFE, and with a term of two years from the initial public offering (or other date of such equity financing. We refer to this warrant as the “May 2025 SAFE Warrant.” The May 2025 SAFE Warrant is issued upon and subject to the occurrence of an “equity financing” (as defined in such SAFE) and its term is calculated beginning from the occurrence of such equity financing and for two years thereafter. The term “equity financing” in this SAFE includes our initial public offering, which is the offering contemplated by this prospectus.

In November and December 2025, the Company issued SAFEs in the amount of $2,000,000 which entitled their holders, in the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE based on the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis. We refer to these as the “November 2025 SAFEs.” Prior to the date of our audit report for the fiscal year ended December 31, 2024, which audit report was dated December 21, 2025 and included elsewhere in this prospectus, the amount of November 2025 SAFEs consisted of $1,850,000. Subsequent to December 21, 2025 being such date of our audit report for the fiscal year end 2024, an additional $150,000 in November 2025 SAFEs were subscribed for by an investor on December 22, 2025, and which we refer to as the “Subsequent December 2025 SAFEs” (and which are included in the aggregate principal amount of $2,000,000 of our November 2025 SAFEs referred to in this prospectus).

Additionally, the sale of the November 2025 SAFEs included, in the event of occurrence of an equity financing, a warrant for each such SAFE equal to two hundred percent (200%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the November 2025 SAFEs, and with a term of three years from the initial public offering (or other date of such equity financing). We refer to these warrants as the “November 2025 SAFEs Warrants.” Each of the November 2025 SAFEs Warrants is issued upon and subject to the occurrence of an “equity financing” (as defined in such SAFEs) and its term is calculated beginning from the occurrence of such equity financing and for three years thereafter. The term “equity financing” in these November 2025 SAFEs includes our initial public offering, which is the offering contemplated by this prospectus.

In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of 927,449 ordinary shares relating to the exercise of the Amended 2024 SAFEs, May 2025 SAFE and November 2025 SAFEs to the holders of such SAFEs.

Voting Rights and Conversion

All ordinary shares will have identical voting and other rights in all respects. None of our major shareholders have different voting rights than our other shareholders.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and her actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

•        equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

•        equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

•        equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association to be in effect upon the effectiveness of the registration statement for this offering, our board of directors will be divided into three classes, as nearly equal in number as practicable, designated as Class I, Class II and Class III, with each class serving a staggered three-year term. At each annual general meeting of shareholders, the term of one class of directors will expire, and directors of that class will be elected for a new three-year term. Each director will hold office until the annual general meeting at which his or her term expires and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal in accordance with our articles of association and the Companies Law. The board of directors may assign members already in office to one of the three classes at the time such classification becomes effective. In addition, our board of directors may appoint directors to fill vacancies or as additions to the board (subject to the maximum number of directors) to serve until the next annual general meeting at which the applicable class of directors is subject to election.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•        amendments to our amended and restated articles of association;

•        the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

•        appointment or termination of our auditors;

•        appointment of directors, including external directors;

•        approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

•        increases or reductions of our authorized share capital; and

•        a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our amended and restated articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the Company’s general manager to serve as the chairperson of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may stagger vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

•        increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

•        cancel any registered share capital which have not been taken or agreed to be taken by any person;

•        consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

•        subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

•        reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of ordinary shares in the public market after the restrictions lapse could adversely affect the prevailing market price for our ordinary shares as well as our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering, approximately 29,291,825 ordinary shares will be outstanding, assuming an initial public offering price of $9.00 per share (the mid-point of the price range set forth on the cover page of this prospectus), offered hereby and further assuming no exercise of the underwriter’s over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all 5,555,555 shares sold in this offering will be freely tradable except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our ordinary shares will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, certain of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriter under which they have agreed, subject to specific exceptions, not to sell any of our shares for at least 180 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above); and

•        beginning 181 days after the date of this prospectus, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell such shares pursuant to Rule 144 of the Securities Act, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Once we have been subject to Exchange Act periodic reporting requirements for at least 90 days, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our ordinary shares then outstanding, which will equal approximately 287,363 shares immediately after this offering; and

•        the average weekly trading volume of our ordinary shares on NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our ordinary shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of 16,323,930 of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under SEC Rule 701, our ordinary shares acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our share plans may be resold, by:

•        persons other than affiliates, beginning at the time we have been subject to Exchange Act periodic reporting requirements for at least 90 days, subject only to the manner-of-sale provisions of Rule 144; and

•        our affiliates, beginning at the time we have been subject to Exchange Act periodic reporting requirements for at least 90 days, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

We, all of our directors, officers, employees and the holders of five percent (5.0%) or more of the outstanding shares of our ordinary shares as of the effective date of the registration statement of which this prospectus is a part have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.

Equity Incentive Plans; Form S-8 Registration Statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our 2018 Plan and 2026 Plan. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to a lock-up, in which case, immediately after the term of the lock-up expires.

Regulation S

Regulation S under the Securities Act provides that ordinary shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold outside the United States without registration in the United States being required.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE ORDINARY SHARES INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our ordinary shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. The current corporate tax rate, as of January 1, 2018, is 23%. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the prevailing corporate tax rate.

Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Generally, business losses can be offset against income from any source in the same year. Losses may be carried forward and set-off without time limit against income from any trade or business or capital gains arising in the business, but not against income from any other source. Carrybacks of losses are not allowed.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•        amortization of the cost of purchased a patent, rights to use a patent, and know-how, which are used for the development or advancement of the company, over an eight-year period, commencing on the year in which such rights were first exercised;

•        under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•        expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        the research and development must be for the promotion of the company; and

•        the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Income Tax Ordinance (New Version), 1961. Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply the Israel Innovation Authority for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011, and as of January 1, 2017 (“2017 Amendment”). The 2017 Amendment introduces new benefits for Technology Enterprises, alongside the existing tax benefits.

Tax Benefits Under the 2017 Amendment

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” “as described below, and is in addition to the other existing tax benefits programs under the Investment Law. The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company after January 1, 2017, for at least NIS 200 million, and the sale receives prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a technological company satisfying certain conditions (including a group turnover of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technological Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% (and in the case of non-Israeli shareholders — subject to the receipt in advance of a valid certificate from the ITA allowing for such withholding, a lower rate as may be provided in an applicable tax treaty). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply). If such dividends are distributed to a foreign company that holds (solely or together with other foreign companies) 90% or more in the Israeli company, and other conditions are met, the withholding tax rate will be 4%.

We believe that as of December 31, 2024, we qualified as a Preferred Technological Enterprise, and continue to examine our qualification as well as the amount of Preferred Technological Income that we may have, and other benefits that we may receive under the 2017 Amendment.

Taxation of our Shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.”

Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2024).

A non-Israeli resident who derives capital gains from the sale of shares of an Israeli resident company that were purchased following the listing of the shares of the company for trading on a stock exchange outside of Israel will be exempt from Israeli capital gains tax so long as the shares were not held through a permanent establishment maintained by the non-Israeli resident in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents (i) have a controlling interest of more than 25% in any of the means of control of such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenue or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or disposing the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In all instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations in forms specified by the Israel Tax Authority, provide documentation (including, for example, a certificate of residency) or obtain a specific exemption from the Israel Tax Authority confirming their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the Israel Tax Authority may require the purchaser of the shares to withhold tax at source).

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a foreign resident who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise (including Preferred Technological Enterprise), unless a reduced tax rate is provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 721,560 for 2025, which amount is linked to the annual change in the Israeli consumer price index. As of January 2024, the surtax rate was 3%. On January 1, 2025 the surtax rate on passive income (including, but not limited to, income derived from dividends, interest and capital gains) was increased to 5%. The surtax rate on ordinary income remains 3%.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the ordinary shares. For this purpose, a “U.S. Holder” is a holder of ordinary shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our ordinary shares. This summary generally considers only U.S. Holders that will own our ordinary shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, (including with respect to the Tax Cuts and Jobs Act of 2017), and the U.S./Israeli Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our ordinary shares by U.S. Holders and, therefore, can provide no assurances that the Internal Revenue Service, or the IRS, will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our ordinary shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our ordinary shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, ordinary shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold ordinary shares through a partnership or other pass-through entity are not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our ordinary shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holders that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the ordinary shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is, among others, a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israeli/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our ordinary shares are readily tradable on the NYSE or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a passive foreign investment company, or a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our ordinary shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our ordinary shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our ordinary shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Taxation of the Disposition of Ordinary Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the ordinary shares in U.S. dollars and the amount realized on the disposition in U.S. dollars (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of ordinary shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

•        75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

•        At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our ordinary shares. We do not expect to be a PFIC for 2025 and we do not expect to become a PFIC in the future, although there can be no assurance in this regard.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our ordinary shares at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the ordinary shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held the ordinary shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we are a PFIC. Therefore, the QEF election will not be available with respect to our ordinary shares.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our ordinary shares which are regularly traded on a qualifying exchange, including the NYSE, can elect to mark the ordinary shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the ordinary shares and the U.S. Holder’s adjusted tax basis in the ordinary shares. Losses are allowed only to the extent of net mark-to-market gain previously included as income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our ordinary shares), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder, referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our ordinary shares.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our ordinary shares or gain from the disposition of our ordinary shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business in the United States; or (2) in the case of a disposition of our ordinary shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our ordinary shares if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status, or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of ordinary shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

A U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our ordinary shares, unless such ordinary shares are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts, or FBAR, if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

UNDERWRITING

Konik Capital Partners, LLC, a division of T.R. Winston, is the sole underwriter of this offering. We have entered into an underwriting agreement dated _____, 2026 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price per ordinary share, less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Underwriter	Number of Ordinary Shares
Konik Capital Partners, LLC, a division of T.R. Winston
Total	5,555,555

The underwriter is committed to purchase all of the ordinary shares offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriter is not obligated to purchase the securities covered by the underwriter’s over-allotment option described below. The underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriter an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 833,333 ordinary shares at the public offering price of $ per ordinary share (which equals 15% of the number of ordinary shares initially sold in this offering), less the underwriting discounts and commissions set forth on the cover of this prospectus to cover over-allotments, if any. To the extent that the underwriter exercises this option, it will become obligated, subject to conditions, to purchase these additional ordinary shares, and we will be obligated, pursuant to the option, to sell these additional ordinary shares to the underwriter to the extent the option is exercised. If any additional ordinary shares are purchased, the underwriter will offer the additional ordinary shares on the same terms as those on which the other ordinary shares are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $ and the total net proceeds, before expenses and after the credit to the underwriting discounts and commissions described below, to us will be $ (based on an initial offering price of $ per ordinary share).

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of the over-allotment option.

	Per ordinary share	Total Without Over-allotment Option	Total With Full Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (up to 7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also paid an advance of $50,000 to the underwriter, which will be applied against the accountable expenses (described below) that will be paid by us to the underwriter in connection with this offering (the “Advance.”). The Advance will be returned to us to the extent not actually incurred by the underwriter in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

The underwriter proposes to offer the ordinary shares offered by us to the public at the public offering price per ordinary share set forth on the cover of this prospectus. In addition, the underwriter may offer some of the ordinary shares to other securities dealers at such price less a concession of $         per ordinary share. After the public offering, the price and concession to dealers may be changed.

We have also agreed to reimburse the underwriter up to $150,000 for legal fees, costs and expenses.

BTIG, LLC is acting as our financial advisor for this transaction, pursuant to an advisory agreement, under which it has provided general financial advisory services to the Company in connection with the offering. As compensation for such services, BTIG will receive an advisory fee equal to approximately 1% of the gross proceeds of the offering, which will be paid from the aggregate underwriting discounts and commissions.

We estimate that total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions, will be approximately $        .

Discretionary Accounts

The underwriter does not intend to confirm sales of the ordinary shares offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 5.0% or more of the outstanding ordinary shares prior to this offering, have agreed, subject to limited exceptions, for a period of 180 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any ordinary shares or ordinary shares or any securities convertible into or exchangeable for our ordinary shares or the ordinary shares either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering; Market Information

Prior to this offering, no public market exists on a U.S. national securities exchange for our ordinary shares. The public offering price was determined through negotiations between us and the underwriter, and we cannot assure you that the ordinary shares can be resold at or above the public offering price.

In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

•        the information included in this prospectus and otherwise available to the underwriter;

•        the valuation multiples of publicly-traded companies that the underwriter believes to be comparable to us;

•        our financial information;

•        our prospects and the history and the prospects of the industry in which we compete;

•        an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the ordinary shares may not develop. It is also possible that after this offering the ordinary shares will not trade in the public market at or above the public offering price.

Underwriter’s’ Warrants

We have agreed to issue to the underwriter (or its permitted designees) warrants to purchase up to a total of ordinary shares (3.5% of the ordinary shares issued in this offering, including the over-allotment, if any). The warrants will be exercisable at a price equal to $ per ordinary share, or 115% of the public offering price per ordinary share issued in this offering. The warrants are deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The underwriter (or its permitted assignees under Rule 5110(e)(2) of FINRA) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a 180 day period from the commencement of sales of the ordinary shares in this offering. The warrants will expire five years from the commencement of sales of ordinary shares in this offering. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. We have agreed to a one time demand registration of the ordinary shares underlying the warrants for a period of five years from the commencement of sales of this offering. The warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the five year period from the commencement of sales of this offering. The underwriter’s warrants and the ordinary shares underlying the underwriter’s warrants are being registered on the registration statement of which this prospectus forms a part.

NYSE Listing

We have applied to list the ordinary shares on the NYSE under the symbol “TARX.” This offering is contingent upon the listing of the ordinary shares on the NYSE. No assurance can be given that our application will be approved or that a trading market will develop.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in stabilizing transactions, short sales and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        A short position involves sales by the underwriter of ordinary shares in excess of the number of ordinary shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares involved in the sales made by the underwriter in excess of the number of ordinary shares the underwriter is obligated to purchase is not greater than the number of ordinary shares that it may purchase by exercising its option to purchase additional ordinary shares. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares that the underwriter may purchase pursuant to its option to purchase additional ordinary shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the ordinary shares to close out the short position, the underwriter will consider, among other things, the price of the ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through its option to purchase additional ordinary shares. The underwriter may close out any covered short position by either exercising its option to purchase additional ordinary shares and/or purchasing ordinary shares in the open market. A naked short position can only be closed out by buying ordinary shares in the open market.

•        Penalty bids permit the underwriter to reclaim a selling concession when the ordinary shares originally sold by the underwriter are purchased in a stabilizing or syndicate covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

From time to time, the underwriter may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, the Prospectus Directive, as implemented in Member States of the European Economic Area (each, a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of us or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(1) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered hereunder may not be offered or sold to the public in Israel absent the publication of a prospectus that has been approved by the ISA. This document does not constitute a prospectus under the Israeli Securities Law, and has not been filed with or approved by the ISA and the securities offered hereunder have not been registered for sale in Israel. In Israel, this document will be distributed only to, and directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law, or the ISL Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the ISL Addendum (as it may be amended from time to time), collectively referred to as Israeli Qualified Investors (in each case, purchasing for their own account or, where permitted under the ISL Addendum, for the accounts of their clients who are investors listed in the ISL Addendum). Israeli Qualified Investors, if any, will be required to submit written confirmation that they fall within the scope of the ISL Addendum, are aware of the meaning of same and agree to it.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Society e la Borsa, “CONSOB” pursuant to the Italian securities legislation) and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

•        Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta publica de valores mobiliarios) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Codigo dos Valores Mobiliarios). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us. No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA)) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom. Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES OF THE OFFERING

The following table sets forth the total costs and expenses, other than underwriting discounts and commissions, that we expect to incur in connection with the offer and sale of the ordinary shares in this offering. With the exception of the SEC registration fee, the NYSE listing fee and the Financial Industry Regulatory Authority, or FINRA, filing fee, all of these amounts are estimates:

Expenses	Amount
SEC registration fee	$8,228
NYSE listing fee	$25,000
FINRA filing fee	$9,438
Transfer Agent fees and expenses	$5,000
Printing fees and expenses	$30,000
Legal fees and expenses	$550,000
Accounting fees and expenses	$90,000
Miscellaneous costs	$132,334
Total	$850,000

____________

*        To be provided by amendment.

EXPERTS

The financial statements of Tarsier Pharma Ltd. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025 have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 financial statements contains an explanatory paragraph that states that the Company’s significant losses, negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

The validity of our ordinary shares and other legal matters concerning this offering relating to the laws of Israel will be passed upon for us by Pearl Cohen Zedek Latzer Baratz. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. Certain matters are being passed on for the underwriter by Lucosky Brookman LLP.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our directors and officers, and the Israeli experts, if any, named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors, officers, or such Israeli experts may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Pearl Cohen, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel or to obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is limited binding precedent in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert testimony, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a foreign judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided, among other things, it finds that:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•        the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if:

•        the judgement was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgement is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud,

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court,

•        the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•        the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•        at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the ordinary shares offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.tarsierpharma.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

tarsier pharma ltd.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Tarsier Pharma Ltd.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Tarsier Pharma Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tarsier Pharma Ltd. (the Company) as of December 31, 2025 and 2024, the related statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31,2025, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1C to the financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2020

March 19, 2026

Tarsier Pharma Ltd.
Balance Sheets as at December 31

	Note	2025	2024
		USD thousands	USD thousands
Current assets
Cash and cash equivalents		1,999	1,218
Other accounts receivable	3	16	48
Total current assets		2,015	1,266

Non-current assets
Property and equipment, net	4	17	21
other non-current assets		293	—
Total assets		2,325	1,287

Liabilities and shareholders’ deficit

Current liabilities
Trade payables		24	4
Shareholders loan	13	117	104
Other accounts payable	5	671	453
Total current liabilities		812	561

Non-current liabilities
Financial instruments convertible to shares	6	6,504	3,491

Shareholders’ deficit	7
10,000,000 shares (NIS 0.01 par value( authorized as of December 31, 2025 and 2024; 2,270,880 and 2,229,563 shares (NIS 0.01 par value) issued and outstanding as of December 31, 2025 and 2024, respectively;		6	6
Additional paid-in capital		21,935	19,091
Receivables for issuance of shares		(3)	(3)
Accumulated deficit		(26,929)	(21,859)
Total shareholders’ deficit		(4,991)	(2,765)

Total liabilities and shareholders’ deficit		2,325	1,287

The accompanying notes are an integral part of the financial statements.

Tarsier Pharma Ltd.
Statements of Operations for the Year Ended December 31

	Note	2025	2024
		USD thousands	USD thousands
Research and development expenses	9	2,010	2,034
General and administrative expenses	10	544	364
Total operating expenses		2,554	2,398
Financing expenses, net	11	2,516	58
Net loss for the year		5,070	2,456
Net loss attributable to ordinary shareholders		5,070	2,456
Net loss per share attributable to ordinary shareholders, basic and diluted		2.26	1.11
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted		2,247,282	2,205,732

The accompanying notes are an integral part of the financial statements.

Tarsier Pharma Ltd.
Statements of Changes in Shareholders’ Deficit

	Ordinary shares	Share capital	Receivables for issuance of shares	Additional paid-in capital	Accumulated deficit	Total
	Number of shares	USD thousands	USD thousands	USD thousands	USD thousands	USD thousands
Balance as at January 1, 2024	2,181,903	6	(3)	16,997	(19,403)	(2,403)
Conversion of financial instruments into ordinary shares, see note 6	46,770	—	—	1,491	—	1,491
Exercise of options	890	*	—	*	—	*
Share based compensation	—	—	—	603	—	603
Net loss for the year	—	—	—	—	(2,456)	(2,456)
Balance as at December 31, 2024	2,229,563	6	(3)	19,091	(21,859)	(2,765)
Conversion of financial instruments into ordinary shares, see note 6	41,317	*	—	1,550	—	1,550
Share based compensation	—	—	—	1,294	—	1,294
Net loss for the year	—	—	—	—	(5,070)	(5,070)
Balance as of December 31, 2025	2,270,880	6	(3)	21,935	(26,929)	(4,991)

____________

*        Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the financial statements.

Tarsier Pharma Ltd.
Statements of Cash Flows for the Year Ended December 31

	2025	2024
	USD thousands	USD thousands
Cash flows from operating activities:
Net loss for the year	(5,070)	(2,456)

Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	5	5
Stock based compensation	1,294	603
Exchange rate differences on shareholders loan	13	(7)
Revaluation of financial instruments convertible to shares	2,463	64
Changes in assets and liability items:
decrease in other accounts receivable	32	(31)
Increase in other non-current assets	(293)	—
Increase (decrease) in trade payables	20	(6)
Increase (decrease) in other accounts payable	218	(85)
Net cash used in operating activities	(1,318)	(1,913)

Cash flows from investing activities:
Purchase of property and equipment	(1)	(1)
Net cash used in investing activities	(1)	(1)

Cash flows from financing activities:
Exercise of options	—	*
Proceeds from issuance of financial instruments convertible to shares	2,100	2,200
Net cash provided by financing activities	2,100	2,200

Change in cash and cash equivalents	781	286
Cash and cash equivalents at the beginning of the year	1,218	932
Cash and cash equivalents at the end of the year	1,999	1,218
Appendix A – non-cash financing activities
Conversion of financial instruments into ordinary shares	1,550	1,491

____________

*        Represents an amount lower than $1 thousand.

The accompanying notes are an integral part of the financial statements.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 1 — General

Company description:

A.     Tarsier Pharma Ltd. (hereinafter: “the Company”) was incorporated on February 21, 2016, and commenced its operations in July 2016.

B.     The Company is a late clinical-stage company dedicated to the development and commercialization of a breakthrough therapeutic approach for better and safer treatment of autoimmune and inflammatory ocular diseases. All assets of the Company are located in Israel.

C.     The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance, the effects of technological changes, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, the loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

These financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has yet to record revenues, has incurred losses of $26,929 thousand from operations since its inception. During the year end December 31, 2025, the company incurred a net loss of $5,070 thousand and recorded net cash used in operating activities of $1,318 thousand. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters include continued development of its products as well as seeking additional financing arrangements. The Company will require additional liquidity to continue its operations over the next 12 months.

The Company will be required to raise additional funds to support its operations and continue as a going concern. While management believes that the Company can raise additional funds, there can be no assurance that these efforts will be successful or sufficient. These financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

D.     On October 7, 2024, Hamas launched a series of attacks on civilian and military targets in Southern Israel and Central Israel, to which the Israel Defense Forces have responded. In addition, both Hezbollah and the Houthi movement have attacked military and civilian targets in Israel, to which Israel has responded, including through increased air and ground operations in Lebanon. In addition, the Houthi movement has attacked international shipping lanes in the Red Sea, to which both Israel and the United States have responded. Further, on April 13, 2025 and October 1, 2025, Iran launched a series of drone and missile strikes against Israel, to which Israel has responded. Most recently, on June 13, 2025, Israel launched a preemptive attack on Iran, to which Iran responded with ballistic missile and drone attacks. On June 23, 2025, Israel and Iran agreed to a ceasefire, although there is no assurance that the ceasefire will continue. On October 9, 2025, Israel, Hamas, the United States and other countries in the region agreed to a framework for a ceasefire in Gaza between Israel and Hamas. How long and how severe the current conflicts in Gaza, Northern Israel, Lebanon, Iran or the broader region become is unknown at this time and any continued clash among Israel, Hamas, Hezbollah, Iran or other countries or militant groups in the region may escalate in the future into a greater regional conflict. To date, the Company’s operations have not been materially affected. The Company expects that the current conflict in the Gaza Strip, Lebanon, Iran and the broader region, as well as the security escalation in Israel, will not have a material impact on its business results in the short term. However, since these are events beyond the Company’s control, their continuation or cessation may affect its expectations. The Company continues to monitor political and military developments closely and examine the consequences for its operations and assets.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 1 — General (cont.)

E.     After the end of the reporting period, on February 28, 2026, the State of Israel and the United States launched a joint offensive in Iran, targeting Iran’s missile systems and additional assets of the Iranian regime. In response, Iran began launching missiles and unmanned aerial vehicles toward Israel and other countries in the region. In the beginning of March 2026, the campaign was expanded to Lebanon due to fire directed at Israel by Hezbollah.

At the outset of the operation, a nationwide transition was declared from full operating capacity to essential operating capacity, including a Restriction on educational activities, public gatherings, and commuting to workplaces, except for businesses designated as essential. In addition, an additional reserve call-up was initiated.

At this stage, the Company is unable to fully estimate the potential financial impact of the operation, if any. However, the Company’s infrastructure is designed to fully support remote working, allowing all operations to continue uninterrupted. Furthermore, the Company’s manufacturing activities are conducted outside of Israel, and therefore, as of the date of issuance of these financial statements, there is currently no apparent effect on the Company’s operations, financial position, results of operations, or cash flows.

The Company continues to monitor developments to assess any potential future impact of the operation on its activities.

Note 2 — Significant Accounting Policies

A.     Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

B.     Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, share-based compensation including the determination of the grant date fair value of the Company’s ordinary shares, par value NIS 0.01 each (“Ordinary Shares”), estimates relating to the stage of completion of work performed by service providers that impact the recognition of expenses and pricing of convertible instruments into shares. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

C.     Foreign currency

The currency of the primary economic environment in which the operations of the Company are conducted and are expected to continue to be conducted in the foreseeable future is the U.S. dollar (“ U.S. dollar” or “$”). The Company has raised its funds in U.S. dollar and its future revenues are expected to be in U.S. dollars, thus; the dollar is the functional currency of the Company.

The transactions and balances of the Company denominated in U.S. dollars are presented at their original amounts. Monetary assets and liabilities denominated in a non-U.S. dollar currency are translated using the current exchange rate and non-monetary assets and liabilities and capital accounts denominated in a non-U.S. dollar currency are translated using historical exchange rates.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Balances in non- U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of income (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

Details of exchange rates:

	December 31 2025	December 31 2024
Exchange rate of 1.00 U.S. dollar ($) in New Israeli Shekel (NIS)	3.190	3.647

D.     Cash and cash equivalents

Cash and cash equivalents include short-term bank deposits with an original maturity not exceeding three months and are not restricted by lien.

E.     Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	—	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2	—	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The financial instruments of the Company consist mainly of cash and cash equivalents, trade accounts payable, Shareholders’ loans, and other current liabilities. In view of their nature, the fair value of the financial instruments is usually identical or substantially similar to their carrying amounts (See Note 8).

F.      Property and equipment

Fixed assets are stated at cost plus direct acquisition costs, net of accumulated depreciation, net of impairment losses accrued value in respect thereof, and do not include current maintenance expenses. Depreciation is computed by using the straight-line method, over the assets estimated useful life.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 2 — Significant Accounting Policies (cont.)

The annual depreciation rates are as follows:

%
Computers and software	33
Equipment	15

G.     Research and development

Research and development costs are charged to operations as incurred. Most of the research and development expenses are for subcontractors, wages and share-based payment.

Advance payments for goods or services that will be used or rendered for future research and development activities are deferred. Such amounts are recognized as an expense as the related goods are used or the services are rendered.

H.     Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the years ended December 31, 2025 and 2024, no impairment losses have been recorded.

I.       Liability for severance pay

All of the Company’s employees included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. Severance costs amounted to approximately $34 thousand and $30 thousand for the year ended December 31, 2025 and 2024, respectively.

J.      Share-based compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the option, the expected volatility of the price of the underlining shares, risk-free interest rates, and the expected dividend yield of the shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 2 — Significant Accounting Policies (cont.)

K.     Convertible instruments

When the Company issues other freestanding instruments, the Company first analyzes the provisions of ASC 480 in order to determine whether the instrument should be classified as a liability, with subsequent changes in fair value recognized in the statements of operations in each period. If the instrument is not within the scope of ASC 480, the Company further analyzes the provisions of ASC 815-40 in order to determine whether the instrument should be classified within equity or classified as an asset or liability, with subsequent changes in fair value recognized in the statements of operations in each period.

The Company convertible financial instruments are classified as liabilities under ASC 815-40, since they are not indexed to the Company’s own stock. For further details see Note 6 on Convertible instruments.

L.     Income taxes

The Company uses the asset and liability method to determine its income tax expense as required under the ASC 740-10 “Income Taxes” (“ASC 740-10”). ASC 740-10 requires the establishment of a deferred tax asset or liability for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the deferred tax assets or liabilities are expected to be realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

M.    Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained based on technical merits. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement. As such, as of December 31, 2025 and 2024 the Company does not have any significant uncertain tax positions.

N.     Concentration of credit risks

The Company does not have a significant concentration of credit risks. The cash of the Company is deposited in Israeli banking corporations. In the estimation of the Company’s management, the credit risk for these financial instruments is low. In the estimation of the Company’s management, it does not have any material expected credit losses.

O.     Net Loss Per Share

Basic earnings per ordinary share is calculated using weighted average ordinary shares outstanding. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

P.      Segments Reporting

The Company applies ASC Topic 280, Segment Reporting (“ASC 280”). Operating segments are defined as components of an entity for which separate financial information is evaluated regularly by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM reviews financial information for the purposes of making operating decisions, assessing financial performance, and allocating resources. As such, the Company has determined that it operates in one operating and reportable segment. See Note 15 for additional information.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Q.     Recently issued accounting standards not yet adopted

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosure. The standard requires disclose additional information in tax rate reconciliation table about federal, state and foreign income taxes and to provide more details about the reconciling items in some categories. The standard will become effective for fiscal years beginning after December 15, 2025. The Company is still assessing the presentational impact of the adoption of this standard on its financial statements. It expects that the standard will not cause considerable changes to the income tax footnote.

In November 2024, the FASB issued ASU 2024-03 “Income Statement — Reporting Comprehensive Income- Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently assessing the effect of this ASU.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements (“ASU 2025-11”). ASU 2025-11 is intended to update the guidance in Topic 270 by improving navigability of the required interim disclosures, clarifying when that guidance is applicable and adding a principle that requires entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. This standard update will be effective for the interim reporting periods within annual reporting periods beginning after December 15, 2028, with the option to early adopt at any time prior to the effective date and should be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. We are currently evaluating the impact of the standard on our consolidated financial statements and related disclosures.

Note 3 — Other Accounts Receivable

	December 31 2025	December 31 2024
	USD thousands	USD thousands
Prepaid expenses	5	38
Government authorities	11	10
	16	48

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 4 — Property and Equipment, net

	December 31 2025	December 31 2024
	USD thousands	USD thousands
Cost:
Computers	14	13
Equipment	41	41
Total	55	54
Less – accumulated depreciation	(38)	(33)
	17	21

Depreciation expense totaled $5 thousand and $5 thousand for the years ended December 31, 2025, and 2024, respectively.

Note 5 — Other Accounts Payable

	December 31 2025	December 31 2024
	USD thousands	USD thousands
Employees and related expenses	583	409
Accrued expenses	61	13
Accrued vacation and recreation pay	27	31
	671	453

Note 6 — Financial instruments convertible to shares

A.     In June 2022, the Company signed a Simple Agreement for Further Equity (SAFE) in the amount of up to USD 2.0 million. The Company received USD 1.6 million during 2022.

The SAFE gives investors right to certain shares of company’s capital stock, subject to one of the terms set below:

1.      Upon achieving Equity Financing before the expiration or termination of SAFE, the Company will automatically issue shares equal to its portion divided by lower of:

a.      Price per share of senior share sold multiplied by 80%.

b.      Price per share reflecting a company’s per money valuation of USD 21 million on a fully diluted basis.

2.      After 24 months the SAFE will be converted into shares at a price per of Company valuation of US $115,000,000 on a Fully Diluted Basis in multiple by 70%.

During 2024, upon lapse of 24 month, USD 1.6 million was converted into 46,770 ordinary shares

B.      In March 2023, the Company signed an amendment to the SAFE to increase the amount up to USD 5.6 million. The Company received USD 1.35 million during 2023.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 6 — Financial instruments convertible to shares (cont.)

The SAFE gives investors the right to certain shares of Company’s capital stock, subject to one of the terms set below:

1.      In the event of an Equity Financing (as defined in the SAFE): The lower of: (i) Price per share of senior share sold multiplied by 80%; or (ii) a Company pre-money valuation of US $115,000,000 on a Fully Diluted Basis, or;

2.      Following 24 months as of the SAFE’s Effective Date: The SAFE will automatically convert into Senior Shares at a price per of Company valuation of US $115,000,000 on a Fully Diluted Basis in multiple by 70%.

During 2025, upon lapse of 24 month, USD 1.35 million was converted into 41,317 ordinary shares.

C.     In January 2024, the Company signed a SAFE amendment to extend the term of the agreement. The Company received $2.2 million during January-March 2024 (the “2024 SAFEs”).

Of these 2024 SAFEs, $300,000 were issued SAFEs on the same terms as the 2022 SAFEs (the “2024 Parity SAFEs(. During November 2025 the investor of the $1,900,000 of SAFEs opted to utilize the ‘Most Favored Nation’ clause included in the 2024 SAFEs, such that the 2024 SAFEs were amended and restated into the form of the November 2025 SAFE (see note 6E).

During January-February 2026 USD 0.3 million (the 2024 Parity SAFE) was converted into 10,002 ordinary shares.

D.     In May 2025 the Company issued one SAFE in the amount of $100,000. The SAFE gives investors the right to certain shares of Company’s capital stock, subject to one of the terms set below:

1.      In the event of Equity Financing (as defined in the SAFE): The lower of: (i) Price per share of senior share sold multiplied by 80%; or (ii) a Company pre-money valuation of US $115,000,000 on a Fully Diluted Basis. The issuance of this SAFE also included a warrant equal to one hundred percent (100%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the May 2025 SAFE, with a term of two years.

2.      Upon a Liquidity Event, which can be change in control, direct listing or IPOthe SAFE investors will automatically be entitled to receive a portion of proceed- subject to the type of Liquidity Event.

E.      In November and December 2025, the Company issued SAFEs in the amount of $2,000,000. The SAFE gives investors the right to certain shares of Company’s capital stock, subject to one of the terms set below:

1.      In the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE based on the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis.

2.      Upon a Liquidity Event, which can be change in control, direct listing or IPO the SAFE investors will automatically be entitled to receive a portion of proceed- subject to the type of Liquidity Event.

Additionally, the issuance of the November 2025 SAFEs included a warrant for each SAFE equal to two hundred percent (200%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the November 2025 SAFEs, with a term of three years.

Since the warrants are issued only upon, and subject to, the occurrence of an Equity Financing, which is also the event that triggers the conversion of the 2025 SAFE, the warrants cannot be assigned or transferred independently prior to the conversion of the 2025 SAFE. Accordingly, the warrants do not represent a freestanding financial instrument, but rather are embedded within the 2025 SAFE agreements, as they are

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 6 — Financial instruments convertible to shares (cont.)

neither entered into separately from the SAFEs nor are they legally detachable or separately exercisable. Therefore, the warrants and the 2025 SAFE agreements are treated as a single unit of account for purposes of classification and subsequent accounting.

Note 7 — Shareholders’ deficit

A.     General

The Company’s Ordinary Shares, par value NIS 0.01 each, confer upon their holders’ voting rights, the right to participate in shareholders meetings (each share confers one vote), the right to participate in any distribution of dividends and the right to take part in the division of the surplus assets in a case of winding up the Company.

B.     Financing Rounds

1.      During 2021 7,719 ordinary shares of NIS 0.01 were exercised under Employee’s stock option plan, See also Note D.

2.      On August 23, 2021, the Company signed a Share Purchase Agreement. As of December 31, 2021, the Company received USD 5,207,455 and issued 110,513 ordinary shares of NIS 0.01 par value each.

3.      During 2022, 10,295 ordinary shares of NIS 0.01 were exercised under Employee’s stock option plan.

4.      During 2024, 890 ordinary shares of NIS 0.01 were exercised under Employee’s stock option plan. See also Note 7C.

C.     Share Based Compensation

In 2018, the Company’s board of directors approved an employee and service provider’s stock option plan (hereinafter — the “Plan”). The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

The plan is intended to allow the Company the grant of certain incentives by means of grant of Options to employees as well as service providers/consultants at similar terms.

The Company granted options according to the Plan. Each option can be exercised into one share of the Company’s Common Shares of 0.01 NIS par value. Any option not exercised within 10 years from grant date will expire. The number of shares of the Company’s Common Shares covered by and reserved for issuance under the Plan is 400,866 which represents 14.94% of the Company’s total Common Shares.

In the event of termination of Optionee’s employment with the Company (i) termination is without cause, in which event any vested option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or — (ii) termination is the result of death or disability of the Optionee, in which event any vested option still in force and unexpired may be exercised within a period of 6 months after the date of such termination or — (iii) prior to the date of such termination, the Company’s compensation committee may authorize an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.

In the event of termination of Optionee’s employment with the Company for “Cause” as defined in the Plan, all outstanding options granted to the Optionee whether vested or not shall, to the extent not theretofore exercised, be forfeited on the date of such termination, unless otherwise determined by the administrator, and the shares covered by such option shall revert to the Plan.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 7 — Shareholders’ deficit (cont.)

This plan is intended to be governed by the terms stipulated by Section 102 and 3(i) of the Israeli Income Tax Ordinance. In accordance with the track chosen by the Company and pursuant to the terms thereof, the Company is not allowed to claim, as an expense for tax purposes, the amounts credited to employees as a benefit, including amounts recorded as salary benefits in the Company’s accounts, in respect of options granted to employees under the Plan — with the exception of the work-income benefit component, if any, determined on the grant date.

The following is a summary of the share-based compensation activity and related information for the year ended December 31, 2025:

	Options outstanding	Options exercisable
Number	400,866	151,749
Aggregate intrinsic value (USD thousands)	12,281	4,729
Weighted average remaining contractual life (in years)	7.79	4.88

As of December 31, 2025, the total compensation cost related to non-vested awards not yet recognized was approximately $9,662 thousand, which is expected to be recognized over weighted-average period of up to 3.53 years.

The aggregate intrinsic value represents the total pretax capital gain that would have been received by the holders of all options bearing an exercise price less than $42.79 (which was the fair value of the Ordinary Shares on December 31, 2025), had they exercised all such options and sold the underlying shares at that price.

The expenses that were recognized in the statement of operations for services received from employees and service providers are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Research and development	990	508
General and administrative	304	95
Total share-based compensation expenses	1,294	603

The fair value of each option award is estimated on the date of grant using the B&S option-pricing model that used the weighted average assumptions in the following table.

	2025	2024
Dividend yield(1)	0	0
Expected volatility(2)	75.83% – 75.75%	73.92%
Risk-free interest(3)	4.31% – 4.34%	4.79%
Expected term(4)	10 Years	10 Years
Fair value at the grant date	USD 26.11 – 42.78	USD 25.98 – 28.06

____________

(1)      The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

(2)      The Company’s shares are not traded in the stock exchange market, therefore the volatility is based on the volatility of similar listed companies.

(3)      The risk-free interest rate for grants with an exercise price denominated in USD for employees and several consultants is based on the yield from US treasury zero-coupon bonds with an equivalent term.

(4)      Expected term (years) — represents the period that the Company’s options granted are expected to be outstanding. The Company estimated the expected term to be similar to the contractual term, since the grantees are mainly senior employees who are expected to stay with the Company and to exercise only before expiration.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 7 — Shareholders’ deficit (cont.)

The valuation of the Company’s ordinary share was assessed using a discounted cash flow (“DCF”) model, see also Note 8.

A summary of the Company’s share option plan activity is as follows:

	Year ended December 31
	2025		2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		USD		USD
Outstanding at beginning of year	187,187	17.55	161,815	15.48
Changes during the year:
Granted	234,267	10.34	26,991	30.32
Forfeited and expired	(20,588)	36.33	(729)	54.16
Exercised	—	—	(890)	0.003
Outstanding at the end of year	400,866	11.98	187,187	17.55
Exercisable at the end of the year	151,749	12.63	126,603	11.32

Note 8 — Fair value measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of December 31, 2025
	Level 1	Level 2	Level 3	Total
	USD in thousands
Liabilities:
Convertible instruments	—	—	6,504	6,504
	Balance as of December 31, 2024
	Level 1	Level 2	Level 3	Total
	USD in thousands
Liabilities:
Convertible instruments	—	—	3,491	3,491

As of December 31, 2025 the SAFE were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario in which the total consideration will be distributed in accordance with the SAFE terms to the SAFE investors and the other shareholders. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value and discounted the equity value by the Company’s WACC of 28%.

For the M&A scenario, the Company estimates the Fair Value of the SAFE and the ordinary shares using the Income Approach, specifically the discounted cash flow (“DCF”) model, which reflects the present value of the expected future cash flows. The projected cash flows are derived from the Company’s long-term financial projections, including, inter alia, the planned market penetration and the prevalence rates in the population, pricing assumptions, operating cost structure, and regulatory approval milestones which are based on market research and industry benchmarks.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 8 — Fair value measurements (cont.)

The DCF model incorporates a discount rate (WACC) of 28% for 2025, in addition to considering the success probabilities of drug candidates at this stage of development.

As of December 31, 2024 the Company estimates the Fair Value of the SAFE and the ordinary shares using the Income Approach, specifically the discounted cash flow (“DCF”) model, which reflects the present value of the expected future cash flows. The projected cash flows are derived from the Company’s long-term financial projections, including, inter alia, the planned market penetration and the prevalence rates in the population, pricing assumptions, operating cost structure, and regulatory approval milestones which are based on market research and industry benchmarks.

The DCF model incorporates a discount rate (WACC) of 31.0% for 2024, in addition to considering the success probabilities of drug candidates at this stage of development.

The following table presents the changes in fair value of the level 3 liabilities for the years ended December 31, 2025 and 2024:

USD in thousands
Liabilities:
Outstanding at December 31, 2023	2,718
Initial recognition of financial instruments	2,200
Conversion of financial instruments into ordinary shares	(1,491)
Changes in fair value	64
Outstanding at December 31, 2024	3,491

Initial recognition of financial instruments	2,100
Conversion of financial instruments into ordinary shares	(1,550)
Changes in fair value	2,463
Outstanding at December 31, 2025	6,504

Note 9 — Research and development expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Development expenses	411	864
Salary and employee benefits	529	573
Share based compensation	990	508
Other expenses	80	89
	2,010	2,034

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 10 — General and administration expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Professional services	144	90
Salary and employee benefits	82	78
Share based compensation	304	95
Other expenses	14	101
	544	364

Note 11 — Financial expenses (income), net

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Bank commissions and fees	2	3
SAFE revaluation expenses, see note 8	2,463	64
Currency exchange differences	51	(9)
	2,516	58

Note 12 — Taxes on Income

A.     General

Israeli tax rate:

The corporate tax rate in Israel relevant to the Company in 2024 and 2025 — 23%.

B.     Tax assessments

The Company has not received a final tax assessment since incorporation.

C.     Losses for tax purposes carried forward to future years

As of December 31, 2025, the Company had approximately $20.8 million (approximately $15.8 million as of December 31, 2024) of net operating loss carryforwards which are available to reduce future taxable income with no limitation on the period of use. Those losses can be carried forward and offset against future taxable income without a time limit.

D.     Deferred taxes

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on these factors, the Company recorded a full valuation allowance on December 31, 2025 and 2024. Accordingly, a full valuation allowance has been recorded against the deferred assets.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 12 — Taxes on Income (cont.)

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands
Deferred tax assets:
Net operating loss carryforward	4,773	3,705
Research and development expenses	286	438
Accruals	134	96
Total deferred tax assets	5,193	4,239
Valuation Allowance	(5,193)	(4,239)
Deferred tax asset, net of allowance	0	0

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized.

The Company established a valuation allowance at December 31, 2025 and 2024 for all deferred tax assets not supported by reversing taxable temporary differences due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the years ended December 31, 2025 and 2024 was an increase of approximately $954 thousand and $402 thousand, respectively.

E.     Accounting for uncertainty in income taxes

For the years ended December 31, 2025, and 2024, the Company did not have any significant unrecognized tax benefits. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

F.      Reconciliation of theoretical income tax expense to actual income tax expense

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Loss before income taxes	(5,070)	(2,456)
Statutory tax rate	23%	23%
Theoretical tax benefit	(1,166)	(565)
Non-deductible expenses	811	139
Change in valuation allowance	954	402
Remeasurement of deferred taxes due to currency exchange	(607)	—
Other differences	8	24
Actual income tax expense	—	—

Note 13 — Related Party Transactions

In April 2022 the Company received a non-interest-bearing shareholder loan of EURO 100 thousand from the Company’s CEO and founding shareholder. The loan totaled $117 thousand and $104 thousand for the years ended December 31, 2025, and 2024, respectively. The loan is due upon demand.

Tarsier Pharma Ltd.
Notes to the Financial Statements

Note 14 — Net Loss Per Share Attributable to Ordinary Shareholders

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31, 2025	Year ended December 31, 2024
	In USD thousands, except share and per share data
Numerator:
Net loss	5,070	2,456
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	2,247,282	2,205,732
Net loss per share attributable to ordinary shareholders, basic and diluted	2.26	1.11

The potential number of weighted-average ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Outstanding share options	400,866	187,187
Total(*)	400,866	187,187

____________

(*)      Not including potential number of Ordinary Shares from SAFE. The outstanding balance of the SAFE as of December 31, 2025, and 2024 was $6,504 thousand and $3,491 thousand, respectfully. As mentioned in Note 6, the SAFE is convertible to a variable number of shares, based on future events.

Note 15 — Segments and Entity-Wide Information

The Company has one reporting segment as described in Note 2P above. The Company’s chief operating decision maker (“CODM”) is its chief executive officer. The CODM is regularly provided only with the total expenses noted on the face of the income statement and in notes 9-11 and depreciation expenses and stock-based compensation expenses which appear in the statement of cash flows. The CODM also uses net loss in competitive analysis by benchmarking to the Company’s competitors. The competitive analysis along with monitoring of budget versus actual results are used in assessing performance of the segment and in establishing management’s compensation. The measurement of segment assets is reported on the balance sheet as total assets.

5,555,555 Ordinary Shares

__________________________

PRELIMINARY PROSPECTUS

__________________________

Konik Capital Partners
a division of T.R. Winston & Co.

            , 2026

Through and including            , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law, 5759-1999 (the “Companies Law”), and the Israeli Securities Law, 5728-1968 (the “Securities Law”), provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•        a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

•        reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

•        reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court,: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

•        expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

•        to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

•        in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We will enter into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company during the last three years, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of these securities.

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $2,200,000 to certain accredited investors. Of these 2024 SAFEs, $300,000 were issued SAFEs on the same terms as the 2022 SAFEs (the “2024 Parity SAFEs”), all of which were converted between January 22, 2026 and February 2, 2026 into an aggregate of 100,020 ordinary shares to holders of such 2024 Parity SAFEs, upon their maturity based on the Maturity Conversion Terms (which are identical to those included in the 2022 SAFEs). We refer to these as the “2024 Parity SAFEs.”

During November 2025 the investor of the remaining $1,900,000 of SAFEs issued in 2024 (the “2024 SAFEs”) opted to utilize the ‘Most Favored Nation’ clause included in the 2024 SAFEs, such that the 2024 SAFEs were amended and restated into the form of the November 2025 SAFE (see details below). We refer to these as the “Amended 2024 SAFEs.”

In 2025, the Company completed two financing rounds in May 2025 and November and December 2025 by issuing SAFEs in an aggregate amount of $2,100,000 to certain accredited investors (collectively, the “2025 SAFEs”).

In May 2025 the Company issued one SAFE in the amount of $100,000, which entitles its holder, in the case of an equity financing prior to its termination (or the termination of the November 2025 SAFEs referred to below), to conversion based on the price per share of the shares sold in the equity financing multiplied by 80%. We refer to this SAFE as the “May 2025 SAFE.” The sale of this SAFE also included, in the event of the occurrence of an equity financing, a warrant equal to one hundred percent (100%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the May 2025 SAFE, and with a term of two years from such equity financing. We refer to this warrant as the “May 2025 SAFE Warrant.” The May 2025 SAFE Warrant is issued upon and subject to the occurrence of an “equity financing” and its term is calculated beginning from the occurrence of such equity financing and for two years thereafter. The term “equity financing” in this SAFE includes our initial public offering, which is the offering contemplated by this prospectus.

In November and December 2025, the Company issued SAFEs in the amount of $2,000,000 which entitled their holders, in the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE based on the lower of: (1) the price per share of the shares sold in the equity financing multiplied by 75% or (ii) a price per share reflecting a Company’s pre money valuation of $115,000,000 on a fully diluted basis. We refer to these as the “November 2025 SAFEs.” Prior to the date of our audit report for the fiscal year ended December 31, 2024, which audit report was dated December 21, 2025 and included elsewhere in this prospectus, the amount of November 2025 SAFEs consisted of $1,850,000. Subsequent to December 21, 2025 being such date of our audit report for the fiscal year end 2024, an additional $150,000 in November 2025 SAFEs were subscribed for by an investor on December 22, 2025, and which we refer to as the “Subsequent December 2025 SAFEs” (and which are included in the aggregate principal amount of $2,000,000 of our November 2025 SAFEs referred to in this prospectus).

Additionally, the sale of the November 2025 SAFEs included, in the event of occurrence of an equity financing, a warrant for each such SAFE equal to two hundred percent (200%) of the holder’s SAFE purchase amount and exercisable at the conversion price of the November 2025 SAFEs, and with a term of three years from the date of such equity financing. We refer to these warrants as the “November 2025 SAFEs Warrants.” Each of the November 2025 SAFEs Warrants is issued upon and subject to the occurrence of an “equity financing” (as defined in such SAFEs) and its term is calculated beginning from the occurrence of such equity financing and for three years thereafter. The term “equity financing” in these November 2025 SAFEs includes our initial public offering, which is the offering contemplated by this prospectus.

In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of 927,449 ordinary shares relating to the exercise of the Amended 2024 SAFEs, May 2025 SAFE and November 2025 SAFEs to the holders of such SAFEs.

As referenced above during the last three years, since January 2023, we have granted to our directors, officers, consultants and employees under our Global Share Incentive Plan (2018) (the “2018 Incentive Plan”) options exercisable for an aggregate of 2,865,550 of our ordinary shares, and these options have a weighted average exercise price of $1.45 per share, and the Company issued 8,900 ordinary shares upon exercise of options under its 2018 Incentive Plan.

The foregoing information gives effect to the contemplated share split of 1 to 10 referenced in the prospectus.

Item 8. Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1*	Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
4.2*	Form of Underwriter Warrant
4.3*	Form of 2022 SAFE Agreement
4.4*	Form of 2024 SAFE Agreement
4.5*	Form of May 2025 SAFE Agreement
4.6*	Form of November 2025 SAFE Agreement
4.7*	Form of May 2025 SAFE Warrant
4.8*	Form of November 2025 SAFE Warrant
5.1*	Opinion of Pearl Cohen Zedek Latzer Baratz regarding the validity of the Ordinary Shares being registered
5.2*	Opinion of Ellenoff Grossman and Schole LLP
10.1*#	Tarsier Pharma Global Share Incentive Plan (2018) and Amendment No.1 thereto
10.2*#	Tarsier Pharma Global Share Incentive Plan (2026)
10.3*#	Employment Agreement between the Registrant and Daphne Haim-Langford, Ph.D.
10.4*#	Employment Agreement between the Registrant and Zohar Milman, M.Sc.
10.5*#	Amended and Restated Consulting Agreement, dated June 1, 2026, between the Registrant and Ron Neumann, M.D.
10.6*#	Services Agreement, dated January 1, 2026, between the Registrant and Natig for services of Arie Ganot
10.7*	Offer Letter between the Registrant and Sascha Bucher

Exhibit No.	Description of document
10.8*	Offer Letter between the Registrant and Susan Benton
10.9*	Board Member Agreement between the Registrant and Richard Eiswirth
10.10*+	License Agreement, entered into on January 27, 2016
10.11*	Declaration of Receipt of Loan
10.12*#	Form of Indemnification Agreement between the Registrant and its directors and executive officers
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Somekh Chaikin, a Member Firm of KPMG International
23.2*	Consent of Pearl Cohen Zedek Latzer Baratz (included in Exhibit 5.1)
23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Insider Trading Policy of the Registrant
99.5*	Clawback Policy of the Registrant
99.6*	Consent of Richard Eiswirth as director nominee
107*	Filing Fee Table

____________

*        Previously filed.

**      Filed herewith.

+        Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the SEC upon its request.

#        Indicates a management contract or other compensatory plan or arrangement.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

•        To provide the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

•        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Zichron Yaacov, Israel, on July 16, 2026.

Tarsier Pharma Ltd.
By:	/s/ Daphne Haim-Langford
Name:	Daphne Haim-Langford
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date
/s/ Daphne Haim-Langford	Chief Executive Officer and Director	July 16, 2026
Daphne Haim-Langford	(Principal Executive Officer)
/s/ Arie Ganot	Chief Financial Officer	July 16, 2026
Arie Ganot	(Principal Financial and Accounting Officer)
*	Director	July 16, 2026
Susan Benton
*	Director	July 16, 2026
Sascha Bucher
*	Director	July 16, 2026
Atul Raut
*By:	/s/ Daphne Haim-Langford	July 16, 2026
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Tarsier Pharma Ltd. has signed this registration statement on July 16, 2026.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director